Exhibit 99.1

ASSET PURCHASE AGREEMENT

among

MEADWESTVACO SOUTH CAROLINA LLC,

MEADWESTVACO CORPORATION,

KAPSTONE PAPER AND PACKAGING CORPORATION

and

OAK ACQUISITION LLC

Dated April 4, 2008

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE OF ASSETS		1

1.1	Purchased Assets	1
1.2	Limitations on Assignability	4
1.3	Excluded Assets	5
1.4	Casualty Loss	7

ARTICLE II LIABILITIES		7

2.1	Assumed Liabilities	7
2.2	Excluded Liabilities	8
2.3	Intercompany Liabilities	8
2.4	No Expansion of Third Party Rights	8

ARTICLE III PURCHASE PRICE		8

3.1	Purchase Price	8
3.2	Pre-Closing Purchase Price Adjustments	8
3.3	Preparation of Closing Date Statement	9
3.4	Post-Closing Purchase Price Adjustments	11
3.5	Transfer Taxes	12

ARTICLE IV CLOSING		12

4.1	The Closing	12
4.2	Sellers’ Deliveries	12
4.3	Parent’s and Purchaser’s Deliveries	16

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE SELLERS		17

5.1	Corporate Organization and Authority	17
5.2	Authority Relative to Agreement	17
5.3	Absence of Conflicts	18
5.4	Cogen JV	18
5.5	Consents	20
5.6	Financial Statements	20
5.7	Undisclosed Liabilities	22
5.8	Absence of Certain Changes or Events	22
5.9	Compliance with Laws	25
5.10	Taxes	26
5.11	Title to Assets; Condition	27
5.12	Real Property	28
5.13	Accounts Receivable	29
5.14	Equipment	29
5.15	Personal Property Leases	30
5.16	Inventory	30

5.17	Insurance	30
5.18	Product Liability; Product Warranty	30
5.19	Intellectual Property	31
5.20	Licenses	33
5.21	Brokers	34
5.22	Contracts and Commitments	34
5.23	Litigation	36
5.24	Transactions with Related Parties	36
5.25	Employee Plans	37
5.26	Labor and Employee Matters	38
5.27	Customers, Suppliers and Distributors	40
5.28	Import/Export Activities	40
5.29	Power Generating Facilities	40

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER		41

6.1	Corporate Organization; Authority	41
6.2	Absence of Conflicts	41
6.3	Consents	42
6.4	Brokers	42
6.5	Litigation	42
6.6	Financing	42
6.7	No Inducement or Reliance; Independent Assessment	43

ARTICLE VII COVENANTS		43

7.1	Conduct of the Business Prior to the Closing Date	43
7.2	Public Announcements	46
7.3	Release of Liens	46
7.4	Bulk Sales Compliance	46
7.5	Employees	46
7.6	Access to Information	51
7.7	All Reasonable Efforts	52
7.8	Consents and Approvals	52
7.9	Supplements to Schedules	54
7.10	Specific Performance	54
7.11	Financial Statements	54
7.12	Computer Software	56
7.13	Cross-License of Certain Intellectual Property	57
7.14	Compliance with Environmental Transfer Statutes	57
7.15	Financing	57
7.16	Guarantees; Letters of Credit	58
7.17	Title Commitments; Express Maps; Title Review	58
7.18	Required Actions	58
7.19	Capital Expenditures	58
7.20	Taxes	59

7.21	Cogen Buyout	59
7.22	FILOT Arrangements	60
7.23	Transition Services Setup Charge	61
7.24	Retained Park Property	61
7.25	Fire Loss	61
7.26	Transfer of Retained EDS Interest	62

ARTICLE VIII RESTRICTIVE COVENANTS		62

8.1	Restrictions	62
8.2	Non-Competition	62
8.3	Solicitation of Employees	66
8.4	Confidential Information	67
8.5	Scope	68
8.6	Remedies	68

ARTICLE IX INDEMNIFICATION		68

9.1	Survival of Representations, Warranties and Covenants	68
9.2	Sellers’ Indemnification	70
9.3	Parent’s and Purchaser’s Indemnification	71
9.4	Indemnification Procedure for Third Party Claims Against Indemnified Parties	71
9.5	Nature of Other Liabilities	73
9.6	Basket; Cap; Other Limitations	73
9.7	Procedures and Rights Relating to Indemnification for Environmental Liabilities	74
9.8	Treatment of Indemnification Payments	78
9.9	Exclusive Remedy	78
9.10	Arbitration Procedure	79
9.11	Warranties in Deeds	80

ARTICLE X CONDITIONS TO CLOSING		81

10.1	Conditions to Obligations of Parent and Purchaser	81
10.2	Conditions to Obligations of Sellers	82

ARTICLE XI POST-CLOSING OBLIGATIONS		83

11.1	Use of Purchased Intellectual Property	83
11.2	After-Acquired Assets	83
11.3	Further Assurances	84
11.4	Certain Tax Matters Relating to Cogen JV	84
11.5	Retention of and Access to Records	84
11.6	Litigation Support	84
11.7	Use of Seller’s Name	85
11.8	License and Sales Agreement	85

ARTICLE XII TERMINATION AND ABANDONMENT		86

12.1	Methods of Termination	86
12.2	Procedure Upon Termination	87

ARTICLE XIII MISCELLANEOUS PROVISIONS		87

13.1	Successors and Assigns	87
13.2	Expenses	88
13.3	Title; Risk of Loss	88
13.4	Notices	88
13.5	Entire Agreement	89
13.6	Waivers and Amendments	89
13.7	Severability	90
13.8	Headings	90
13.9	Counterparts; Terms	90
13.10	Governing Law	90
13.11	Documentation	90
13.12	Waivers of Trial by Jury	90

Exhibits

A                                      Defined Terms

B                                        Transfer Documents

C                                        Opinion of Counsel for Sellers

D                                       Reciprocal Plant Operating Agreement

E                                         Fiber Supply Agreement

F                                         St. George Maintenance Shop Lease

G                                        Software Cross-License Agreement

H                                       CTO Lease

I                                            Transition Services Agreements

J                                           Supply Agreement

K                                       Intellectual Property Cross-License Agreement

L                                         Reciprocal Easement Agreement

M                                    Andrews Lease Amendments

N                                       Amendment to Summerville Office Building Lease

O                                       Opinion of Counsel for Purchaser and Parent

P                                         Assumption Agreement

Q                                       Badham Lease

R                                        Lease for Tank 22

S                                         Acknowledgements and Assignments

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated April 4, 2008 (including the Exhibits and Schedules hereto and as it may be amended from time to time in accordance with its terms, this “Agreement”), is made among Kapstone Paper and Packaging Corporation, a Delaware corporation (“Parent”), Oak Acquisition LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Purchaser”), MeadWestvaco Corporation, a Delaware corporation (“MW”), and MeadWestvaco South Carolina LLC, a Delaware limited liability company and a wholly-owned subsidiary of MW (“SC”).

R E C I T A L S

A.            SC is engaged in the manufacture and distribution of unbleached saturating kraft, unbleached uncoated kraft folding carton board and unbleached kraft linerboard and the operation of a sawmill/chipmill and four other chipmills.

B.            MW owns certain Intellectual Property and other assets used in the operation of the Business.

C.            The Sellers desire to sell to Purchaser, and Purchaser desires to purchase from the Sellers, all of the Purchased Assets, and assume certain specified liabilities of the Sellers, all on the terms and subject to the conditions hereinafter set forth.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound, hereby agree as follows.  Capitalized terms used herein have the definitions referred to, or set forth in, Exhibit A hereto.

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1           Purchased Assets.  At the Closing and in reliance upon the representations, warranties and agreements and subject to the conditions set forth in this Agreement, the Sellers shall, and shall cause their Affiliate MeadWestvaco Forestry LLC (“Forestry”) (with respect to parcels of Owned Real Property owned by such Affiliate) to, sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from the Sellers for the purchase price set forth in Article III hereof all of the assets and properties of every kind and nature, real and personal, tangible and intangible, wherever situated, which are owned by any of the Sellers or in which any of the Sellers has any right, title or interest as of the Closing Date and that are Related to the Business, except for the Excluded Assets (all of the assets, properties, rights and interests being acquired hereby are collectively called the “Purchased Assets”), including, without limitation:

(a)           Owned and Leased Real Property.  (i) the real property described on Schedule 5.12(a)(i) (which includes, without limitation, SC’s North Charleston, South Carolina Learning Center and the office building at 309 North Maple Street,

Summerville, South Carolina (across the street from the Business’ Summerville sawmill complex)), and the Transferred Specialty Chemicals Property described on Schedule 1.3(i), together in each case with the buildings, structures, improvements and fixtures located thereon (other than the CTO Plant) (collectively, the “Owned Real Property”); and (ii) all rights as lessee or sublessee with respect to the real property leases to which Seller is a party listed on Schedule 5.12(b);

(b)           Accounts Receivable.  All accounts, notes, and other receivables, billed and unbilled, and all negotiable instruments, or other instruments and chattel paper, in each case, Related to the Business (“Accounts Receivable”), other than Accounts Receivable owed by Sellers or any of their Affiliates other than Cogen JV (which Accounts Receivable (other than Accounts Receivable from Cogen JV) shall be paid or otherwise discharged prior to Closing as contemplated herein);

(c)           Equipment.  All machinery, equipment, spare parts, tools, patterns, molds, jigs, dies, motor vehicles, rolling stock, Computer Hardware, furniture, office equipment, improvements, and other tangible personal property (other than Inventory) Related to the Business and all fixtures Related to the Business (collectively, the “Equipment”) including, without limitation:  (i) the assets listed on Schedule 1.1(c)(i), (ii) the conduits, piping and related improvements set forth on Schedule 1.1(c)(ii) under the caption “Mill Ownership”, (iii) a 94% undivided interest as a tenant in common in the Electrical Distribution System, and (iv) all Equipment located at offsite locations;

(d)           Inventory.  All inventory (including, without limitation, raw materials, “stores” and supplies, spare parts, work-in-process, finished goods, consigned goods and packing supplies, wherever located, including all such inventory located at distribution centers, consignees, customers and other offsite locations) Related to the Business (collectively, the “Inventory”);

(e)           Records.  All books and records, customer files, customer lists and records, vendor files, vendor lists and records, cost files and records, credit information, distribution records, human resources records (including, without limitation, Sellers’ records relating to unemployment experience with respect to the Business), business records, financial and accounting records, personnel, worker’s compensation and other records pertaining to the Affected Employees (excluding books and records with respect to MW’s equity and deferred compensation plans and subject to Sellers’ right to keep copies as provided in Section 1.3(d)(ii)), plans, studies, surveys, reports, correspondence, sales and promotional literature and materials, advertising and advertising copy, tangible media incorporating or describing Purchased Intellectual Property, and other similar materials, all information and data, whether printed or in electronic form, microfilm, microfiche, computer and other records, and all similar data, documents and items, in each case Related to the Business, wherever located, to the extent transfer is permitted by applicable Rules (collectively, the “Books and Records”) and copies of Books and Records, the transfer of which is not permitted by applicable Rules (to the extent such copies are permitted pursuant to applicable Rules);

(f)            Intellectual Property.  (i) The Patents, Trademarks, Trade Names and registered copyrights listed on Schedule 1.1(f), (ii) all Know-how, proprietary rights in trade dress and packaging, shop rights, mask works, unregistered copyrights, copyright applications, inventions, Trade Secrets, rights with respect to Purchased Seller Software and other unregistered intellectual property rights, in each case Related to the Business (including, without limitation, the unregistered Intellectual Property listed on Schedule 1.1(f) hereto) and (iii) in each case including, without limitation, the right to recover for any past infringement and all licenses and sublicenses granted or obtained with respect thereto (collectively, the “Purchased Intellectual Property”);

(g)           Computer Software.  All Computer Software owned by any Seller and Related to the Business (the “Purchased Seller Software”), including, without limitation, the Computer Software listed on Schedule 1.1(g);

(h)           Licenses.  All rights and benefits under licenses, permits, quotas, authorizations, consents, orders, franchises, filings or registrations, variances, exceptions, security clearances and other approvals from any Governmental Authority or from any private party Related to the Business, to the extent assignable (including, without limitation, all 2007 NOx credits, 2008 NOx credits and all awarded, carry-over, banked and future NOx credits relating to the facilities on the Real Property, other than such NOx credits that are owned by Cogen JV, which credits shall continue to constitute assets of Cogen JV after the Closing), but excluding any rights with respect to Intellectual Property or software (collectively, the “Licenses”);

(i)            Claims.  All claims, causes of action, choses in action, rights of recovery (including with respect to accounts receivable that have been previously written off), rights of set-off and other rights of every nature and description (including, without limitation, all rights arising under warranties, representations, indemnities, and guarantees made to any Seller and all rights, regardless of whether asserted, under investigation or otherwise), and all benefits arising therefrom, in each case Related to the Business, including, without limitation, all rights of the Sellers to make claims against the South Carolina Second Injury Fund with respect to workers compensation liabilities included in the Assumed Liabilities (such rights, the “South Carolina Injury Fund Claims”);

(j)            Telephone Numbers and Web Sites.  All telephone numbers and white- and yellow-page listings, internet domain names, e-mail addresses and websites Related to the Business;

(k)           Prepaid Expenses.  All deposits, advance payments, prepaid items and expenses, deferred charges, rights of offset and credits and claims for refunds Related to the Business and reflected in the Final Closing Date Statement, other than prepaid expenses for insurance or other Excluded Assets;

(l)            Assumed Contracts.  (A) All rights and benefits under each Shared Contract (whether or not Related to the Business) to the extent provided in Section

7.8 and (B) rights and benefits under each other Contract to which any Seller is a party or is otherwise bound which is Related to the Business including, without limitation, those Contracts Related to the Business described in the following categories:  (i) Contracts for the purchase, or the sale, supply or provision, of merchandise, steam, transportation, materials, energy, timber, supplies or services; (ii) Contracts for the purchase or lease of equipment or Computer Hardware; (iii) Contracts relating to franchise, distributorship or sales agency arrangements; (iv) personal property leases; (v) licenses of the Purchased Third Party Software; (vi) licenses of Intellectual Property; (vii) the Real Property Leases, (viii) the collective bargaining agreements Related to the Business (but solely with respect to Affected Employees); (ix) open purchase and sales orders; and (x) agreements with Cogen JV, but in each of the foregoing cases, excluding the Excluded Contracts (collectively, the “Assumed Contracts”);

(m)          Cogen JV.  Seller’s 50% membership interest in Cogen JV (“Seller’s Cogen JV Equity Interest”), the Cogen Junior Notes, the Additional Cogen JV Equity Interest and the Cogen Senior Notes;

(n)           Rebate.  All supplier rebates Related to the Business (other than the certain supplier rebate from Motion Industries), including the rebate payable to MW with respect to periods prior to the Closing under the Refund Contract effective November 1, 2005 between MW and CSX Transportation, Inc. with respect to coal shipments to MW’s Covington, Virginia mill (the “Supplier Rebates”); and

(o)           Other Assets.  Such other assets as are contemplated by Section 7.22.

1.2           Limitations on Assignability.  Notwithstanding anything in this Agreement to the contrary, to the extent that any of the Purchased Assets are not assignable without the consent of a third party, neither this Agreement, nor any of the instruments or documents executed and delivered in connection herewith or contemplated hereby, shall constitute an assignment or assumption thereof, or attempted assignment or attempted assumption thereof, if such assignment or attempted assignment, or assumption or attempted assumption, would constitute a breach thereof.  If, prior to the Closing, the Sellers have not obtained a consent or approval necessary for the assignment and assumption of any of the Purchased Assets (the “Nonassignable Assets”), the Sellers shall cooperate in any commercially reasonable arrangement requested by Parent or Purchaser to provide to Purchaser the benefits of the Nonassignable Assets.  As of and from the Closing Date, Sellers authorize Parent and Purchaser, to the extent permitted by applicable Rules and the terms of the Nonassignable Assets, to perform all the obligations and receive all the benefits of Sellers under the Nonassignable Assets.  Nothing contained in this Section 1.2 shall require Purchaser:  (i) to enter into, or to accept as a substitute for performance by the Sellers hereunder, any such arrangement that would impose any additional cost, expense or other Liability on Parent or Purchaser, or that would deprive Parent or Purchaser of any benefits contemplated by this Agreement or any such Nonassignable Asset; or (ii) to close the transactions contemplated hereby in the event the failure to obtain a consent or approval necessary for the assignment and assumption of any of the Purchased Assets would constitute a failure to satisfy any of the conditions to the Closing contained in Section 10.1.

1.3           Excluded Assets.  The Excluded Assets shall consist solely of the following:

(a)           Cash.  The consideration delivered by Purchaser to Sellers pursuant to this Agreement and all cash, cash equivalents, bank deposits, investment accounts, lockboxes, certificates of deposit, marketable securities and other similar cash items of Sellers, but excluding the Cogen Cash;

(b)           Corporate Records.  Any corporate franchises, certificates of incorporation (or other similar organizational documents), corporate seals, minute books, capital stock, equity interests and other corporate records of any Seller and any books, records and other materials any Seller or any of its Subsidiaries is required to retain under any Rule subject to Purchaser’s right to obtain copies thereof to the extent provided in Section 1.1(e) hereof;

(c)           Insurance.  All insurance policies and binders and all claims, refunds and credits from insurance policies or binders due or to become due with respect to such policies or binders and all prepaid expenses related thereto;

(d)           Plan Assets.  (i) All Seller Employee Benefit Plans and all trusts, trust assets, trust accounts, reserves and insurance policies relating to or funding Seller Employee Benefit Plans, and (ii) copies of any data or records required to administer the benefits of Affected Employees under any Seller Employee Benefit Plan;

(e)           Tax Credits and Tax Returns.  All Tax credits and refunds pertaining to Taxes which constitute Excluded Liabilities hereunder and all Tax Returns and associated workpapers; provided that Purchaser shall have the right to obtain copies of any such Tax Returns and workpapers relating to the specific Taxes for the respective year and amount which constitute Assumed Liabilities hereunder.

(f)            Intellectual Property Assets and Software.  Subject to Section 11.7, all of Sellers’ right, title and interest in:  (i) the “Mead,” “Westvaco” and “MeadWestvaco” marks and any name, Trademark, trade dress, internet address, Trade Name, service mark or logo, or any derivation of any of the foregoing, together with all of the goodwill represented thereby, or pertaining thereto, (ii) the Intellectual Property which is listed on Schedule 1.3(f), and (iii) all other Intellectual Property not contained within the definition “Related to the Business” (all of the items referred to in clauses (i), (ii) and (iii) are referred to collectively as the “Excluded IP Assets”), and (iv) all Computer Software other than Purchased Seller Software (except to the extent Purchaser is acquiring the right to use such Computer Software pursuant to the Software Cross-License Agreement or an Assumed Contract);

(g)           Excluded Contracts.  Those Contracts listed on Schedule 1.3(g); the rights and benefits of Sellers and their Affiliates under the Shared Contracts, to the extent provided in Section 7.8; and any other Contract to which any Seller is a party other than the Assumed Contracts (the “Excluded Contracts”);

(h)           Claims Related to Excluded Assets.  All claims, defenses, causes of action, chooses in action, recoveries and judgments in favor of or for the benefit of any Seller to the extent relating to any Excluded Assets or Excluded Liabilities;

(i)            Assets Not Related to the Business.  All assets, business lines, properties, rights, contracts and claims of any Seller or its Subsidiaries not Related to the Business, including (a) all assets and facilities primarily related to or primarily used by any of the Sellers or its Subsidiaries (including SC) in the Chemicals Business, (b) the building, structure, improvements and fixtures comprising the crude tall oil plant (the “CTO Plant”) but excluding the real property thereunder described on Schedule 1.3(i) (the “Transferred Specialty Chemicals Property”), the use of which will be provided to MW and SC by Purchaser pursuant to the Additional Documents, (c) the conduits, piping and related improvements set forth on Schedule 1.1(c)(ii) under the caption “SCD Ownership”, and (d) a 6% undivided interest as a tenant in common in the Electrical Distribution System (the “Retained EDS Interest”);

(j)            Intercompany Receivables and Payables.  All intercompany receivables, payables, and loans involving any Seller and any of its Affiliates, other than Cogen JV;

(k)           Excluded Claims.  Sellers’ rights with respect to the Claims listed on Schedule 1.3(k);

(l)            Agreement Rights.  Sellers’ rights under this Agreement and the Additional Documents;

(m)          Computer Hardware.  The Computer Hardware listed on Schedule 1.3(m) (the “Excluded Computer Hardware”);

(n)           Lugoff Maintenance Shop.  That certain 3.822 acre parcel of land and related improvements thereon located in Kershaw County and having a primary site address of 1581 Highway 1, Lugoff, South Carolina;

(o)           St. George Maintenance Shop.  That certain 1.78 acre parcel of land in Dorchester County, South Carolina and having a primary site address of 107 Motel Drive, St. George, South Carolina; and

(p)           Retained Park Property.  That certain parcel of land of approximately 40 acres situated partially in North Charleston, Charleston County, South Carolina and partially in Hanahan, Berkeley County, South Carolina and located near the intersection of Remount Road and North Rhett Avenue as more fully described on Schedule 1.3(p) and used as a park (the “Retained Park Property”).

1.4           Casualty Loss.  If between the date of this Agreement and the Closing Date:  (i) any of the Purchased Assets is totally or partially damaged or destroyed as a result of an unexpected or unusual event, such as a fire, explosion, hurricane, tornado, flood or similar event (a “Casualty Loss”), and (ii) the Closing occurs, then Sellers at their expense shall:  (x) prior to Closing promptly commence rebuilding or restoring all such lost or damaged Purchased Assets that Sellers reasonably determine are necessary to operate the Business and shall complete such rebuilding or restoration as soon as practical, and (y) rebuild or restore all such other lost or damaged Purchased Assets as soon as practicable after the Closing, in all such cases to a state at least substantially the same as the state of such Purchased Asset immediately prior to the date of such loss or damage.  If Sellers are directed by Purchaser in writing to upgrade any lost or damaged Purchased Asset to a more expensive alternative, the Sellers shall rebuild or restore the lost or damaged Purchased Asset using such more expensive alternative and Purchaser shall pay the incremental costs of such more expensive alternative as such costs are incurred; provided, however, that if such additional costs for a more expensive alternative are incurred prior to the Closing and the Closing does not occur, Sellers shall be under no obligation to repay such amounts to Purchaser.  Notwithstanding the foregoing, however, no repair or restoration as contemplated by this Section 1.4 shall be made or required to the extent the Purchased Assets suffering the loss or damage are current assets included in the definition of Working Capital, and the amount of current assets included in the Final Closing Date Statement has been appropriately adjusted to give effect to such damage or loss.  Subject to the foregoing, Sellers shall control the rebuilding and restoration of the Purchased Asset suffering the loss or damage, in consultation with Purchaser, and shall have the sole right and authority to provide notices and claims to its insurance carrier and otherwise to communicate and negotiate with such carrier, and neither Purchaser nor Parent shall have any right to any proceeds of any insurance of Sellers.

ARTICLE II

LIABILITIES

2.1           Assumed Liabilities.  At the Closing and subject to the terms and conditions set forth herein, Purchaser shall deliver to Sellers the Assumption Agreement whereby Purchaser will solely and exclusively undertake, assume and agree to perform, pay, become liable for and discharge when due the Assumed Liabilities.  The “Assumed Liabilities” shall consist solely of the liabilities and obligations of the Sellers listed on Schedule 2.1 as and to the extent they do not otherwise constitute Excluded Liabilities pursuant to subsections (a) - (l), inclusive, of Schedule 2.2.  Notwithstanding anything in this Agreement to the contrary, however, Purchaser shall not assume or have any responsibility with respect to any obligation, commitment or Liability of any Seller or its Affiliates other than the Assumed Liabilities, including, without limitation, the Excluded Liabilities.  For the avoidance of doubt, Purchaser is not assuming any Liabilities of Cogen JV pursuant to this Section 2.1 (all of which shall remain the liability of Cogen JV in accordance with their terms).

2.2           Excluded Liabilities.  The “Excluded Liabilities” shall include all obligations, commitments, and Liabilities of any Seller and its Affiliates other than Cogen JV (whether asserted before, on or after the Closing) other than the Assumed Liabilities, including without limitation the Liabilities listed on Schedule 2.2.

2.3           Intercompany Liabilities.  At (and effective immediately prior to) the Closing, Sellers will cause the Business to cancel, settle or otherwise pay all of its Liabilities and obligations to Sellers and their Affiliates (other than Cogen JV) relating to periods prior to the Closing, and Purchaser shall not have any responsibility for those Liabilities.  At (and effective immediately prior to) the Closing, Sellers and their Affiliates (other than Cogen JV) shall cancel, settle or pay all accounts payable and all other amounts owed by any of them to the Business as of the Closing Date, and such amounts shall not constitute Purchased Assets hereunder.  Notwithstanding the foregoing, the Assumed Contracts of Sellers with Cogen JV and the Real Property Leases with Affiliates of Sellers shall remain in full force and effect, and Purchaser shall assume the obligations of Sellers under such Assumed Contracts and Real Property Leases to the extent provided in subsection (c) of Schedule 2.1.

2.4           No Expansion of Third Party Rights.  The assumption by Purchaser of the Assumed Liabilities shall in no way expand the rights or remedies of any third party against Purchaser, Parent, Sellers or any Affiliate of any of them as compared to the rights and remedies which such third party would have had against the Sellers had Purchaser not assumed such obligations (other than the right to enforce any Assumed Liabilities directly against Purchaser as a result of the assumption of the Assumed Liabilities by Purchaser).  Nothing in this Agreement shall, or shall be construed to, prejudice the right of Purchaser to contest, with respect to a third party, any claim or demand of such third party with respect to any Assumed Liability assumed by Purchaser pursuant to this Agreement, and Purchaser, as contemplated by Section 1.1(i), shall have all rights which Purchaser and/or Sellers may have or have had to defend or contest any such claim or demand.

ARTICLE III

PURCHASE PRICE

3.1           Purchase Price.  Subject to the terms and conditions of this Agreement, in consideration of the sale, conveyance, assignment, transfer and delivery of the Purchased Assets and the Business, Parent shall cause Purchaser to deliver or cause to be delivered at the Closing payment by wire transfer to such bank account or bank accounts as shall be specified by Sellers, in immediately available funds, of an aggregate of the sum of (i) $478,500,000, plus (ii) the Option Price (collectively, the “Target Closing Payment”), which amount shall be adjusted pursuant to Section 3.2(b) (as so adjusted, the “Closing Payment”).  The Closing Payment, as further adjusted pursuant to Section 3.4 hereof, shall constitute the “Purchase Price.”

3.2           Pre-Closing Purchase Price Adjustments.

(a)           Sellers shall, not later than two (2) business days prior to the Closing Date, deliver to Parent a certificate, signed by an officer of Sellers, setting forth Sellers’ good faith estimate of the Working Capital as of 11:59 p.m. on the Closing Date (“Estimated Pre-Closing Working Capital”), calculated in accordance with GAAP (except as provided in proviso (B) of Section 3.3(d) hereof), applied consistently with (x) the accounting policies specified on Schedule 3.2(a) (the “Specified Accounting Policies”), and (y) except for the incentive compensation accrual and the Fire Loss Adjustment, the calculation of the Target Working Capital set forth on Schedule 3.2(a).

(b)           On the Closing Date, the Target Closing Payment shall be adjusted by either adding the amount by which the Estimated Pre-Closing Working Capital is greater than the Target Working Capital or subtracting the amount by which the Estimated Pre-Closing Working Capital is less than the Target Working Capital.  The target working capital (the “Target Working Capital”) shall be $43,303,500 (A) plus an amount (the “Fire Loss Adjustment”) equal to $2,610,278 less the aggregate costs and expenses incurred through the Closing Date to repair the damage resulting from the Fire Loss pursuant to Section 7.25 which have either (a) been paid by Sellers prior to the Closing Date or (b) accrued, as of the Closing Date, as current liabilities in accordance with GAAP, applied consistently with the Specified Accounting Policies (the “Accrued Fire Expenses”) and (B) less the amount, if any, paid by MW pursuant to Section 9.6(a) of the Cogen LLC Agreement to purchase the Additional Cogen JV Equity Interest in excess of the Option Price (subject to a maximum of (i) $342,414 if the Closing occurs on or prior to May 31, 2008, (ii) $402,160 if the Closing occurs after May 31, 2008 and on or prior to June 30, 2008, (iii) $463,035 if the Closing occurs after June 30, 2008 and on or prior to July 31, 2008 and (iv) $525,060 if the Closing occurs after July 31, 2008 and on or prior to the Outside Date).

3.3           Preparation of Closing Date Statement.  An unaudited statement (the “Closing Date Statement”) of Working Capital as of 11:59 p.m. on the Closing Date shall be prepared by Sellers in the following manner:

(a)           Sellers and Parent shall jointly take a physical count of Inventory of the Business (other than stores and supplies) included in the definition of Purchased Assets in accordance with the procedures set forth in Schedule 3.3 (the “Inventory Count”), the cost of which shall be borne 50% by the Sellers and 50% by Purchaser.  The Inventory set forth on the Final Closing Date Statement shall take into account the results of the Inventory Count and shall consist of Inventory, net of reserves on the Final Closing Date Statement calculated in accordance with GAAP, applied consistently with the Specified Accounting Policies.  The Inventory Count shall be completed no more than five (5) calendar days before or after the Closing Date on such day or days as Parent and Sellers shall determine.  Within ninety  (90) days after the Closing Date, Sellers shall deliver to Parent the Closing Date Statement, fairly presenting the Working Capital as of 11:59 p.m. on the Closing Date, calculated in accordance with GAAP (except as provided in proviso (B) of Section 3.3(d) hereof), applied consistently with the Specified Accounting Policies.  The Closing Date Statement shall be accompanied by a report setting forth:  (i) the Working Capital as reflected in the Closing Date

Statement, (ii) the amount of cash held by or on behalf of Cogen JV as of the Closing Date (after giving effect to the Cogen Buyout) (the “Cogen Cash”), and (iii) the amount of any adjustment to be paid and by whom pursuant to Section 3.4 and the basis therefor.

(b)           Following the Closing, each of Parent and Sellers shall give the other Party and any independent auditors and authorized representatives of such other Party reasonable access during normal business hours to the properties, books, records and personnel of the Business with respect to periods on or prior to the Closing Date for purposes of preparing, reviewing and resolving any disputes concerning the Closing Date Statement.  If Parent disputes the Closing Date Statement, Parent shall give Sellers notice of the dispute within thirty (30) days after the Closing Date Statement has been delivered to Parent, with such notice setting forth in reasonable detail the basis for such dispute.  If Parent fails to notify Sellers of any such dispute within such 30-day period, the Closing Date Statement shall be deemed to be accepted.  In the event that Parent shall so notify Sellers of any such dispute, Parent and Sellers shall cooperate in good faith to resolve such dispute within thirty (30) days.

(c)           If Parent and Sellers are unable to resolve any such dispute within thirty (30) days after Parent’s delivery of such notice (the “Resolution Period”), then all amounts remaining in dispute shall be submitted promptly thereafter to Grant Thornton LLP (the “Independent Accounting Firm”).  Each Party shall execute, if requested by the Independent Accounting Firm, a reasonable engagement letter.  All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be paid equally by Parent and Sellers; provided, however, that if either Party prevails with respect to 75% or more of the total aggregate dollar amounts in dispute, the other Party shall bear the entire amount of the fees, expenses and costs of the Independent Accounting Firm.  The Independent Accounting Firm shall act as an arbitrator to determine, based solely on presentations made by Sellers, on the one hand, and by Parent or Purchaser, on the other hand, to the representatives of the Independent Accounting Firm, and not by independent review, only those items or issues still in dispute and shall be limited to those adjustments, if any, which are required to be made so that the Closing Date Statement complies with the standards set forth in this Section 3.3.  The Independent Accounting Firm’s determination shall be requested to be made within thirty (30) days after its engagement, shall be set forth in writing, and shall be final, binding and conclusive.  The Closing Date Statement, as agreed to or as modified by resolution of any disputes by Parent and Sellers or by the Independent Accounting Firm, shall be the “Final Closing Date Statement.”

(d)           The term “Working Capital” shall mean the current assets of the Business and Cogen JV (excluding (i) any “stores and supplies” Inventory consisting of, among other things, spare parts for property, plant and equipment and related items, (ii) the Supplier Rebates, (iii) the Cogen Cash, (iv) the current portion of the Cogen Junior Notes and the Cogen Senior Notes and (v) South Carolina Injury Fund Claims) that are included in the definition of Purchased

Assets, minus the current liabilities of the Business and Cogen JV (including the Accrued Fire Expenses contemplated by Section 3.2(b) hereof and the Assumed Health and Welfare Claims contemplated by Section 7.5(e) hereof but excluding the Customer Rebates and the FIN47 Obligations) that are included in the definition of Assumed Liabilities, in each case determined on a consolidated basis (with respect to the Business and Cogen JV) in accordance with GAAP, applied consistently with the Specified Accounting Policies and, except for the incentive compensation accrual and the Fire Loss Adjustment, the calculation of the Target Working Capital set forth on Schedule 3.2(a); provided, however, that (A) neither Excluded Assets nor Excluded Liabilities shall be included in the calculation of Working Capital, and (B) all accrued liabilities for worker’s compensation and incurred but not reported medical claims shall be excluded as current liabilities for the purposes of calculating Working Capital, whether or not such liabilities would otherwise have been classified as current liabilities in accordance with GAAP.

3.4           Post-Closing Purchase Price Adjustments.

(a)           No later than the tenth (10th) business day following the determination of the Final Closing Date Statement, either (i) Parent shall cause Purchaser to pay to the Sellers the amount (together with interest as described below) by which the Working Capital as set forth in the Final Closing Date Statement (plus the amount of the Cogen Cash) is greater than the (y) the Estimated Pre-Closing Working Capital, or (ii) Sellers shall pay to Purchaser the amount (together with interest as described below) by which the Working Capital as set forth in the Final Closing Date Statement (plus the amount of the Cogen Cash) is less than the Estimated Pre-Closing Working Capital, as the case may be.

(b)           Any amount to be paid by either Sellers or Purchaser pursuant to Section 3.4(a) shall bear simple interest at an annual rate of six percent (6%), accruing from the Closing Date to the date of payment.

(c)           Any amount to be paid by either Sellers or Purchaser pursuant to Section 3.4(a) shall be paid by wire transfer in immediately available funds to an account designated by the Party entitled to receive such payment.

(d)           Any amount to be paid by either Sellers or Purchaser pursuant to Section 3.4(a) shall be treated as an adjustment to the Purchase Price.

(e)           As promptly as possible, but in any event within 120 calendar days after the determination of the Final Closing Date Statement, Purchaser shall propose to Sellers an allocation of the Closing Payment, as adjusted pursuant to Section 3.4, plus any Assumed Liabilities that are required to be taken into account as amounts realized for federal income Tax purposes, among the Purchased Assets in accordance with Section 1060 of the Code and the applicable treasury regulations, which proposal shall be consistent with the preliminary allocation set forth on Schedule 3.4(e) (which preliminary allocation shall include the agreed upon value of the Owned Real Property and the Purchased Assets described in Section 1.1(m)).  Sellers shall have 60 calendar days to review the allocation proposed by Purchaser.  If Purchaser and Sellers agree in writing to an allocation (an “Agreed Upon Allocation”), the Agreed Upon Allocation shall be conclusive and final for all purposes, and Purchaser and Sellers each (i) shall be bound by the allocations determined pursuant to this paragraph for purposes of determining any Taxes, (ii) shall prepare and file all Tax Returns in a manner consistent with the Agreed Upon Allocation (unless prevented from doing so under applicable Rule or pursuant to a determination within the meaning of Section 1313 of the Code), and (iii) shall take no position inconsistent with the Agreed Upon Allocation in any Tax Return, any proceeding before any taxing authority or otherwise (and in the event that the Agreed Upon Allocation is disputed by any taxing authority, the Party receiving notice of such dispute shall promptly notify and consult with the other Parties concerning resolution of such dispute).  In the event that Purchaser and Seller fail to agree upon an allocation among the Purchased Assets, each Party may report the federal, state and local income and other Tax consequences of the transactions contemplated by this Agreement in such manner as such Party deems appropriate.

3.5           Transfer Taxes.  Purchaser shall pay 50%, and Sellers shall pay 50%, of all stamp and recording, transfer (including, without limitation, all real property transfer and conveyance Taxes and fees), documentary, sales, use, registration and other such similar Taxes and all settlement fees, and other fees, costs and expenses associated therewith (collectively, “Transfer Taxes”) incurred in connection with this Agreement and the transactions contemplated hereby regardless of the Person liable for such Taxes under applicable Rules.  Purchaser and Sellers shall cooperate in executing and filing any Tax Returns, affidavits and other documents relating to Transfer Taxes.

ARTICLE IV

CLOSING

4.1           The Closing.  Subject to Article XII, the closing of the transactions contemplated hereby (the “Closing”) shall take place at 10:00 A.M., local time, on the third business day following the day on which the last of the conditions set forth in Article X is fulfilled or waived (the “Closing Date”), at the offices of Sonnenschein Nath & Rosenthal LLP, 7800 Sears Tower, Chicago, Illinois 60606, or at such other time or place and on such other date as the Parties hereto shall agree in writing.  The Closing shall be deemed effective at 11:59 p.m. on the Closing Date.

4.2           Sellers’ Deliveries.  Subject to the conditions set forth in this Agreement, at the Closing, simultaneous with Parent’s and Purchaser’s deliveries hereunder, Sellers shall deliver and shall, as applicable, cause Forestry to deliver, to Parent all of the following documents and instruments, all in form and substance reasonably satisfactory to Parent and its counsel:

(a)           Secretary’s Certificate.  A certificate of the Secretary or an Assistant Secretary of each Seller certifying as to resolutions or consents of the directors (or comparable governing body) and, with respect to SC, the equityholder(s), authorizing the execution and delivery by such Seller of this Agreement and the

Additional Documents to which such Seller is a party and the performance by such Seller of the transactions contemplated hereby and thereby;

(b)           Closing Certificate.  A certificate executed on behalf of Sellers by an executive officer of each Seller, dated the Closing Date, to the effect set forth in Sections 10.1(a) through (f), inclusive;

(c)           Good Standing Certificates.  For each Company, a certified copy of a good standing certificate of the Secretary of State (or comparable government official) of the jurisdiction of incorporation (or organization) of such Company and of South Carolina;

(d)           Incumbency Certificates.  For each Seller, a certificate of the secretary of such Seller certifying the names and true signatures of the officers of such Seller executing this Agreement and the Additional Documents;

(e)           Instruments of Transfer.  Duly executed and, if applicable, notarized (i) Assignments and Bills of Sale, (ii) Assignments of the Purchased Intellectual Property, (iii) limited warranty deeds with respect to the Owned Real Property (the “Deeds”), (iv) instruments of Assignment and Assumption of the Leases for the Leased Real Property, and that certain Water Agreement dated June 18, 1936 and related Indentures disclosed in items 1-3 of Schedule 10.1(c), and (v) instruments of assignment assigning Seller’s Cogen JV Equity Interest, the Cogen Junior Notes, the Additional Cogen JV Equity Interest and the Cogen Senior Notes, in each case in substantially the applicable form attached hereto as Exhibit B (with respect to the Deeds, with such modifications as may be required in the applicable local jurisdiction) and all such other instruments of sale, assignment and transfer as are necessary or appropriate to sell, assign and transfer to Purchaser and to vest in Purchaser title to the Purchased Assets (in recordable form, where appropriate), including, without limitation, certificates of title or origin (or like documents) with respect to all vehicles and other Equipment included in the Purchased Assets for which a certificate of title or origin is required in order for title thereto to be transferred to Purchaser;

(f)            Consents.  Duly executed Material Consents, in form and substance reasonably acceptable to Parent;

(g)           Lien Releases.  Evidence reasonably acceptable to Parent that the Sellers caused all material Liens, other than Permitted Liens, with respect to the Purchased Assets to be released and terminated;

(h)           Withholding Certificate.  A certificate of each Seller establishing an exemption from withholding under Section 1445 of the Code in accordance with the treasury regulations thereunder;

(i)            Landlord Estoppel.  For each of the material Real Property Leases for the Leased Real Property with a landlord other than an Affiliate of Sellers or the County of Charleston, South Carolina, if any, a landlord’s estoppel certificate and a consent to sublease or assignment (as applicable) in form and substance reasonably satisfactory to Parent from the applicable landlord; in addition, MW shall take commercially reasonable efforts to obtain a lessor’s estoppel certificate with respect to the FILOT Assets in form and substance reasonably satisfactory to Parent from the County of Charleston, South Carolina, but limited to the knowledge of such County;

(j)            Non-Disturbance.  With respect to each of the Real Property Leases for which the applicable Leased Real Property is subject to an existing mortgage, deed of trust or ground lease with a mortgagee or landlord other than an Affiliate of Sellers, if any, a non-disturbance agreement in form and substance reasonably satisfactory to Parent pursuant to which the applicable mortgagee, trustee or ground lessor agrees not to disturb Purchaser’s possession of the applicable Leased Real Property upon any foreclosure, deed-in-lieu of foreclosure or ground lease termination;

(k)           Title Policy.  A 1992 ALTA owner’s policy or leasehold policy, as applicable, of title insurance, or irrevocable and unconditional proformas or marked up commitments to issue the same (the “Title Policy”), in the amount reasonably determined by Purchaser, dated or updated to the date of recording of the Deeds with respect to the Owned Real Property, the date of recording of the amended memorandum of lease with respect to the Andrews Chip Mill Site and the date of recording of the memorandum of lease with respect to the Badham Chip Mill Site, issued by First American Title Insurance Company (the “Title Company”), insuring, or committing to insure, at its ordinary premium rates, the good and marketable title in fee simple of Purchaser to the Owned Real Property and the good and marketable leasehold interest of Purchaser in such Leased Real Property, subject only to the Permitted Real Estate Exceptions, and containing extended coverage over all so-called general or standard printed exceptions (including, without limitation, the exceptions pertaining to survey matters and mechanic’s lien claims).  Such policy shall provide for direct access reinsurance as Purchaser may specify, and shall contain affirmative endorsements insuring Purchaser for (i) comprehensive, (ii) contiguity, if applicable, (iii) tax parcel or tax lot, (iv) survey, (v) access, (vi) source deed, (vii) location, (viii) zoning, (ix) deletion of creditor’s rights and arbitration, and (x) such other affirmative insurance desired by Purchaser, acting reasonably.  The cost of the Title Policy, including the endorsements specified in clause (i) through (ix) of this Section 4.2(k), shall be paid 50% by Purchaser and 50% by Sellers.  Purchaser reserves the right, upon review of the Express Maps, to request the Title Company to provide additional endorsements and affirmative coverage as specified in clause (x) of this Section 4.2(k), at Purchaser’s expense;

(l)            Express Maps.  Express Maps (as defined in Section 7.17(b)) for each Owned Real Property, the Andrews Chip Mill Site and the Badham Chip Mill Site.  The cost of the Express Maps shall be paid 50% by Purchaser and 50% by Sellers.  Sellers shall pay the cost of all surveys and legal descriptions, and all other fees, costs and expenses, incurred in connection with any subdivisions, lot splits, consents and approvals with respect to the real property which may be required pursuant to Section 7.8(a)(iv) hereof or in connection with the preparation of the legal description of the Transferred Specialty Chemicals Property.

(m)          Zoning Reports.  Comprehensive zoning reports for the Owned Real Property and the Leased Real Property (the “Zoning Reports”), the cost of which shall be paid 50% by Purchaser and 50% by Sellers;

(n)           Other Real Property Affidavits.  Such affidavits of title, duly executed transfer tax returns and such other affidavits, documents and instruments as may be reasonably required by the Title Company in connection with issuing the Title Policy in form and substance reasonably acceptable to Sellers together with SCID Disclosure Forms 3601 for each parcel of Owned Real Property; provided that Sellers’ liability to the Title Company pursuant to any such affidavits, documents and instruments shall in no event be greater in scope than Sellers’ liability for title matters under this Agreement;

(o)           Opinion of Counsel.  An opinion of counsel of Thompson Hine LLP, dated the Closing Date, in form and substance reasonably acceptable to Parent, containing the opinions set forth on Exhibit C;

(p)           Receipt.  Evidence of receipt by the Sellers of the Closing Payment;

(q)           Ancillary Agreements.  Duly executed copies of the Reciprocal Plant Operating Agreement in substantially the form attached hereto as Exhibit D (the “Reciprocal Plant Operating Agreement”), the Fiber Supply Agreement in substantially the form attached hereto as Exhibit E (the “Fiber Supply Agreement”), a Lease relating to the St. George maintenance shop in substantially the form attached hereto as Exhibit F (the “St. George Maintenance Shop Lease”), the Software Cross-License Agreement in substantially the form attached hereto as Exhibit G (the “Software Cross-License Agreement”), the Lease of the Transferred Specialty Chemicals Property in substantially the form attached hereto as Exhibit H (the “CTO Lease”), the Transition Services Agreements in substantially the form attached hereto as Exhibit I-A and Exhibit I-B, respectively (together, the “Transition Services Agreements”), the Supply Agreement in substantially the form attached hereto as Exhibit J (the “Supply Agreement”), the Intellectual Property Cross-License Agreement in substantially the form attached hereto as Exhibit K (the “Intellectual Property Cross-License Agreement”), the Reciprocal Easement Agreement in substantially the form attached hereto as Exhibit L (the “Reciprocal Easement Agreement”), the Amendments to the Real Property Leases for the Andrews chip mill and related office building, in substantially the form attached hereto as Exhibit M (the “Andrews Lease Amendments”), an Amendment to the Lease relating to the Summerville office building in substantially the form attached hereto as Exhibit N (the “Summerville Office Lease Amendment”), a Lease relating to the Badham chip mill site in substantially the form attached hereto as Exhibit Q (the “Badham Lease”), and a Lease relating to Tank 22 in substantially the form attached hereto as Exhibit R (the “Tank 22 Lease”), and an emissions side letter between Seller and Purchaser relating to air toxics modeling in a form to be agreed upon by them (the “Emissions Side Letter”);

(r)            Resignation.  A resignation tendered by the manager of Cogen JV appointed by MW and resignations tendered by the other managers of Cogen JV;

(s)           Cogen JV.  The documentation contemplated by Section 7.21;

(t)            FILOT Documents.  The documentation contemplated by Section 7.22;

(u)           Other.  Documentation evidencing the transfer to Purchaser of all Licenses Relating to the Business which Seller is transferring  to Purchaser at the Closing pursuant to Section 7.8(a); and

(v)           Additional Documents.  All such other documents and instruments as Parent or its counsel shall reasonably request in connection with the consummation of the transactions contemplated by this Agreement.

4.3           Parent’s and Purchaser’s Deliveries.  Subject to the conditions set forth in this Agreement, at the Closing, simultaneous with the deliveries of the Sellers hereunder, Parent and Purchaser shall deliver all of the following documents and instruments, all in form and substance reasonably satisfactory to the Sellers and their counsel:

(a)           Secretary’s Certificate.  A certificate of the Secretary or an Assistant Secretary of Parent and Purchaser certifying as to resolutions or consents of the directors authorizing the execution and delivery by Parent and Purchaser of this Agreement and the Additional Documents to which Parent or Purchaser is a party and the performance by Parent and Purchaser of the transactions contemplated hereby and thereby.

(b)           Closing Certificate.  A certificate executed on behalf of Parent and Purchaser by an executive officer of each such entity, dated the Closing Date, to the effect set forth in Sections 10.2(a) through (e), inclusive;

(c)           Good Standing Certificates.  A certified copy of a good standing certificate for each of Parent and Purchaser of the Secretary of State of Delaware and for Purchaser from the Secretary of State of South Carolina;

(d)           Incumbency Certificate.  A certificate of the Secretary of Parent and Purchaser certifying the names and true signatures of the officers of Parent and Purchaser executing this Agreement and the Additional Documents;

(e)           Opinion of Counsel.  An opinion of counsel of Sonnenschein Nath & Rosenthal LLP, dated the Closing Date, in form and substance reasonably acceptable to Sellers, containing the opinions set forth on Exhibit O.

(f)            Closing Payment.  The Closing Payment as provided in Article III;

(g)           Ancillary Agreements.  Duly executed copies of the Reciprocal Plant Operating Agreement, the Fiber Supply Agreement, the St. George

Maintenance Shop Lease, the Software Cross-License Agreement, the CTO Lease, the Transition Services Agreements, the Supply Agreement, the Intellectual Property Cross-License Agreement, the Reciprocal Easement Agreement, the Andrews Lease Amendments, the Summerville Office Lease Amendment, the Badham Lease, the Tank 22 Lease and the Emissions Side Letter;

(h)           Assumption Agreement.  An assumption agreement substantially in the form attached hereto as Exhibit P (the “Assumption Agreement”) pursuant to which Purchaser will assume the Assumed Liabilities in accordance with Section 2.1;

(i)            FILOT Documents.  The documentation contemplated by Section 7.22; and

(j)            Additional Documents.  All such other documents and instruments as Sellers or their counsel shall reasonably request in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers hereby jointly and severally represents and warrants to Parent and Purchaser as of the date of this Agreement, as set forth below.

5.1           Corporate Organization and Authority.  Each of the Sellers is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority (corporate and other) to own, lease and operate its properties and assets and to conduct the Business as now being conducted.  Sellers have made available to Parent complete and correct copies of the organizational documents for SC including, as applicable, its certificate of formation and operating agreement currently in effect, and SC is not in default under or in violation of any material provision of such documents.  Each of the Sellers is qualified or licensed to do business and is in good standing under the laws of each jurisdiction where the nature or conduct of the Business or the ownership or leasing of property by it requires such qualification or licensure, except where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Schedule 5.1 contains a list, for each of the Sellers, of its jurisdiction of organization and all jurisdictions in which it is qualified or licensed to do business with respect to the Business.  SC is a direct or indirect wholly-owned Subsidiary of MW.

5.2           Authority Relative to Agreement.  Each of the Sellers has full power and authority to enter into, execute and deliver this Agreement and the Additional Documents to which it is a party and to perform and observe fully its obligations hereunder and thereunder and to perform the transactions contemplated hereby and thereby.  The Sellers have taken all action required by law, their certificate of incorporation and bylaws (or comparable organizational documents) or otherwise to authorize the execution, delivery and performance of this Agreement and the Additional Documents to which such Person is a party and the consummation by the Sellers of the transactions contemplated hereby and thereby.  This Agreement has been, and the Additional Documents to which such Person is a party will be, on or prior to the Closing Date, duly and validly executed and delivered by each of the Sellers and, assuming due authorization, execution and delivery by Parent and Purchaser, this Agreement constitutes, and each of the Additional Documents when so executed and delivered will constitute, valid and binding legal obligations of the Sellers which are parties thereto, enforceable against each of the Sellers which are parties thereto, in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Rules affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in law or equity).

5.3           Absence of Conflicts.  Except as provided on Schedule 5.3, the execution, delivery and performance of this Agreement and the Additional Documents, and the transactions contemplated hereby and thereby, do not and will not (a) conflict with or result in any violation of or constitute a breach or default under any provision of the Certificate of Incorporation or Bylaws (or comparable organizational documents) of any of the Sellers, (b) violate, conflict with or result in a violation or breach of, in any material respect, or constitute a material default (with or without due notice or lapse of time or both) under, or permit the termination of, or require any notice under, or require the consent of any other party to, or result in the acceleration of, or entitle any party to accelerate any obligation or agreement, or result in the loss of any material benefit or the imposition of any material fee or penalty, under any of the terms, conditions or provisions of any Material Contract, (c) give rise to the creation of any Lien (other than a Permitted Lien) upon any of the Purchased Assets or the Business under any of the terms, conditions or provisions of any debt, note, bond, mortgage, indenture, deed of trust, license, lease, permit, agreement or other instrument or obligation to which either of the Sellers is a party or by which either of the Sellers or any of the Purchased Assets or the Business may be bound or affected, (d) violate in any material respect any Judgment to which any Seller, the Purchased Assets or the Business is bound or subject or (e) violate in any material respect any Rule applicable to any Seller or any of the Purchased Assets or the Business.

5.4           Cogen JV.

(a)           Cogen JV is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority (corporate and other) to own, lease and operate its properties and assets as now being conducted.  Sellers have made available to Parent complete and correct copies of the organizational documents for Cogen JV including, as applicable, its certificate of formation and operating agreement currently in effect, and Cogen JV is not in default under or in violation of any material provision of such documents.  Cogen JV is qualified or licensed to do business and is in good standing under the laws of the State of South Carolina, which is the only jurisdiction where the nature or conduct of its operations requires such qualification or licensure, except where the failure to so qualify or become licensed would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, financial condition or operations of Cogen JV.

(b)           The authorized equity interests of Cogen JV and the equity interests that are issued and outstanding and the ownership thereof are as set forth on Schedule 5.4(b).  The equity interests of Cogen JV are duly authorized, validly issued, and all capital contributions required to be paid by MW prior to the date of this Agreement have been paid (except as disclosed on Schedule 5.4(b)) and are not subject to any preemptive or subscription rights (and were not issued in violation of any preemptive or subscription rights).  As set forth on Schedule 5.4(b), MW owns beneficially and of record and has good and valid title to the Seller’s Cogen JV Equity Interest and the Cogen Junior Notes, free and clear of all Liens other than Permitted Liens and Liens disclosed on Schedule 5.4(b).  Upon consummation of the transactions contemplated hereby, MW shall transfer or cause to be transferred to Purchaser at the Closing good and valid title to Seller’s Cogen JV Equity Interest, the Additional Cogen JV Equity Interest, the Cogen Senior Notes, and the Cogen Junior Notes free and clear of all Liens other than Permitted Liens and Liens created by Purchaser.  As of the date of this Agreement and immediately prior to the assignment by Teachers Insurance and Annuity Association of America (“Teachers”) of its interests as a Lender under the Cogen Loan Agreement, (i) pursuant to the Cogen Loan Agreement, the Institutional Construction Loans have been converted to Institutional Term Loans (each as defined in the Cogen Loan Agreement), (ii) Teachers is the sole Institutional Lender and the only Lender and (iii) Teachers is the holder of two notes that evidence the Institutional Term Loans; one Institutional Term Note is in the original principal amount of $8,039,721.92 and the second Institutional Term Note is in the original principal amount of $50,000,000.  Teachers holds no other Notes or Institutional Notes under the Cogen Loan Agreement.  The outstanding principal amount of the Cogen Senior Notes is $58,039,721.92.  Except for this Agreement and as set forth on Schedule 5.4(b), (i) there are no options, warrants, or similar rights to purchase any equity interests of Cogen JV and no obligations binding upon Cogen JV to issue, sell, redeem, purchase or exchange any of its equity interests, or any right relating thereto, and (ii) there are no equityholders’ agreements, voting agreements, voting trusts or other agreements or rights of third parties with respect to or affecting Cogen JV or any of its equity interests.  Without limiting the generality of the foregoing, there are no options, warrants, calls, subscriptions, conversion or other rights, agreements or commitments to acquire from MW or Cogen JV any equity interests of Cogen JV or any other equity or securities convertible into, exchangeable for or evidencing the right to subscribe for any equity interests of Cogen JV.  A true, correct and complete list of all capital contributions made by the members to Cogen JV after the date of its formation are set forth on Schedule 5.4(b), together with a schedule setting forth the capital accounts of the members.  No capital calls are outstanding or contemplated with respect to Cogen JV and, to Sellers’ Knowledge, no additional capital contributions from the members will be required for Cogen JV to operate its business as currently conducted.

(c)           Except as provided on Schedule 5.4(c), the execution, delivery and performance of this Agreement and the Additional Documents, and the transactions contemplated hereby and thereby, do not and will not (a) conflict with or result in any violation of or constitute a breach or default under any provision of the certificate of formation or operating agreement of Cogen JV, (b) violate, conflict with or result in a violation or breach of, in any material respect, or constitute a material default (with or without due notice or lapse of time or both) under, or permit the termination of, or require any notice under, or require the consent of any other party to, or result in the acceleration of, or entitle any party to accelerate any obligation or agreement, or result in the loss of any material benefit or the imposition of any material fee or penalty, under any Material Contract, (c) give rise to the creation of any Lien (other than a Permitted Lien) upon any asset of Cogen JV under any of the terms, conditions or provisions of any debt, note, bond, mortgage, indenture, deed of trust, license, lease, permit, agreement or other instrument or obligation to which Cogen JV is a party or by which Cogen JV or any of its assets may be bound or affected, (d) violate in any material respect any Judgment to which Cogen JV or any of its assets is bound or subject or (e) violate in any material respect any Rule applicable to Cogen JV or any of its assets.

5.5           Consents.  Except for consents and approvals of, or filings or registrations with the Federal Trade Commission (“FTC”) and the Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”), and any foreign antitrust requirements, if applicable, and except for the consents of the parties listed on Schedule 5.3, Schedule 5.4(c) or Schedule 5.5, no material notice to and no material permit, authorization, consent, waiver or approval of, or material declaration or filing with, any Governmental Authority is necessary for the execution or consummation by any Seller of the transactions contemplated by this Agreement or the Additional Documents.

5.6           Financial Statements.

(a)           Attached as Schedule 5.6(a) is a true and complete copy of:  (i) the audited combined balance sheets of the Business (with Cogen JV fully consolidated) as of December 31, 2006 and December 31, 2005, together with the related audited combined statements of operations, changes in equity and cash flows for the years ended December 31, 2006, 2005 and 2004, accompanied by the notes and supplementary information thereto and reports thereon by the Sellers’ independent registered public accountants (the financial statements referred to in the foregoing subsection (i) of this Section 5.6(a) being collectively referred to as the “Audited Financial Statements”), (ii) the audited balance sheets of Cogen JV as of December 31, 2006 and December 31, 2005, together with the related audited statements of income, members’ equity and changes in cash flows of Cogen JV for the years ended December 31, 2006, 2005 and 2004, accompanied by the notes and supplementary information thereto and the reports thereon by Cogen JV’s independent registered public accountants (the financial statements referenced in the foregoing subsection (ii) of this Section 5.6(a) being collectively referred to as the “Cogen JV Audited Financial Statements”), and (iii) the unaudited combined balance sheets of the Business (with Cogen JV fully consolidated) as of December 31, 2007 (the “Most Recent Balance Sheet of the Business”), together with the related unaudited combined statement of income of the Business (with Cogen JV fully consolidated) for the twelve-month period ended on such date (collectively with the foregoing Most Recent Balance Sheets, the “Interim Statements”) (the Audited Financial Statements, the Cogen JV Audited Financial Statements and the Interim Statements are collectively referred to herein as the “Provided Financial Statements”).  The Provided Financial Statements:  (a) were prepared on the basis of the books and records of the Business and Cogen JV, respectively, in conformity with GAAP (except, in the case of the Interim Statements, for those exceptions to GAAP as are set forth on Schedule 5.6(a) and normal year-end adjustments which are not expected by the Sellers to be material in the aggregate and the absence of notes thereto) and, in the case of the Audited Financial Statements, in accordance with Regulation S-X, and (b) present fairly in all material respects the financial position, results of operations and changes in cash flows of the Business and Cogen JV as of such dates and for the periods then ended.

(b)           The Audited 2007 Financial Statements and each of the Quarterly Unaudited Financials shall, upon their delivery to Purchaser in accordance with Section 7.11 hereof, fairly present in all material respects the combined financial condition, results of operations, changes in equity and cash flows of the Business (with Cogen JV fully consolidated) for the periods covered thereby in compliance with Regulation S-X and GAAP, consistently applied with the preparation of the Audited Financial Statements, except, in the case of the Quarterly Unaudited Financials, for normal year-end adjustments and the absence of notes thereto.  The Cogen JV Audited 2007 Statements shall, upon their delivery to Purchaser in accordance with Section 7.11 hereof, fairly present in all material respects the financial condition, results of operations, changes in equity and cash flows of Cogen JV for the period covered thereby in compliance with Regulation S-X and GAAP, consistently applied with the preparation of the Cogen JV Audited Financial Statements.

(c)           Except as set forth in Schedule 5.6(c), MW and its Subsidiaries maintain, as it relates to the Business, in all material respects internal controls over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements of MW and its Subsidiaries on a consolidated, enterprise-wide basis, for external purposes in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of MW and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements of MW on a consolidated basis in accordance with GAAP, and that receipts and expenditures of MW and its Subsidiaries are being made only in accordance with authorizations of management and directors of MW and its Subsidiaries, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of MW and its Subsidiaries.  As of the date of this Agreement, there has been no change in MW’s internal controls over financial reporting with respect to the Business that has occurred since MW’s last audit that has materially affected, or is reasonably likely to materially affect, Sellers’ internal controls over financial reporting with respect to the Business (in each case, with materiality determined by reference to MW and its subsidiaries on a consolidated basis).  As of the date of this Agreement:

(i)            there are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting with respect to the Business (in each case, with materiality determined by reference to MW and its subsidiaries on a consolidated basis) of which the Sellers have Knowledge; and

(d)           there has been no fraud, whether or not material, with respect to the Business of which the Sellers have Knowledge that involves management of the Business or other employees who have a significant role in Sellers’ internal controls over financial reporting occurring or discovered in the past five years.

5.7           Undisclosed Liabilities.

(a)           Except as set forth on Schedule 5.7(a), none of the Sellers has any obligation or liability, absolute or contingent, accrued or unaccrued, Known or unknown, liquidated or unliquidated, whether due or to become due and regardless of when or by whom asserted (a “Liability”) with respect to the Business, other than (a) Liabilities to the extent and in the amounts set forth on the Most Recent Balance Sheet of the Business (or disclosed in the notes thereto), (b) obligations to perform the executory portions of the Contracts of Sellers set forth on Schedule 5.22 hereto (or that are not required to be disclosed on such schedule), and (c) additional Liabilities incurred subsequent to the date of the Most Recent Balance Sheet of the Business in the ordinary course of business consistent with past practices of the Business.

(b)           Except as set forth on Schedule 5.7(b), Cogen JV has no Liability, other than (a) Liabilities to the extent and in the amounts set forth on the Most Recent Balance Sheet of the Business (or disclosed in the notes thereto), (b) obligations to perform the executory portions of the Contracts of Cogen JV set forth on Schedule 5.22 hereto (or that are not required to be disclosed on such Schedule) and (c) additional Liabilities incurred subsequent to the date of the Most Recent Balance Sheet of the Business in the ordinary course of business consistent with past practices.

5.8           Absence of Certain Changes or Events.

(a)           Material Adverse Changes.  Except as specifically set forth on Schedule 5.8(a), since December 31, 2006, there has been no Material Adverse Effect nor has there been any event or circumstance (or series of events or circumstances) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b)           Certain Events.  Except as specifically set forth on Schedule 5.8(b), since December 31, 2006, Sellers have conducted the Business, and Cogen JV has operated its business, only in the ordinary and usual course using commercially reasonable efforts to maintain the Business and the business of Cogen JV, respectively, and, without limiting the foregoing, from December 31, 2006 through the date of this Agreement, Sellers have not, with respect to the Business, and Cogen JV has not:

(i)            created, incurred, assumed or guaranteed any Indebtedness for Borrowed Funds or created or suffered to exist any Liens (other than Permitted Liens) with respect to any of the Purchased Assets or any of the assets of Cogen JV;

(ii)           sold, leased to others, licensed to others, disposed of, or otherwise transferred or committed to transfer any of such Company’s assets or properties Related to the Business or related to Cogen JV’s business, except for sales of Inventory and the disposition of obsolete, damaged or worn out assets in the ordinary course of business consistent with past practice;

(iii)          suffered any damage, destruction or loss, or material interruption in use (other than in the ordinary course of  business), of any significant asset or property (whether owned or leased) Related to the Business or related to Cogen JV’s business (whether or not covered by insurance);

(iv)          purchased, called, redeemed, issued, sold, granted or otherwise acquired or disposed of any equity interests of Cogen JV, or any securities exercisable or exchangeable for or convertible into equity interests of Cogen JV, or any options, warrants or other rights to purchase, or convertible into, any of the foregoing or any evidence of indebtedness or other securities of Cogen JV, or declared or paid any dividends or other distributions on or with respect to, any such equity interests or other securities of Cogen JV;

(v)           except as required by the Labor Agreements disclosed on Schedule 5.26(a) attached hereto, (A) increased the rate or terms of compensation (including, without limitation, termination and severance pay), commission, bonus or other direct or indirect remuneration (or the rate thereof) payable or to become payable to any employees or independent contractors of the Business, other than any increases in salary or wages not exceeding 3% granted in the ordinary course of business consistent with past practice, or (B) made or granted any increase in the benefits under, or adopted, amended or terminated, any Seller Employee Benefit Plans or Labor Agreement except as otherwise required pursuant to the terms of such plans or agreements or (C) entered into any employment, severance or termination agreement related to the Business;

(vi)          made any loans, advances or capital contributions to or investments in any Person other than in the ordinary course of the Business consistent with past practice;

(vii)         revalued any significant portion of its assets, properties or the Business, including any write-off of Inventory or Accounts Receivable, or made any change in any accounting principles, except insofar as may be required by GAAP applied consistently with Specified Accounting Policies;

(viii)        terminated or failed to renew, or received any threat to terminate or fail to renew, any Labor Agreement or any other Contract relating to the Business involving commitments in excess of $250,000 per annum;

(ix)           entered into any transaction, Contract or understanding with any Related Party affecting the Business or any of the Purchased Assets or altered the terms of any transaction, Contract or understanding with any Related Party affecting the Business or any of the Purchased Assets;

(x)            undertaken or committed to undertake capital expenditures relating to the Business not otherwise contemplated by the 2007 capital budget for the Business and Cogen or the 2008 Capital Budget, other than capital expenditures undertaken in response to an emergency and capital expenditures that do not exceed $250,000 individually or $500,000 in the aggregate;

(xi)           except in the ordinary course of business and other than disclosures made, subject to appropriate confidentiality agreements, in the Offering Memorandum and management presentations and due diligence related thereto, disclosed any material confidential information to any Person other than Parent and Purchaser and Parent’s, Purchaser’s and Sellers’ respective representatives, agents, attorneys, accountants and present and proposed financing sources;

(xii)          committed to make any charitable contribution after the Closing Date exceeding $10,000 for any single contribution and $50,000 in the aggregate;

(xiii)         experienced any significant shortage, cessation or interruption of raw materials, supplies or other services required to conduct the Business;

(xiv)        experienced any grievance or labor dispute, claim or litigation by or involving the Business or Affected Employees which could reasonably be expected to result in liability to the Business in excess of $100,000 individually or $250,000 in the aggregate;

(xv)         to the Sellers’ Knowledge, experienced any material adverse dispute of any kind with any significant lessor, lessee, contract vendor or vendee, customer, supplier, distributor or joint venturer; or

(xvi)        except for this Agreement, entered into any Contract, arrangement or understanding with respect to any of the matters described in clauses (i) through (xv) above.

5.9           Compliance with Laws.

(a)           General.  Except as disclosed on Schedule 5.9(a)(i):  (i) with respect to the Business and the Chemicals Business conducted at the CTO Plant, none of the Companies is, or has within the last three years been in violation of, and the Business and the Chemicals Business conducted at the CTO Plant has within the last three years been and is now being conducted in all material respects in accordance with, all federal, state, local, foreign and other statutes, laws, codes, ordinances, rules, regulations, judgments, writs, decrees, injunctions, orders, concessions, grants, franchises, permits, licenses and other legal requirements applicable thereto (including, without limitation, laws and regulations relating to occupational health and safety, equal employment opportunities and fair employment practices) (collectively, “Rules”), and (ii) none of the Companies is in default with respect to any order, Judgment, writ, award, injunction or decree of any Governmental Authority or arbitrator relating to the Business or the Chemicals Business conducted at the CTO Plant.  None of the Companies has within the past three years received any written notification of any asserted present or past failure by any of the Sellers to comply in any material respect with the Rules with respect to the Business or the Chemicals Business conducted at the CTO Plant.  Except as disclosed on Schedule 5.9(a)(ii), Cogen JV is not regulated as a public utility pursuant to applicable Rules.  This Section 5.9(a) shall not apply to (i) any matter arising under or regulated by Environmental Laws; it being understood that the sole representations and warranties for such matters are set forth in Section 5.9(b), or (ii) any matter with respect to Taxes, it being understood that the sole representations and warranties for such matters are set forth in Section 5.10.

(b)           Environmental Matters.  Except as disclosed on Schedule 5.9(b):

(i)            The Business and the Chemicals Business conducted at the CTO Plant and Cogen JV are and have at all times within the last three years been in compliance in all material respects with applicable Environmental Laws, and none of the Companies has received within the past three years any written Claim, whether from a Governmental Authority, Person, citizens group or otherwise, that alleges that such Seller or Cogen JV is or was not in compliance with any Environmental Law with respect to the Business, Cogen JV’s business, the Chemicals Business conducted at the CTO Plant or the Real Property.

(ii)           Each of the Sellers and Cogen JV has obtained and is in compliance in all material respects with all Licenses that it is required to obtain with respect to the operation of the Business, the Chemicals Business conducted at the CTO Plant and Cogen JV under Environmental Laws including, without limitation, those which are required of such Company to generate, store, handle, transport, discharge, emit or dispose of Hazardous Substances used or generated by the Business or Cogen JV (the “Environmental Permits”).

(iii)          There has been no Release of Hazardous Substances on, from or under any of the Real Property, except in such volumes as would not reasonably be expected to result in any investigation, remediation, or notification requirements under Environmental Law.

(iv)          None of the Sellers or Cogen JV has any Environmental Liability with respect to the cleanup of any site at which Hazardous Substances generated by the Business or Cogen JV have been shipped, treated, stored or disposed of.

(v)           None of the Sellers or Cogen JV has, either expressly or by operation of law, assumed or undertaken any Liability, including without limitation any obligation for corrective or remedial action, of any other Person with respect to environmental matters in connection with the Business, Cogen JV’s business or the Real Property.

(vi)          The Companies have provided Parent with a true and complete copy of all significant environmental assessment reports on the Real Property in their reasonable possession or control.

(c)           Asbestos.  All friable asbestos at the Real Property has been encapsulated and labeled in substantial compliance with Environmental Laws.  The parties hereby acknowledge and agree that the foregoing representation is made by Sellers without giving effect to any disclosure regarding asbestos matters set forth in the Schedules to the Agreement.

(d)           Illegal Payments.  None of the Companies has, nor, to the Knowledge of any of the Sellers, has any supplier, distributor, licensee or agent or any other Person acting on behalf of any of the Companies, directly or indirectly made or received any payments in connection with the Business in material violation of any Rule, including any contribution, payment, commission, rebate, promotional allowance or gift of funds or property or any other economic benefit to or from any governmental official, employee or agent where either the contribution, payment, commission, rebate, promotional allowance, gift or other economic benefit, or the purpose thereof, was illegal under any Rule.

5.10         Taxes.  Except as set forth on Schedule 5.10, each of the Sellers has accurately prepared and timely filed, or has joined in the filing of, or caused to be timely filed, all federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) that it is required to file, or join in the filing of, with respect to Taxes related to the Business, and such Returns are true and complete in all material respects and have been completed in all material respects in accordance with all Rules.  Each of the Sellers has timely paid, or caused to be timely paid, all Taxes required to be paid with respect to such Returns and has withheld with respect to the employees of the Business who are listed on Schedule 7.5(a) all federal and state income taxes required to be withheld by it under the Federal Insurance Contributions Act, as amended, the Federal Unemployment Tax Act, as amended, and other Taxes it is required to withhold from amounts paid or owing to any such employees and remitted the same to the applicable Governmental Authority.

5.11         Title to Assets; Condition.

(a)           Except as set forth on Schedule 5.11(a)(i), the Sellers hold and own valid title to all of the Purchased Assets (other than Real Property, which is covered solely by the representations and warranties set forth in Section 5.12), in each case free and clear of all Liens except Permitted Liens.  Except as set forth on Schedule 5.11(a)(i), Cogen JV holds and owns valid title to all of the significant assets necessary to operate consistent with its past practice, free and clear of all Liens except Permitted Liens.  Except as set forth on Schedule 5.11(a)(i), no Subsidiary or Affiliate of any of the Sellers (other than the Sellers) owns any of the Purchased Assets or any other tangible or intangible assets which are in whole or in part used in or related to the operation of the Business.  Upon transfer of the Purchased Assets to Purchaser at the Closing, (i) Purchaser will have good and valid title to all of the Purchased Assets (other than Real Property, which is covered solely by the representations and warranties set forth in Section 5.12), free and clear of all Liens other than Permitted Liens, (ii) upon consummation of the transactions contemplated by Section 7.21, Cogen JV will have good and valid title to all of its assets (other than the FILOT Assets), free and clear of all Liens other than Permitted Liens and (iii) the FILOT Assets and Purchaser’s and Cogen JV’s respective leasehold interests therein will be free and clear of all Liens other than Permitted Liens and Liens created by the County.  Schedule 5.11(a)(ii) contains a list of all tangible assets which are owned by any of the Sellers and used in the operation of the Business but not otherwise contained within the definition of “Related to the Business.”  Except as set forth on Schedule 5.11(a)(iii) or Schedule 5.22(e) and except for those assets used to provide those services to be provided to Purchaser pursuant to the Transition Services Agreement, the Intellectual Property Cross-License Agreement and the Software Cross-License Agreement, the Purchased Assets constitute all of the assets and properties, tangible and intangible, which are necessary for the operation of the Business in substantially the same manner as currently conducted.

(b)           Except as set forth in Schedule 5.11(b), the Equipment listed on Schedule 5.14(i) and the FILOT Assets used by Seller are in good operating condition and repair (subject to normal wear and tear) in accordance with normal industry practice.

(c)           Except as set forth in Schedule 5.11(c), the buildings, structures and other improvements located on the Owned Real Property and the Leased Real Property (including, without limitation, the FILOT Assets used by Seller), including all significant components thereof, are in good condition and repair (subject to normal wear and tear) in accordance with normal industry practice.

5.12         Real Property.

(a)           Owned Properties.  Schedule 5.12(a)(i) contains a complete and correct list and description of all real property owned by any Seller that is Related to the Business.  Except as otherwise identified on Schedule 5.12(a)(ii), with respect to each parcel of Owned Real Property:

(i)            Sellers have good and marketable fee simple title to each such parcel of Owned Real Property, free and clear of all Liens, except for Permitted Real Estate Exceptions;

(ii)           there are no pending or, to the Knowledge of Sellers, threatened condemnation or eminent domain proceedings relating to the Owned Real Property;

(iii)          there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any Person the right of use or occupancy of any portion of the Owned Real Property, other than the Permitted Real Estate Exceptions; and

(iv)          there are no outstanding contracts, options or rights of first offer or refusal to purchase any of the Owned Real Property (other than the right of Purchaser pursuant to this Agreement), or any portion thereof or interest therein.

(b)           Leased Property.  Schedule 5.12(b) contains a complete and correct list of all leases of real property leased or subleased to Sellers or Cogen JV and Related to the Business or Cogen JV’s business (collectively, the “Leased Real Property”).  Prior to the date hereof, Sellers have made available to Purchaser true, correct and complete copies of all leases and subleases relating to the Leased Real Property (“Real Property Leases”) as currently in effect.  With respect to the real property described in the Real Property Leases and each of the Real Property Leases, and unless otherwise noted on Schedule 5.12(b):

(i)            such Real Property Lease is legal, valid, binding, enforceable against such Seller, except as may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general principles of equity, and in full force and effect, subject to Permitted Real Estate Exceptions;

(ii)           such Real Property Lease is fully assignable to Purchaser without the need for any consents or authorizations and will continue to be legal, valid, binding, enforceable against the landlord, and in full force and effect on identical terms following the consummation of the transaction contemplated hereby subject to Permitted Real Estate Exceptions;

(iii)          no Seller, and to the Knowledge of Sellers, no other party to such Real Property Lease is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default by any Seller or such other party or permit termination, modification, or acceleration of such Real Property Lease;

(iv)          to the Knowledge of Sellers, no party to such Real Property Lease has repudiated in writing any provision thereof;

(v)           there are no disputes of which any Seller has received written notice, and, to the Knowledge of Sellers, there are no oral or written agreements or forbearance programs in effect as to such Real Property Lease;

(vi)          no Seller has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold created pursuant to such Real Property Lease; and

(vii)         none of the Real Property Leases has been modified in any material respect, except to the extent that such modifications are in writing and have been made available to Purchaser prior to the date hereof.

5.13         Accounts Receivable.  All accounts and notes receivable reflected on the Provided Financial Statements were, and all accounts and notes receivable to be shown in the Final Closing Date Statement will be, bona fide receivables, accounted for in accordance with GAAP applied consistently with the Specified Accounting Policies and subject to no offsets or counterclaims (other than any offsets or counterclaims for which reserves have been recorded in accordance with GAAP applied consistently with the Specified Accounting Policies).

5.14         Equipment.  Schedule 5.14(i) is a complete and accurate list of all items of Equipment owned by the Sellers and all FILOT Assets which are Related to the Business other than the Excluded Computer Hardware and other than Equipment which is not significant to the operation of the Business.  Schedule 5.14(i) also sets forth a schedule of the historic cost basis and book value, net of accumulated depreciation, as of December 31, 2007 for each such item of Equipment.  All significant items of Equipment, all FILOT Assets and all Inventory comprising part of the Purchased Assets are physically located on the Owned Real Property or the Leased Real Property, except as otherwise set forth on Schedule 5.14(ii).  Except as provided on Schedule 5.14(iii), the Equipment set forth in Schedule 5.14(i), the equipment leased pursuant to the Personal Property Leases, the FILOT Assets and the equipment of Cogen JV is sufficient and adequate to conduct the Business and Cogen’s business in substantially the same manner as it was being conducted as of the date of this Agreement.  Schedule 5.14(iv) sets forth a true and complete list of all motor vehicles and other significant Equipment owned by the Sellers as of the date of this Agreement for which a certificate of title or origin is required in order to transfer title to Purchaser.  Except as set forth in Schedule 5.14(v) with respect to the Business, (i) none of the Sellers holds any significant item of equipment or significant amount of inventory or property of any other Person pursuant to any consignment or similar arrangement, and (ii) no other Person holds any significant item of Equipment or significant amount of Inventory or property of the Sellers pursuant to any lease, consignment or similar arrangement.

5.15         Personal Property Leases.  Set forth in Schedule 5.15 is a true and complete list of all leases of personal property to which any Seller or Cogen JV is a party as of the date of this Agreement and which Relate to the Business or relate to Cogen JV’s business, in each case where the annual payments under any such lease exceeds $250,000 per annum (collectively, the “Personal Property Leases”).  The Companies are in peaceable possession of all property currently leased under the Personal Property Leases.  Except as set forth in Schedule 5.15, none of the Companies is in default in any material respect with respect to any Personal Property Lease, and no event has occurred which constitutes, or with due notice or lapse of time or both will constitute, a default by any of the Companies in any material respect under any such Personal Property Lease.  None of the Personal Property Leases is properly characterized as a capital lease under GAAP.

5.16         Inventory.  The Inventory reflected on the Most Recent Balance Sheet of the Business or acquired by the Companies after the date thereof, (i) is of a quantity sufficient to enable Purchaser and Cogen JV to carry on the Business and Cogen JV’s business as currently conducted, and (ii) is carried at amounts which reflect valuations and reserves pursuant to the normal inventory valuation policy of the Business and reserves in accordance with GAAP applied consistently with the Specified Accounting Policies.  The reserve for returns of Inventory reflected on the Most Recent Balance Sheet of the Business (and to be reflected on the Final Closing Date Statement) is (and will be) in accordance with GAAP applied consistently with the Specified Accounting Policies.  All inventories of the Business disposed of subsequent to December 31, 2006 have been disposed of only in the ordinary course of business and at prices and under terms that are consistent with past practice.

5.17         Insurance.  Set forth in Schedule 5.17 is an accurate, correct and complete list of all binders, policies of insurance, self-insurance programs or fidelity bonds (“Insurance”) maintained by the Sellers as of the date of this Agreement with respect to the Business, Cogen JV’s business and the Chemicals Business conducted at the CTO Plant or by Cogen JV and any pending claims thereunder (except for claims for health care expenses or life insurance arising in the ordinary course of business, consistent with such Company’s past experience).  All Insurance has been issued under valid and enforceable policies or binders for the benefit of such Company, and all such policies or binders are in full force and effect.  There are no pending or asserted claims against any Insurance as to which any insurer has denied liability, and there are no claims under any Insurance that have been disallowed or improperly filed.

5.18         Product Liability; Product Warranty.  Except as set forth on Schedule 5.18, there are no Legal Proceedings by or before any Governmental Authority or Claims pending or, to the Knowledge of any Seller, threatened against or involving any of the Sellers relating to any product or service alleged to have been provided, processed, manufactured, marketed, serviced, labeled or sold by the Business and alleged to have been defective, or improperly provided, processed, manufactured, marketed, serviced, labeled or sold (“Product Claims”); nor, to the Knowledge of any Seller, is there any valid basis for any such Product Claim.  Except to the extent of the reserves therefor to be reflected on the Final Closing Date Statement, none of the Business, Parent nor Purchaser will be subject to any Liability arising from warranties, guarantees or the like or from injury to any Person or property as a result of ownership, possession or use of any product or service provided, manufactured, marketed, processed, serviced, labeled, distributed, or shipped or sold by the Business prior to the Closing Date.

5.19         Intellectual Property.

(a)           Schedule 5.19(a) sets forth a true and complete list (together with a summary description of each item and specification, where applicable, of the applicable geographic area, date granted or applied for, and the expiration date and status thereof) of all United States and foreign Patents, Trademarks, Trade Names and material registered copyrights (excluding copyrights in Excluded Third Party Software) used in the Business and (i) licensed to or from any Person by any of the Companies as described thereon, (ii) owned by, or registered or applied for by, or in the name of, any of the Companies, or (iii) in which any of the Companies has any rights, including any common law rights (the “Business Intellectual Property”).  Except as expressly set forth in Schedule 5.19(a), the Companies own, on an exclusive basis, free and clear of all Liens (other than Permitted Liens), or, to the Knowledge of the Sellers, have the right to use, all of the Intellectual Property identified in Schedule 5.19(a).  Nothing in this Section 5.19(a) shall be construed as a representation or warranty that the use of the technology or other information contained in the Intellectual Property identified in Schedule 5.19(a) shall be free from any infringement of any Intellectual Property of any other Person.

(b)           Schedule 5.19(b) sets forth a true and complete list and description of all Purchased Intellectual Property, excluding Purchased Intellectual Property which qualifies as such under Section 1.1(f)(ii) and which is not used significantly in the operation of the Business.

(c)           Schedule 5.19(c) sets forth a true and complete list and description of all Intellectual Property used in the operation of the Business that is not contained within the definition “Related to the Business,” excluding Intellectual Property which is not used significantly in the operation of the Business.

(d)           The Companies do not pay to or receive any royalty from any Person with respect to any of the Business Intellectual Property nor has any of the Companies licensed any Person the right to use any of the Business Intellectual Property.  None of the Companies has given or received any notice of infringement or violation of the rights of others with respect to, any Business Intellectual Property or with respect to any license of the Business Intellectual Property under which any Company is licensor or licensee or with respect to the trade dress or packaging of any products bearing the Trademarks set forth in Schedule 5.19(a).  Except as set forth on Schedule 5.19(a), none of the Companies is subject to any Judgment, nor has any Company entered into or become a party to any contract which restricts or impairs the use of any Business Intellectual Property which qualifies as such only under Section 5.19(a)(ii).  To the Knowledge of the Sellers, no Business Intellectual Property owned, used or under development by any of the Companies, and no services or products sold by any of the Companies, in connection with the Business, infringes upon any Intellectual Property of any third party.  None of the Companies has entered into any consent, forbearance to sue or settlement agreement with respect to any Business Intellectual Property and no Claims have been asserted by any Person with respect to the validity of, or ownership of or right to use the Business Intellectual Property and, to the Knowledge of each Seller, there is no basis for any such Claim.  To the Knowledge of the Sellers and except as set forth on Schedule 5.19(d), the items of Business Intellectual Property described in Section 5.19(a)(ii) are valid, have not lapsed and are enforceable, and no application, patent or registration relating thereto has lapsed, expired or been abandoned or canceled or is the subject of cancellation or other adversarial proceeding.  To the Knowledge of the Sellers, no Person is infringing on the Business Intellectual Property.  None of the Companies is in default or in violation with respect to the terms or conditions by which such Business Intellectual Property was acquired or obtained, and no event has occurred which constitutes, or with due notice or lapse of time or both may constitute, a default by any of the Companies under or a violation of any such terms or conditions relating to the Business Intellectual Property.

(e)           Each Company has taken commercially reasonable efforts to maintain and protect the Business Intellectual Property owned by such Company.  All Business Intellectual Property owned or used by any of the Companies (except for Computer Software, data or databases used under valid licenses from third parties or other Business Intellectual Property which qualifies as such only under Section 5.19(a)(i) or (iii)) were created by employees or independent contractors, including any works for hire, and, such Company is the exclusive owner of all rights, title and interest therein.  Each employee and independent contractor of the Business has executed a valid and enforceable proprietary rights assignment agreement in favor of such Company substantially in the form provided to Parent.  Sellers have taken commercially reasonable measures to protect the secrecy, confidentiality and value of any Trade Secrets included in the Purchased Intellectual Property and, to the Knowledge of the Sellers, no unauthorized disclosure of any such Trade Secrets has occurred.

(f)            All Purchased Intellectual Property will be transferred to Purchaser (or one of its Subsidiaries) at the Closing and such Intellectual Property will be available to Purchaser (or one of its Subsidiaries) immediately after Closing on the same terms and conditions under which it was available to Sellers prior to the Closing.  The Seller Name and the other Trademarks, designs or logos used in the operation of the Business that are Excluded IP Assets will remain available for use by Purchaser in the operation of the Business after Closing in the manner and to the extent provided in Section 11.7 hereof.

(g)           The Computer Hardware Related to the Business as of the Closing Date is in good working condition (normal wear and tear excepted).  Other than those errors and defects inherent in Computer Hardware that generally are known within the information technology industry, there has not been any material and recurring malfunction with respect to such Computer Hardware since January 1, 2004 that has not been remedied or replaced in all material respects.

(h)           Schedule 5.19(h) sets forth a true and complete list of all Computer Software that is (i) Purchased Seller Software, or (ii) licensed by Seller and Related to the Business (“Purchased Third Party Software”).

(i)            Schedule 5.19(i) sets forth a true and complete list of all Computer Software that is (i) owned by the Seller or any of its Subsidiaries and used in the Business but not contained within the definition of the term “Related to the Business” (“Excluded Seller Software”) or (ii) licensed by Seller or any of its Subsidiaries and used in the Business but not contained within the definition of the term “Related to the Business” (“Excluded Third Party Software”).

(j)            To the Knowledge of the Sellers, each of the Sellers has obtained and possesses licenses or rights from third parties to use all of the Purchased Third Party Software and, except as disclosed on Schedule 5.19(j), has the right to assign such Purchased Third Party Software to Parent, Purchaser and its Affiliates at Closing in accordance with the terms of this Agreement without the consent of any other Person.

(k)           The Purchased Intellectual Property and the Licensed Seller IP constitutes all of the Intellectual Property (other than Excluded Third Party Software) which is necessary for the operation of the Business and is adequate and sufficient to operate the Business in substantially the same manner as currently conducted.  Nothing in this Section 5.19(k) shall be construed as a representation or warranty that the use of the technology or other information contained in the Purchased Intellectual Property or the Licensed Seller IP shall be free from any infringement of any Intellectual Property of any other Person.

5.20         Licenses.  Except as otherwise described on Schedule 5.20(i), each of the Companies holds all material Licenses necessary for the lawful conduct of the Business and the Chemicals Business conducted at the CTO Plant in the manner in which it currently is being conducted.  Set forth in Schedule 5.20(ii) is a true and complete list of all significant Licenses issued or granted to any of the Sellers by any Governmental Authority as of the date of this Agreement for use in the Business and all pending applications therefor as of the date of this Agreement, complete and correct copies of which have been delivered to Parent.  Except as set forth in Schedule 5.20(iii), each of the Licenses set forth in Schedule 5.20(ii), each of the Licenses held by the Sellers with respect to the conduct of the Chemicals Business at the CTO Plant and each of the Licenses held by Cogen JV has been duly obtained, is valid and in full force and effect, and is not subject to any Liens (other than Permitted Liens) or any pending or, to the Knowledge of the Sellers, threatened administrative or judicial proceeding to revoke, cancel or declare such License invalid in any respect.  Except as set forth in Schedule 5.20(iv), each of the Licenses of the Business is freely transferable to Purchaser without the consent of any Governmental Authority or other Person, and is sufficient in all respects to permit the continued lawful conduct by Purchaser of the Business with respect to the subject matter of the License in the manner now conducted by the Companies.  No default or breach in any material respect by any of the Companies exists with respect to any such Licenses (including, without limitation, any License required for the conduct of the Chemicals Business at the CTO Plant), and no event has occurred which constitutes, or with due notice or lapse of time or both may constitute, such a default or violation in any material respect of any such License.  Nothing in this Section 5.20 shall apply to Licenses required under Environmental Laws, the sole representations and warranties for which are set forth in Section 5.9(b)(ii).

5.21         Brokers.  Except as set forth in Schedule 5.21 (all of the fees and expenses of which shall be paid by Sellers), no agent, broker, investment banker, financial advisor, finder or other Person is or will be entitled to any brokerage commission, finder’s fee or like payment in connection with any of the transactions contemplated by this Agreement based upon such arrangements made by or on behalf of any Company.

5.22         Contracts and Commitments.

(a)           Contracts.  Except as set forth on Schedule 5.22, as of the date of this Agreement none of the Sellers or Cogen JV is a party to any written or oral:

(i)            Contract Related to the Business or Cogen JV pursuant to which either Seller or Cogen JV has advanced or loaned funds, or agreed to advance or loan funds, to any other Person (other than employee advances in the ordinary course of business);

(ii)           Contract or indenture relating to mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on any Purchased Asset or the assets of Cogen JV;

(iii)          Contract with respect to Indebtedness for Borrowed Funds Related to the Business or Cogen JV;

(iv)          Hedging Agreements Related to the Business or Cogen JV;

(v)           (a) Contract Related to the Business or related to Cogen JV’s business for the purchase, or the sale, supply or provision, of merchandise, steam, materials, energy, timber, transportation, supplies or services, or (b) Contract relating to a franchise, distributorship or sale agency arrangement, in each case which involves payments in excess of $250,000 per annum (or, in the case of a Contract to purchase wood, more than $1,000,000);

(vi)          Contract Related to the Business or related to Cogen JV’s business that contains any significant indemnification obligation by or for the benefit of any Company with respect to the Business, other than agreements entered into in the ordinary course of business;

(vii)         Contract prohibiting, in any significant respect, either of the Sellers from freely engaging in the Business or soliciting customers anywhere in the world with respect to the Business;

(viii)        Contract Related to the Business or related to Cogen JV’s business pursuant to which a Company is required with respect to the Business to purchase all of its requirements of any product, service, raw material, energy, fuel or other item from any Person (each, a “Requirements Contract”);

(ix)           Contract relating to any partnership, joint venture or comparable arrangement Related to the Business or related to Cogen JV’s business;

(x)            intercompany Contract between the Business and any of the Sellers, Cogen JV or any of their Subsidiaries or Affiliates or any other Contract not made on an arm’s-length basis;

(xi)           Contract for the sale of any Purchased Assets or, any assets of Cogen JV, other than sales of current assets of the Business in the ordinary course of business;

(xii)          Contract for the sale of products or services by the Sellers that, at the time such Contract was entered into, was anticipated to be at a loss (after giving effect to any Customer Rebates); and

(xiii)         any other Contract Related to the Business or related to Cogen JV’s business (other than purchase and sales orders and Contracts to purchase wood) which involves a consideration in excess of $250,000 per annum (each of the foregoing contracts described in this Section 5.22, other than any Real Property Lease (which is covered under Section 5.12), any Personal Property Lease (which is covered by Section 5.15) or any Labor Agreement (which is covered by Section 5.26), being referred to as a “Material Contract”).

(b)           Enforceability.  Each Material Contract is valid, binding and enforceable in all material respects against the Company which is a party thereto and, to Sellers’ Knowledge, the other parties thereto, in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

(c)           Compliance.  Each Company has performed all material obligations required to be performed by it under each Material Contract to which it is a party, and such Company is not in default under or in breach in any material respect of (nor is it in receipt of any claim of default or breach in any material respect under) any such obligation.  No event has occurred which with the passage of time or the giving of notice (or both) would result in a default, breach or event of noncompliance in any material respect under any obligation of any of the Companies pursuant to any Material Contract.

(d)           Copies.  True, correct and complete copies of each Material Contract and all amendments thereto have been made available to Purchaser prior to the date hereof.

(e)           Other Contracts.  Except as set forth on Schedule 5.22(e), none of Sellers or any of their respective Affiliates is a party to any Contract that is both (i) material to the Business or the business of Cogen JV and (ii) not a Purchased Asset.

5.23         Litigation.  Except as set forth in Schedule 5.23, which contains a list and summary description of pending Legal Proceedings and asserted material Claims, as of the date of this Agreement, there are no Legal Proceedings (excluding any Legal Proceedings with respect to Taxes that are Excluded Liabilities) or asserted material Claims pending or, to the Knowledge of the Sellers, threatened before any Governmental Authority, or before any mediator or arbitrator of any nature, brought by or against any of the Companies, or, to the Knowledge of the Sellers, any of their respective officers, directors, employees or agents involving, affecting or relating to any of the Purchased Assets, the Business, or the transactions contemplated by this Agreement or the Additional Documents.  Except as set forth on Schedule 5.23, as of the date of this Agreement, neither of the Sellers (with respect to the Business) nor any Purchased Asset is subject to any Judgment.

5.24         Transactions with Related Parties.  For purposes of this Agreement, the term “Related Party” shall mean (i) any present officer, executive or management level employee (each of whom is listed on Schedule 5.24(i)) of the Business, (ii) any spouse or immediate family member of any such officer, executive or management level employee or (iii) any Affiliate controlled by or under common control with the Business (such persons in (i), (ii) or (iii) referred to herein as a “Related Party” or collectively as the “Related Parties”; it being further acknowledged that each Company (including Cogen JV) shall be deemed Related Parties of the Business for purposes of subsection (iii) of the foregoing definition).  Except as set forth in Schedule 5.24(ii), (a) during the past three years no Related Party has been a director or officer of, or has had any direct or indirect interest in, any Person, which during such period has been a supplier, distributor, customer, sales agent, lessor, lessee, licensor or licensee of the Business or otherwise done business with the Business involving in any such case more than $100,000, or has competed with or been engaged in any business similar to the Business, (b) no Related Party (other than the Companies) owns, directly or indirectly, in whole or in part, any tangible or intangible asset used in the conduct of the Business with a value in excess of $100,000 which, if it were owned by any Seller, would constitute a Purchased Asset hereunder, and (c) no Related Party is a party to any Contract with any of the Companies with respect to the Business involving expenditures of more than $100,000; provided that the foregoing representation is made to the Knowledge of the Sellers with respect to Related Parties described in subsections (i) and (ii) of this Section 5.24.  Except as disclosed on Schedule 5.24(ii), none of the Companies has directly or indirectly (i) created, incurred or assumed any Indebtedness for Borrowed Funds to any Related Party with respect to the Business (other than the Cogen Junior Notes), or (ii) made any loans, payments or transfers of the assets of any of the Companies to any Related Party with respect to the Business (other than the Cogen Junior Notes).

5.25         Employee Plans.

(a)           Identification.  Set forth in Schedule 5.25 is a true and complete list of all material bonus, pension, stock option, stock purchase, benefit, health, welfare, profit sharing, retirement, disability, vacation, severance, hospitalization, insurance, incentive, deferred compensation and other similar fringe or employee benefit plans, funds, programs or arrangements, and all employment contracts or compensatory arrangements, written or oral, in each of the foregoing cases which cover, are maintained for the benefit of, or relate to any or all employees of any of the Sellers and their Subsidiaries which cover any employees of the Business or provide benefits to any former employees of the Business (the “Seller Employee Benefit Plans”).  Cogen JV employees, if any, participate in the Seller Employee Benefit Plans.

(b)           Documentation.  With respect to each Seller Employee Benefit Plan, the Sellers have made available to Parent true and complete copies of all plan documents and amendments (including all related trust agreements) and all summary plan descriptions and summaries of modifications thereto communicated or required to be communicated to employees of the Business.  The Sellers have made available to Parent true and complete copies (to the extent applicable to Business Employees) of all material manuals, brochures or publications or similar documents of any of the Sellers and each member of a controlled group within the meanings of Sections 414(b), (c), (m) or (o) of the Code regarding compensation, benefits and termination of Business Employees.

(c)           Code and ERISA.  Each Seller Employee Benefit Plan and its related trust that is intended to qualify and be exempt under Section 401(a) and Section 501(a) of the Code, respectively, is so qualified and exempt.  Except as set forth on Schedule 5.25(c), none of the Sellers maintains any Seller Employee Benefit Plan for the benefit of Business Employees (i) outside the United States of America or (ii) for the benefit of any Business Employees whose principal place of employment is outside of the United States of America.

(d)           Termination Benefits.  Except as set forth on Schedule 5.25(d), no Seller Employee Benefit Plan provides medical, health, life or other welfare benefits for present or future terminated employees or retirees (other than any medical benefit continuation provided in compliance with the Consolidated

Omnibus Budget Reconciliation Act of 1985 as amended, or other similar state Rule).

(e)           Multiemployer Plans.  None of the Seller Employee Benefit Plans is a multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of the Employee Retirement Income Security Act of 1974, as amended, or Section 414(f) of the Code.

(f)            Employee Plan Grievances.  Except as set forth on Schedule 5.25(f), no Legal Proceeding or asserted material written Claim with respect to the assets thereof (other than routine claims for benefits made in the ordinary course of plan administration for which plan administrative review procedures have not been exhausted) are pending or, to the Knowledge of the Sellers, threatened against or by any Business Employee with respect to any Seller Employee Benefit Plan.

(g)           Accelerated Payments.  Except as set forth in Schedule 5.25(g), the approval and consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event such as a termination of employment) will not (i) entitle any Business Employee to severance pay or termination benefits, or entitle any Business Employee to any payment, additional benefits or any acceleration of the time of payment or vesting of any benefits under any Seller Employee Benefit Plan, or (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any such Business Employee.

5.26         Labor and Employee Matters.

(a)           Labor Agreements.  Except as set forth in Schedule 5.26(a), none of the Companies is a signatory or party to, or otherwise bound by, any collective bargaining agreement (or any side letter, related agreement, extension agreement or other agreement with any labor organization) applicable to employees of the Business (a “Labor Agreement”).  No current union representation questions involving employees of the Business are outstanding.  None of the Sellers has agreed with or made any commitment to any labor organization that any Labor Agreement to which any Seller is a party must or will be assumed by the Parent or Purchaser in the event of a transaction such as that contemplated by this Agreement.  To the Knowledge of the Sellers, except as disclosed in writing to Purchaser, as of the date of this Agreement, none of the Persons set forth on Schedule 5.26(a)(ii) has any plan to terminate employment with any of the Companies.

(b)           Labor/Employment Controversies.  Except as set forth on Schedule 5.26(b), each Company is and has been within the last three years in compliance in all material respects with all applicable Rules relating to the employment of labor with respect to the Business.  Except as set forth on Schedule 5.26(b), there is no unfair labor practice charge or complaint pending or, to the Knowledge of any of the Sellers, threatened against any of the Companies with respect to the Business before any Governmental Authority.  Except as set forth on Schedule 5.26(b), (i) there is no actual or, to the Knowledge of the Sellers, threatened or imminent activity by any labor organization (or representative thereof) to organize any unorganized employees of the Business, (ii) there has been no material work stoppage, and no labor dispute, grievance, slowdown, lockout, strike, work stoppage or other collective labor action is in effect, pending or, to the Knowledge of the Sellers, imminent or threatened against or affecting the Business, and (iii) there has been no mass lay-off, plant closure, employment loss or other event subject to the Worker Adjustment and Retraining Notification Act or any similar law of any state within the last year with respect to employees of the Business.

(c)           Agreements.  Except as set forth on Schedule 5.26(c), none of the Companies is currently a party to or bound by any contract for the employment of any director, officer or employee of the Business or for the performance by any individual who is an independent contractor (including purchasing agents, consultants and the like) of services for the Business.  Notwithstanding any disclosure in any Schedule hereto, there are no agreements, arrangements or understandings other than a Labor Agreement set forth on Schedule 5.25(a) that would restrict the ability of any of the Companies to terminate the employment of any employees of the Business at any time, for any lawful reason or at will, without penalty or other Liability.  The Sellers have furnished to Parent true and correct copies of all the documents set forth on Schedule 5.26(c).  To the Knowledge of the Sellers, none of the employees of any of the Sellers is subject to any noncompete, nondisclosure, nonsolicitation or confidentiality agreement with or restriction imposed by any other Person which would conflict with, limit or otherwise affect said employee’s ability to fully engage in activities of the Business.

(d)           Compensation.  Schedule 5.26(d)(i) sets forth a true and complete list of directors, officers, employees and individuals who are independent contractors who perform services for the Business, and for each such Person includes a complete and accurate summary description of the current rate of compensation payable to such Person and any severance pay, lump sum or other payment, compensation or other remuneration that such Person is or would be eligible to receive, or has received, upon termination of employment or service.  Except as expressly set forth in Schedule 5.25(d)(ii), none of the Sellers has any oral or written severance policy or other severance obligation with respect to the Business.  Except as set forth in Schedule 5.26(d)(iii), no employee of the Business is employed at a location outside the United States or entitled to employment rights or benefits under the law of any jurisdiction other than that of the United States or a state of the United States.

(e)           Schedule 5.26(e)(i) contains a true, correct and complete list of those employees of the Sellers who are primarily employed in the Business and also perform services for the Chemicals Business or other businesses of Sellers and their Affiliates and Schedule 5.26(e)(ii) contains a true, correct and complete list of those employees of the Sellers who are based in Charleston, South Carolina and are primarily employed in the Chemicals Business or other businesses of Sellers and their Affiliates and also perform services for the Business, in each case together with a description of the services provided for each of the businesses.

5.27         Customers, Suppliers and Distributors.  Set forth in Schedule 5.27(i) is a list of the 20 largest customers and the 20 largest suppliers of the Business for each of 2005, 2006 and 2007 (specifying the amount purchased or sold).  Except as set forth in Schedule 5.27(ii), no customer or supplier of the Business set forth on Schedule 5.27(i) has within the twelve months prior to the date of this Agreement, significantly decreased its provision of services or supplies to the Business or its purchases of products of the Business or, to the Knowledge of any of the Sellers, significantly and adversely modified its relationship with the Business, or notified any Seller that it has cancelled or terminated or, to the Knowledge of any of the Sellers, threatened so to cancel, terminate or materially decrease purchases or sales of services, supplies or products (except for temporary fluctuations in demand) or significantly and adversely modify the relationship of such Person with the Business.

5.28         Import/Export Activities.

(a)           All of Sellers’ imports for the Business have been made in all material respects in accordance with U.S. import controls Rules.  The Sellers paid all customs duties owing with respect to any and all imported Purchased Assets to be sold and transferred to Purchaser pursuant to this Agreement.  All customs entry information provided by the Business to Governmental Authorities in connection with the import thereof has been true and correct in all material respects, and no issue has been raised with the Business by any Governmental Authority that is currently pending in connection with any customs entry.  There is no unresolved issue or unpaid deficiency, fine or penalty relating to any audit, examination or investigation of the Business customs entries.

(b)           All of the Sellers’ exports and “deemed exports” for the Business have been made in all material respects in accordance with U.S. export controls Rules (including without limitation the Export Administration Regulations and the International Traffic in Arms Regulations (“ITAR”)), and no issue has been raised by any Governmental Authority that is currently pending in connection with any export transaction or relating to any audit, examination or investigation of any export activities of the Business.  No Seller is subject to any Claim or Judgment of any Governmental Authority that would bar it from exporting or otherwise limit its exporting activities for the Business, and there is no unresolved issue or unpaid fine or penalty arising out of or related to the export transactions of the Business.  The Sellers are in material compliance with all purchase orders and other contracts relating to the Business which require compliance with ITAR.

5.29         Power Generating Facilities.  Except as set forth in Schedule 5.29:  (i) the Power Generating Facilities of the Business and Cogen JV, the FILOT Assets used by Cogen JV, the buildings, structures and improvements located on the Leased Real Property leased by Cogen JV and the other Equipment owned by Cogen JV have been maintained in all material respects in good repair and working order, subject to normal wear and tear consistent with customary practice in the industry in which the Business operates, (ii) all necessary repairs, renewals, replacements, betterments and improvements to the Power Generating Facilities have been made to permit the Power Generating Facilities to operate, (iii) the Power Generating Facilities are operating, in all material respects in accordance with the Rules, and (iv) to Sellers’ Knowledge, there are no conditions existing in respect of the Power Generating Facilities which would require capital expenditures that are significantly in excess of the amounts budgeted by the Sellers for maintenance, repair or renewal in the 2008 capital plan for the Business and Cogen JV attached hereto as Schedule 5.29 (the “2008 Capital Budget”).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Each of Parent and Purchaser hereby jointly and severally represents and warrants to the Sellers as of the date of this Agreement as follows:

6.1           Corporate Organization; Authority.  Each of Parent and Purchaser is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the State of Delaware and prior to Closing Purchaser will be  duly qualified or licensed to do business in the State of South Carolina.  Each of Parent and Purchaser has the full power and authority to enter into, execute and deliver this Agreement and the Additional Documents to which it is a party and to perform and observe fully its obligations hereunder and thereunder and to perform the transactions contemplated hereby and thereby.  No corporate or limited liability company proceedings (including, without limitation, any action by the stockholders of Parent) on the part of Parent or Purchaser are necessary to authorize such execution, delivery and performance.  This Agreement has been, and the Additional Documents to which Parent or Purchaser, as applicable, is a party will be, on or prior to the Closing Date, duly and validly executed and delivered by such Person and, assuming due authorization, execution and delivery by the Sellers, this Agreement constitutes, and each of the Additional Documents when so executed and delivered will constitute, valid and binding legal obligations of Parent or Purchaser, as applicable, enforceable against such Person in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Rules affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in law or equity).

6.2           Absence of Conflicts.  Except as set forth on Schedule 6.2 attached hereto, the execution, delivery and performance by each of Parent and Purchaser of this Agreement and the Additional Documents, and the transactions contemplated hereby and thereby, do not and will not (a) conflict with or result in any violation of or constitute a breach or default under any provision of the charter documents, bylaws, certificate of formation or operating agreement, as applicable of Parent or Purchaser, (b) violate, conflict with or result in a violation or breach of, in any material respect, or constitute a material default (with or without due notice or lapse of time or both) under, or permit the termination of, or require any notice under, or require the consent of any other party to, or result in the acceleration of, or entitle any party to accelerate any obligation or agreement, or result in the loss of any material benefit or the imposition of any material fee or penalty, in each case under any of the terms, conditions or provisions of any material debt, note, bond, mortgage, indenture, deed of trust, license, lease, permit, agreement or other instrument or obligation to which either Parent or Purchaser is a party or by which either Parent or Purchaser may be bound or affected, (c) violate in any material respect any Judgment to which Parent or Purchaser is bound or subject or (d) violate in any material respect any Rule applicable to Parent or Purchaser.

6.3           Consents.  Except (i) for consents and approvals of, or filings or registrations with, the FTC and the Department of Justice pursuant to HSR and any foreign antitrust requirements, if applicable, (ii) the receipt by Purchaser of appropriate Licenses to own the Purchased Assets and operate the Business and (iii) as set forth on Schedule 6.3 attached hereto, no material notice to and no material permit, authorization, consent, waiver or approval of, or material declaration or filing with, any Governmental Authority is necessary for the consummation by Parent or Purchaser of the transactions contemplated by this Agreement or the Additional Documents.

6.4           Brokers.  Neither Parent nor Purchaser has employed any investment banker, agent, broker, financial advisor, or finder or other Person who will be entitled to any brokerage commission, finder’s fee or the like payment in connection with the transactions contemplated by this Agreement.

6.5           Litigation.  As of the date of this Agreement, there are no Legal Proceedings or asserted material Claims pending or, to the Knowledge of Purchaser, threatened before any Governmental Authority, or before any mediator or arbitrator of any nature, brought by or against Purchaser or Parent or, to their Knowledge, any of their respective officers, directors, employees or agents involving, affecting or relating to or that challenges this Agreement, the Additional Documents or any action taken or to be taken by Purchaser in connection with, or that seeks to enjoin or obtain monetary damages in respect of, the consummation of the transactions contemplated hereby or thereby.

6.6           Financing.  Schedule 6.6 sets forth true, accurate and complete copies of debt commitment letters and related term sheets (collectively, excluding any engagement and fee letters associated therewith, the “Financing Commitments”) to be used in connection with the transaction contemplated hereby (the “Acquisition Financing”).  As of the date hereof, the Financing Commitments are in full force and effect, have not been withdrawn or terminated or otherwise amended or modified in any respect, and, as of the date hereof, Purchaser has no reason to believe that the Financing Commitments will not lead to the Acquisition Financing contemplated thereby.  The proceeds from such Acquisition Financing, together with existing cash resources and lines of credit of Parent and its Affiliates, constitute all of the financing required to be provided by Purchaser for the consummation of the transactions contemplated hereby.  The Financing Commitments (other than the engagement and fee letters entered into in connection therewith) constitute, as of the date hereof, the entire and complete agreement between the parties thereto with respect to the financing contemplated thereby, and there are no conditions precedent or other contingencies related to the funding of the Acquisition Financing other than as set forth in the Financing Commitments.

6.7           No Inducement or Reliance; Independent Assessment.

(a)           With respect to the Purchased Assets, the Business, Cogen JV or any other rights or obligations to be transferred hereunder or under the Additional Documents or pursuant hereto or thereto, Purchaser and Parent have not been induced by and have not relied upon any representations, warranties or statements, whether express or implied, made by the Sellers or any of their respective Affiliates, or any agent, employee, attorney or other representative of the Sellers or any such Affiliate representing or purporting to represent any of them that are not expressly set forth herein (including the Schedules hereto) or in the Additional Documents, whether or not any such representations, warranties or statements were made in writing or orally, and except as otherwise provided in Article IX hereof, none of the Sellers or any of their respective Affiliates, or any agent, employee, attorney, other representatives of the Sellers or any other Person shall have or be subject to any liability to Purchaser or Parent or any other Person resulting from the distribution to Purchaser or Parent, or Purchaser’s or Parent’s use of, any such information, including the Offering Memorandum and any information, documents or material made available in any transactions contemplated hereby.

(b)           Purchaser and Parent acknowledge that they have made their own assessment of the present condition and the future prospects of the Business and Cogen JV and are sufficiently experienced to make an informed judgment with respect thereto.  Purchaser and Parent acknowledge that, except as explicitly set forth herein (including the Schedules hereto) or in the Additional Documents, none of the Sellers or any of their respective Affiliates has made any warranty, express or implied, as to the prospects of the Business or Cogen JV or their profitability to Purchaser or Parent, or with respect to any forecasts, projections or business plans prepared by or on behalf of the Sellers and delivered to Purchaser or Parent in connection with their review of the Business and Cogen JV and the negotiation and the execution of this Agreement.

ARTICLE VII

COVENANTS

7.1           Conduct of the Business Prior to the Closing Date.  During the period from the date of this Agreement and continuing through the Closing Date, except as expressly contemplated or permitted by this Agreement or to the extent that Parent shall otherwise consent in writing, each of the Sellers shall use commercially reasonable efforts to carry on the Business and its affairs in such a manner so that the representations and warranties contained in Article V shall continue to be true and correct throughout such period, and on and as of the Closing Date as if made again by the Sellers on the Closing Date, and throughout such period each of the Sellers shall carry on the Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use commercially reasonable efforts to (a) preserve intact the present business organization of the Business and Cogen JV, (b) keep available the services of the present officers and employees of the Business, and (c) preserve its relationships with customers, distributors, suppliers and others having business dealings with the Business.  Without limiting the generality of the foregoing, prior to the Closing Date, the Sellers shall not, and shall cause Cogen JV not to, take any of the following actions in connection with the Business, without the prior written consent of Parent:

(i)            incur any Liability other than in the ordinary and usual course of business and consistent with past practice, incur any Indebtedness for Borrowed Funds, make, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on its assets, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the Liabilities of any other Person (other than the endorsement of checks and other similar instruments in the ordinary course of business);

(ii)           issue, sell, pledge, dispose of, encumber or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any equity interests or any securities convertible into or exercisable or exchangeable for equity interests of Cogen JV (other than pursuant to the Cogen Buyout);

(iii)          permit Cogen JV to split, combine or reclassify any equity interests in Cogen JV, declare, pay or set aside for payment any dividend or distribution in respect of equity interests of Cogen JV (other than such dividends or distributions of cash that would not violate the Cogen LLC Agreement), or directly or indirectly redeem, purchase or otherwise acquire any equity interests or other securities of Cogen JV other than pursuant to the Cogen Buyout;

(iv)          sell, pledge, encumber, lease, license, assign or otherwise transfer any Purchased Assets or any assets of Cogen JV, other than sales of Inventory and the disposition of obsolete, damaged or worn out assets in the ordinary course of business consistent with past practice and other than such distributions of cash of Cogen JV that would not violate the Cogen LLC Agreement;

(v)           except as set forth on Schedule 7.1(i), and except as required by applicable law or by a binding agreement in effect on the date hereof, (A) adopt or amend any Seller Employee Benefit Plan or Labor Agreement in a manner that would result in an increase in liability relating to employees employed in the Business, (B) except for salary increases not to exceed 3% in the aggregate for all employees plus an additional $50,000 in the aggregate for all employees granted in the ordinary course of business consistent with past practice, grant, or become obligated to grant, any increase in the compensation, bonuses or other benefits of directors, officers, employees or independent contractors of the Business or (C) hire any employees that are not Approved Hires or enter into any employment, severance, termination or similar agreement or arrangement that is not an Excluded Liability with any employee of the Business;

(vi)          (A) fail to maintain any of the Purchased Assets, the FILOT Assets, or any of the assets of Cogen JV in good repair, order and condition, ordinary wear and tear excepted, in accordance with normal industry practice; or (B) sell, transfer, use or otherwise dispose of any stores and supplies Inventory (consisting of, among other things, spare parts for property, plant and equipment and related items) having a value in excess of $15,000 per calendar month in the aggregate, other than (i) as a result of internal consumption by the Business or (ii) transfers of stores and supplies Inventory to other Businesses of Sellers or other Affiliates, in each case in the ordinary course of the Business consistent with past practices and provided in the case of subsection (ii), that such stores and supplies Inventory is replaced with comparable Inventory of approximately equivalent value within a reasonable time or traded for stores and supplies Inventory of approximately equivalent value;

(vii)         fail to maintain and keep in full force and effect all insurance on assets and property or for the benefit of employees of the Business, all liability and other casualty insurance and all bonds on personnel, presently carried, fail to present all claims under such insurance policies in a proper and timely manner or breach any obligation under such insurance policies;

(viii)        enter into any transaction not in the ordinary course of business, except with respect to the transactions contemplated by this Agreement;

(ix)           engage in any of the activities set forth in Sections 5.8(b)(vi), (vii), (ix) (except for activities described in Schedule 5.24 hereof conducted in accordance with Sellers’ historical practices), (x) or (xvi) (with respect to the foregoing subsections);

(x)            except as provided in Annex H to the Fiber Supply Agreement, enter into, renew, amend or terminate any Requirements Contract, or any other Contract Related to the Business or Cogen JV:  (x) with any customer involving payments in excess of $500,000 and requiring payment of a rebate, (y) involving payments in excess of $1,000,000 (or, in the case of Contracts with respect to the purchase of wood, $1,000,000) or (z) any Hedging Agreement;

(xi)           commit to make any charitable contribution after the Closing Date exceeding $10,000 for any single contribution and $50,000 in the aggregate; or

(xii)          waive any material rights relating to the Business or Cogen JV arising under or in connection with any Material Contract;

(xiii)         transfer any Business Employee listed on Schedule 7.1(xiii), or solicit or hire any such Business Employee for employment by, any Seller or division or Affiliate thereof (other than the Business); or

(xiv)        agree, in writing or otherwise, to do any of the foregoing.

7.2           Public Announcements.  Prior to Closing, none of Parent or Purchaser or any of the Sellers shall issue or make, or permit any of their controlled Affiliates to make, any press release or other public statements with respect to this Agreement or the transactions described herein except and unless such release, statement or announcement has been jointly approved by Parent and MW (which approval shall not be unreasonably withheld or delayed), except as may be required by applicable Rule or by obligations pursuant to any listing agreement with any securities market or any securities market regulations.  If either the Sellers, on the one hand, or Parent or Purchaser on the other hand, is so required to issue or make a press release, public statement or other announcement within the scope of the preceding sentence, such Party shall inform the other Party prior to issuing or making any such press release, public statement or announcement and shall reasonably consult with the other Party regarding the content thereof if practicable.

7.3           Release of Liens.  At or prior to the Closing, Sellers shall cause all material Liens (other than Permitted Liens) with respect to the Purchased Assets to be released and terminated.

7.4           Bulk Sales Compliance.  All of the parties hereto waive compliance with any “bulk sales” and similar laws applicable to the transactions contemplated hereby, if any; provided that Sellers shall indemnify the Purchaser Indemnified Parties for any Losses arising from such non-compliance under Article IX hereof.

7.5           Employees.

(a)           Employment.  At least five days prior to the Closing Date, Purchaser (directly or through an Affiliate of Purchaser) or, with respect to foreign employees, a third party administrator designated by Purchaser and agreed to by Sellers, will offer employment, effective as of the Closing Date, through a general notice (pursuant to methodologies mutually agreed upon by Sellers and Purchaser) in an equivalent position to each individual who is listed on Schedule 7.5(a) (as such Schedule may be modified in writing by agreement of the Parties), each individual listed on Schedule 7.1(v) who is hired by the Business after the date of this Agreement and prior to the Closing and each other individual who is hired by the Business with the consent of Purchaser pursuant to Section 7.1 after the date of this Agreement and prior to the Closing, in each case who remains employed by any Seller or any of its Subsidiaries immediately before the Closing, including any such individual who is absent due to vacation, holiday, sickness or other approved leave of absence (each such employee, a “Business Employee”).  Each Business Employee will be deemed to have accepted such offer, unless (A) the Business Employee expressly rejects such offer before the Closing Date or (B) the Business Employee otherwise indicates by his or her actions that such offer of employment has not been accepted and Purchaser notifies Seller within 30 days following the Closing Date of such non-acceptance of the offer (the employees who accept such offer being referred to herein as the “Affected Employees”).  For this purpose “equivalent position” means a position with at least the same base salary or base hourly wage rate as was in effect for such individual immediately prior to the Closing and in the same location, and with such other terms and conditions as the Purchaser shall deem appropriate, subject to the terms of any Labor Agreement which covered an Affected Employee (such covered Affected Employees referred to as “Represented Employees”) and which is assumed by Purchaser (or an Affiliate of Purchaser) pursuant to subsection (c) below.  Notwithstanding the foregoing, any offer of employment to an Affected Employee who is on short-term disability leave, approved leave of absence, or military leave (an “Inactive Employee”) shall be conditioned on such Inactive Employee being ready and able to return to work within six months following the Closing Date (excepting in the case of Inactive Employees whose rights to employment or reemployment from a leave of absence are subject to and governed by the terms of any Labor Agreement assumed by Purchaser and who will be offered employment with Purchaser consistent with such Labor Agreement), or in the case of military leave, within the time prescribed by law if later.  The parties shall work together in good faith to resolve any questions that might arise between the date of this Agreement and the Closing with respect to the employment status of any Affected Employees affected by the transactions contemplated by this Agreement and to make any corresponding changes in the Schedules referred to in this Section 7.5(a).

(b)           Purchaser Benefit Plans.

(i)            Benefits; Service Recognition.  For the twelve-month period immediately following the Closing, Purchaser (or an Affiliate of Purchaser) shall maintain employee benefit and compensation (including incentive bonus opportunity) plans, programs and arrangements for the benefit of the Affected Employees (other than the Represented Employees) that, when taken as a whole, are comparable to those provided to similarly situated employees of Parent or its Affiliates as in effect on the date hereof; provided, that for the twelve-month period immediately following the Closing, each Affected Employee (other than the Represented Employees) who remains employed by the Business shall be provided at least the same base salary or base hourly wage rate as was in effect for such individual immediately prior to the Closing.  Seller and Purchaser shall cooperate so that there shall be in effect, as of Closing, medical, life insurance, disability and other welfare plans sponsored by Purchaser, and/or one or more Affiliates of Purchaser, that provide Affected Employees (other than the Represented Employees) with substantially the same benefits, on substantially the same terms and conditions, as are provided to similarly situated employees at Parent or its Affiliates as in effect on the date hereof.  Purchaser shall cause the employee benefit plans of Purchaser and its Affiliates providing benefits to Affected Employees after the Closing (the “Purchaser Plans”) (i) to give credit to Affected Employees for service previously credited with the Business prior to the Closing Date for the purposes of eligibility, vesting, retirement eligibility and benefit accrual (except as would result in the duplication of benefits and excluding benefit accrual under any defined benefit pension plan) under such Purchaser Plans to the same extent as each such Affected Employee was entitled, before the Closing, to credit for such service under any similar Seller Employee Benefit Plans, (ii) to give credit to Affected Employees for any deductible or co-payment amounts paid prior to the Closing in respect of the plan year in which the Closing Date occurs to the extent that, following the Closing Date, they participate in any corresponding Purchaser Plan for which deductibles or co-payments are required, and (iii) to waive for Affected Employees any pre-existing condition exclusion or restriction, any waiting period limitation, or any evidence of insurability requirements to the extent such exclusions, restrictions, limitations or requirements had been waived or satisfied under the terms of any corresponding Seller Employee Benefit Plan immediately prior to the Closing Date.

(ii)           Severance.  Purchaser will maintain for the benefit of Affected Employees (other than the Represented Employees) whose employment terminates at any time from the Closing Date through the first anniversary thereof, a severance plan or plans providing benefits, terms and conditions, in terms of eligibility and level of benefit that are not less favorable than those provided under the terms and conditions of the MeadWestvaco Severance Plan for Salaried and Non-Union Hourly Employees.

(iii)          Annual Bonus.  Each Affected Employee who is eligible for an annual bonus under any of the Seller Employee Benefit Plans for the year in which the Closing occurs shall be paid such an annual bonus, to the extent earned under the terms of the applicable Seller Employee Benefit Plan (without regard to any requirement of service through the end of that year), and pro-rated through the Closing Date.  Purchaser shall pay or cause to be paid such accrued pro-rated bonuses to the eligible Affected Employees.

(iv)          Vacation.  To the extent applicable Law requires the payment in cash of the vacation entitlements that Affected Employees have, under the applicable policies of Seller and its Subsidiaries, accrued but not used through Closing (“Accrued Vacation”), Purchaser shall pay or cause to be paid such amounts to Affected Employees at or promptly following Closing.  Purchaser shall permit Affected Employees to carry over, and to use after Closing, all other Accrued Vacation in accordance with the applicable policies of Purchaser and its Affiliates as in effect as of the Closing Date, subject to the requirements of any applicable Labor Agreement.

(c)           Assumption of Collective Bargaining Agreements.  Purchaser shall assume all Labor Agreements (solely with respect to Affected Employees) as of the Closing; it being understood that Purchaser will be substituted for Seller as the employer under the Labor Agreements solely with respect to the Represented Employees, and that except as provided in Sections 7.5(d) and (h) for certain pension and retiree life and health benefits, the benefits provided to Represented Employees under the Labor Agreements will no longer be provided through Seller Employee Benefit Plans as of the Closing but will be provided through benefit plans provided by Purchaser.

(d)           Allocation of Liabilities.  Sellers will remain responsible for any and all Liabilities arising out of or in any way related to the employment of the current and former employees of Sellers or their Affiliates (other than the Affected Employees) or their termination of employment by Sellers, regardless of whether such Liabilities become known, accrue or vest before, on or after the Closing.  Except as specifically provided in paragraphs (a), (b) or (g) of Schedule 2.1 or Section 7.5(b) (other than Section 7.5(b)(ii)), Section 7.5(c), Section 7.5(e) or Section 7.5(h) Sellers shall remain responsible for any and all Liabilities and obligations with respect to the current and former employees of such Seller (including without limitation the Affected Employees) and their respective beneficiaries and dependents that were or are incurred or accrued with respect to such individuals under any Seller Employee Benefit Plan or any employment, severance, change in control, stay bonus or other agreement with any Seller including, without limitation, Liabilities retained by Sellers pursuant to Section 7.5(f) (relating to certain disabled employees) and Section 7.5(h) (relating to certain benefits of Represented Employees).  Except as provided in the preceding sentence and as provided in paragraphs (b), (e), (g), (h) or (i) of Schedule 2.1, Purchaser shall be solely responsible for any Liabilities arising out of the employment of any Affected Employees before, on or after the Closing Date, including without limitation accrued obligations for salaries, wages and other compensation payable after the Closing Date, personal days and floating holidays and sick pay of the Affected Employees, and Liabilities respecting any Represented Employee relating to, arising out of or resulting from any Labor Agreement (including, without limitation, Liabilities assumed by Purchaser pursuant to paragraph (a) of Schedule 2.1 and Section 7.5(b) (other than Section 7.5(b)(ii)), Section 7.5(c), Section 7.5(e) and Section 7.5(h)); provided, however, that Purchaser’s assumption of any Liability under this Section 7.5(d) shall be without prejudice to its rights of indemnification under Article IX to the extent the existence or extent of such Liability is a breach of any representation or warranty of Sellers set forth in Article V.  No assets held in trust for any Seller Employee Benefit Plan will be transferred to Purchaser or to any employee benefit plan adopted or maintained by Purchaser or any of its Subsidiaries.

(e)           Welfare Benefits.  With respect to the health and welfare plans of Seller listed on Schedule 7.5(e), as in effect immediately prior to the Closing (such plans, the “Health and Welfare Plans”), Purchaser shall assume and Sellers shall not retain any Liability (other than Excluded Liabilities set forth in paragraphs (b), (e), (h) or (i) of Schedule 2.2 and except as otherwise expressly provided in this Section 7.5) relating to health and welfare claims by or on behalf of Affected Employees or their covered dependents in respect of the Health and Welfare Plans that are incurred and reported but unpaid prior to the Closing (such claims, the “Assumed Health and Welfare Claims”).  For periods from the date of this

Agreement to the Closing, Sellers shall cause each of the Health and Welfare Plans to pay claims in respect of Affected Employees or their covered dependents at least as promptly as such Health and Welfare Plan has paid claims for the most recent completed plan year of such Health and Welfare Plan ended prior to the date of this Agreement.  To the extent any such Assumed Health and Welfare Claims are paid by a Health and Welfare Plan on or after the Closing, Sellers shall bill Purchaser monthly in arrears for the aggregate of such Assumed Health and Welfare Claims actually paid (each such bill, a “Health and Welfare Bill”), and as soon as practicable following the receipt by Purchasers from Sellers of such Health and Welfare Bill, Purchaser shall pay to Sellers in each case an amount equal to the total amount of such Health and Welfare Bill that is attributable to the Health and Welfare Plan’s cost or payment (as applicable) of the Assumed Health and Welfare Claims.  Purchaser shall also be responsible under the applicable Purchaser Plans, and Sellers shall not retain any Liability (other than Excluded Liabilities set forth in paragraphs (b), (h) or (i) of Schedule 2.2 and except as otherwise expressly provided in this Section 7.5) for health and welfare claims by or on behalf of Affected Employees or their covered dependents that are incurred but not reported as of the Closing or that are incurred on or after the Closing.

(f)            Disabled and Other Inactive Employees.  Except in the case of Inactive Employees whose rights to employment or reemployment from a leave of absence are subject to and governed by any Labor Agreement assumed by Purchaser (who shall be offered employment with Purchaser consistent with such Labor Agreement), any Affected Employee who on the Closing Date is an Inactive Employee will be deemed to be an employee of such Seller until such Inactive Employee returns to work, or is terminated by Seller, or, in the case of any Inactive Employee receiving short-term disability benefits under any short-term disability program of any Seller, such time as such employee is no longer eligible for such Seller short-term disability program.  If such employee returns to work on or before the time prescribed by Section 7.5(a) above (in the case of an Inactive Employee on approved leave of absence or military leave), or before such employee is no longer eligible for such Seller short-term disability program (in the case of an Inactive Employee on short-term disability leave), he or she will be employed by Purchaser (or an Affiliate of Purchaser) pursuant to Section 7.5(a) above.  If at such time such an Inactive Employee on short-term disability leave will be eligible for long-term disability benefits or disability retirement, such Inactive Employee shall receive benefits under the applicable Seller Employee Benefit Plan and will not be employed by Purchaser.  Sellers will remain responsible for all benefits payable to an employee described in the preceding sentence and all benefits payable to any other Affected Employee who is deemed under the terms of any Seller Employee Benefit Plan to be or to have been totally and permanently disabled as of the close of business on the day immediately preceding the Closing Date.

(g)           Reporting for Affected Employees.  The standard procedure (“Standard Procedure”) for predecessors and successors described in Section 4 of IRS Revenue Procedure 2004-53 shall be utilized with respect to United States income tax reporting (including reporting for social security and Medicaid withholding) for wages and other compensation paid to Affected Employees for the taxable year in which the Closing Date occurs.  Under the Standard Procedure, among other requirements described in IRS Revenue Procedure 2004-53, Sellers and Purchaser (or an Affiliate of Purchaser) will each file a Form W-2 showing all applicable amounts that they have paid respectively to Affected Employees for such taxable year, and Sellers will transfer to Purchaser (via an electronic file) all relevant Forms W-4 and related employee tax elections.  Notwithstanding any other provision of this Agreement, each of the Parties hereto shall cooperate in timely and accurately providing each other Party with the information and forms required to comply with the Standard Procedure, and to make all reporting to the IRS consistent with the Standard Procedure.  The Parties hereto also shall utilize any similar state or local reporting procedure available with respect to Affected Employees, and to cooperate in providing each other with the information and forms required thereby.

(h)           Certain Pension and Post-Retirement Medical Benefits.  As of the Closing Date the Sellers shall cause each Represented Employee to become fully vested in his or her accrued benefits under any Seller Employee Benefit Plan that is a defined benefit plan (as such term is defined in Section 3(35) of ERISA).  Sellers shall continue to provide post-retirement life insurance and medical coverage to any Affected Employee or former employee of the Business who retired before the Closing Date.  To the extent required by any Labor Agreement assumed pursuant to Section 7.5(c), Purchaser shall be responsible under the applicable Purchaser Plan for providing defined benefit plan benefits in excess of the vested accrued benefits under the applicable Seller Employee Benefit Plan, and for providing retiree life and health benefits to Represented Employees who have not retired before the Closing Date.

(i)            No Right of Employment.  Nothing contained herein, express or implied, is intended to confer upon any Affected Employee any right to continued employment for any period by reason of this Agreement.  Nothing contained herein shall be construed to prevent either Sellers or Purchaser (or their Affiliates) from amending or terminating any employee benefit plan, except as otherwise expressly provided herein.

7.6           Access to Information.  Between the date of this Agreement and the Closing Date, upon reasonable notice and at reasonable times without significant disruption to the Business and subject to limitations that are reasonably required to preserve applicable attorney-client privilege or third-party confidentiality obligations, each of the Sellers will give Parent and its authorized representatives and financing sources reasonable access to the Purchased Assets, the Business, the employees of the Business, customers, suppliers, and others with whom the Business has material commercial dealings and Sellers’ outside accountants, in each case at times and places reasonably acceptable to the Sellers (provided that Sellers shall have the right to participate in any such meetings or discussions with any customers, suppliers, others with whom the Business has had material commercial dealings and Sellers’ outside accountants), Cogen

JV, the Books and Records of the Sellers to the extent related to the Business (including accounting work papers) and the Books and Records of Cogen JV (except that Tax Returns and Tax work papers will be limited to materials referenced in Section 1.3(e)) and will permit Parent to make copies thereof and will cause its officers to furnish Parent and its financing sources such reasonably available financial and operating data and other information with respect to the Business, the Purchased Assets, the Assumed Liabilities and Cogen JV which Parent may from time to time reasonably request.  The representations and warranties of the Sellers contained herein and in any Additional Documents shall not be deemed waived or otherwise affected by any such investigation made by Parent, Purchaser or any of their respective representatives.

7.7           All Reasonable Efforts.  Subject to the terms and conditions herein provided, each of the Parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable Rules to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement; provided, however, that in no event shall Parent or Purchaser be obligated to consider, or consummate, any sale, disposition, segregation or other arrangement affecting the Purchased Assets or any assets or properties owned by Parent, Purchaser or any of their respective Affiliates on account of the transactions contemplated by this Agreement, nor shall Parent, Purchaser or the Sellers be obligated to take any other action which would limit their or their Affiliates’ freedom to own and operate their respective businesses, assets and properties as they see fit (except as otherwise expressly provided in this Agreement).

7.8           Consents and Approvals.

(a)           Except as contemplated by Section 7.12(b), each of the Sellers, Parent and Purchaser shall use commercially reasonable efforts to:  (i) obtain all consents, approvals or waivers from, and give any necessary notifications to, third parties required to be obtained in connection with the execution, delivery and performance of this Agreement and the Additional Documents and consummation of the transactions contemplated hereby and thereby, including, with respect to Sellers, any consents, approvals or waivers with respect to the assignment or conveyance of any of the Purchased Assets, Licenses or Assumed Contracts; provided, however, no Party shall be required to incur any cost or expense in connection therewith (except as contemplated by Section 7.12(b)); (ii) make all registrations and filings with, and obtaining all necessary actions or non-actions, waivers, consents and approvals from, all Governmental Authorities (including those in connection with HSR, the filing fee of which shall be paid 50% by Sellers and 50% by Purchaser) and take all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or Legal Proceeding by, a Governmental Authority with respect to the transactions contemplated by this Agreement; (iii) defend any Legal Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any Governmental Authority vacated or reversed; and (iv) with respect to Sellers, obtain all necessary subdivisions, lot splits, consents and approvals as may be required by Rule to cause each parcel of the Owned Real Property, to the extent necessary, to be subdivided and split from the real property used in connection with the Chemicals Business, forestry or other businesses that is not otherwise Related to the Business (other than any real property that is a Transferred Specialty Chemicals Property), such that each such parcel of the Owned Real Property can be conveyed to Purchaser as a separate parcel of real property.  Sellers also shall reasonably assist Purchaser and Parent (without being required to expend any funds) prior to the Closing in arranging for contracts for the Business to replace Excluded Contracts that relate to the Business.

(b)           The Contracts listed on Schedule 7.8(b) are all of the Contracts (other than the Excluded Contracts and the Original Lease) related to the Business which also are related to businesses of Sellers other than the Business (collectively, the “Shared Contracts”).  Sellers, Parent and Purchaser shall take commercially reasonable efforts to separate the Shared Contracts into separate agreements prior to the Closing Date so that from and after the Closing Date Purchaser shall have the sole benefits and Liabilities under each such Contract to the extent related to the Business and the Sellers shall have the sole benefits and Liabilities under each such Contract to the extent not related to the Business.  In connection therewith, Parent and Purchaser shall use commercially reasonable efforts to take the actions described in Schedule 7.8(b).  To the extent any such counterparty refuses to separate a Shared Contract in such manner, the Shared Contract shall be an Excluded Contract, Purchaser and Seller shall enter into a commercially reasonable arrangement to provide to Purchaser the benefits of such Shared Contract to the extent it relates to the Business (provided that Purchaser pays all Liabilities under such Shared Contract to the extent related to the Business), and all Liabilities under such Shared Contract which do not relate to the Business shall be Excluded Liabilities.

(c)           Each of Sellers and Parent shall keep the other Party reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other Party with copies of notices or other communications received by such Party from any third party or any Governmental Authority with respect to the transactions contemplated hereby, subject to any applicable confidentiality restrictions.  Each of Sellers and Parent shall promptly furnish to the other Party such necessary information and reasonable assistance as is reasonably requested in connection with the foregoing and, subject to any applicable confidentiality restrictions, shall promptly provide the other Party’s counsel with copies of all filings made by such Party, and all correspondence between such Party (and its advisors) with any Governmental Authority with respect to the transactions contemplated by this Agreement and any other information supplied by such party and its Affiliates to a Governmental Authority in connection herewith and the transactions contemplated hereby, provided, however, that such Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Party as “outside counsel only,” and materials may be redacted (i) to remove references concerning the valuation of the Business and (ii) as necessary to comply with contractual arrangements.  Materials designated as for “outside counsel only” and the information contained therein shall be given only to the outside legal counsel of the other Party and will not be disclosed by such outside counsel to employees, officers or directors of the other Party unless express written permission is obtained in advance from the providing Party or its legal counsel.  Each of Sellers and Parent shall, subject to applicable Rules, permit counsel for the other Party reasonable opportunity to review in advance, and consider in good faith the views of such Party in connection with, any proposed written communication to any Governmental Authority.  Each of Sellers and Parent agrees not to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection herewith and the transactions contemplated hereby unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Authority, gives the other Party the opportunity to attend and participate.

7.9           Supplements to Schedules.  From time to time prior to the Closing, Sellers will promptly deliver to Parent in writing any information which, if existing, occurring or Known at the date of this Agreement, would have been required to be set forth or described in any Schedule or which is necessary to correct any information in any Schedule which has been rendered inaccurate thereby.  Without limiting the generality of the foregoing, Sellers shall promptly notify Parent of any material change in the normal course of the Business or in the condition of the Purchased Assets or the Assumed Liabilities or the operation of the Business and of any pending or threatened Legal Proceeding relating to the Business, the Purchased Assets, the Assumed Liabilities or the employees of the Business.  No supplement or amendment shall have any effect for the purpose of determining (i) satisfaction of the conditions to Closing set forth in Section 10.1 hereof, (ii) the compliance by each of the Sellers with the covenants of the Sellers set forth herein, or (iii) whether any of the Sellers shall have breached any representation or warranty of the Sellers contained herein.

7.10         Specific Performance.  Each of the Parties hereto hereby acknowledges and agrees that the other Parties would be damaged irreparably in the event that any of the material provisions of this Agreement are not substantially performed in accordance with their specific terms or are otherwise breached.  Accordingly, each of the Parties hereto hereby agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the material provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any state court of Illinois or New York or federal court located in Illinois or New York in addition to any other remedy to which they may be entitled pursuant hereto.

7.11         Financial Statements.

(a)           As soon as available, but in any event no later than 30 days after each calendar month-end following the date of this Agreement that occurs prior to the Closing Date, the Sellers shall deliver to Parent a copy of Sellers’ normal, internal operating balance sheet and internal profit and loss statement (as such internal reports are currently generated in the Business) for each of the Business (fully consolidated with Cogen JV) and Cogen JV.

(b)           As soon as reasonably practicable, but in no event later than April 15, 2008, Sellers shall furnish Parent with (i) an audited balance sheet of the Business (with Cogen JV fully consolidated) as of December 31, 2007, together with the related audited statements of income, stockholder’s equity and changes in cash flows for the year ended December 31, 2007 (together with the unqualified opinion thereon of the Seller’ independent registered public accountants) accompanied by the notes and supplementary information thereto and the reports thereon, each in a form meeting the requirements of Regulation S-X and prepared in accordance with GAAP applied consistently with the Audited Financial Statements (collectively referred to herein as the “Audited 2007 Financial Statements”) and (ii) an audited balance sheet of Cogen JV as of December 31, 2007, together with the related audited statements of income, members’ equity and changes in cash flows of Cogen JV for the year ended December 31, 2007 (together with the unqualified opinion thereon of Cogen JV’s independent registered public accountants) accompanied by the notes and supplementary information thereto and the reports thereon by Cogen JV’s independent registered public accountants, each in a form meeting the requirements of Regulation S-X and prepared in accordance with GAAP applied consistently with the Audited Financial Statements (collectively referred to herein as the “Cogen JV Audited 2007 Statements”).

(c)           Seller shall furnish Parent with the following financial statements of the Business (with Cogen JV fully consolidated), each in a form meeting the requirements of Regulation S-X and prepared in accordance with GAAP applied consistently with the Audit 2007 Financial Statements (collectively, the “Quarterly Unaudited Financials”):  (i) as soon as reasonably practicable, but in no event later than May 15, 2008, the unaudited combined balance sheets of the Business as of March 31, 2008 and March 31, 2007, together with the related unaudited statements of income, stockholder’s equity and changes in cash flow for the three months then ended, and (ii) as soon as reasonably practicable, but in no event later than August 14, 2008, the unaudited combined balance sheets of the Business as of June 30, 2008 and June 30, 2007, together with the related unaudited statements of income, stockholder’s equity and changes in cash flow for the six months then ended.  Each of the forgoing unaudited financial statements shall be subject to a SAS 100 review by the Sellers’ independent registered public accountants.

(d)           Sellers shall furnish to Purchaser any information or documents requested by Purchaser, which is in Sellers’ possession or to which Sellers have access, constituting, or necessary or desirable for the completion of, Parent’s filings under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (“Parent’s Securities Filings”), and any offering memorandum, prospectus, registration statement and any amendments thereto in connection with the debt financing contemplated by the Financing Commitments (the “Offering Documents”) and any updated filings or amendments thereto, and

Sellers shall execute any reasonably necessary management representation letters to permit Parent’s or Sellers’ independent accountants, as applicable, to issue unqualified reports with respect to the Audited Financial Statements, the 2007 Audited Financial Statements and the Cogen JV Audited 2007 Statements to be included in Parent’s Securities Filings and the Offering Documents and any updated filings or amendments thereto.

(e)           Sellers shall use commercially reasonable efforts to obtain prior to the Closing the consent of PricewaterhouseCoopers LLP (“PWC”) to permit the use of the Audited Financial Statements and the 2007 Audited Financial Statements in connection with Parent’s Securities Filings and the Offering Documents.  In addition, Sellers shall use commercially reasonable efforts to cause PWC to provide a comfort letter in accordance with SAS 72 for any such offering.  Parent and Purchaser shall execute any acknowledgements of arrangements or other similar documents in connection with the use of the Audited Financial Statements and the Audited 2007 Financial Statements as may reasonably be required by PWC.

(f)            At the Closing (or within ten (10) business days after written request from Sellers upon termination of this Agreement by Parent, unless this Agreement is terminated by Parent pursuant to Section 12.1(b) (if any of the conditions set forth in Sections 10.1(a), (b), (h) or (i) shall not have been satisfied) or Section 12.1(c)), Parent and Purchaser shall reimburse Sellers for (i) 50% of the documented and invoiced actual out-of-pocket fees and expenses of PWC incurred to audit the Audited Financial Statements and the Audited 2007 Financial Statements and provide the consent and comfort letter contemplated by Section 7.11(e) and (ii) 100% of the cost of the reviews referred to in the last sentence of Section 7.11(c).

7.12         Computer Software.

(a)           Cross-License of Excluded Seller Software and Purchased Seller Software.  At the Closing, Sellers and Purchaser shall enter into the Software Cross-License Agreement pursuant to which (i) Sellers shall grant to Parent, Purchaser and their respective Affiliates, effective as of the Closing, a perpetual, royalty-free, worldwide, irrevocable, non-exclusive license to use, modify and make derivative works of the Excluded Seller Software on the terms set forth in the Software Cross-License Agreement, and (ii) Purchaser shall grant to Sellers and their respective Affiliates, effective as of the Closing, a perpetual, royalty-free, worldwide, irrevocable, non-exclusive license to use, modify and make derivative works of the Purchased Seller Software on the terms set forth in the Software Cross-License Agreement.  The rights of the respective Parties under the Software Cross-License Agreement shall not be sublicensed and will be transferable only in connection with a sale of the Party’s business.

(b)           Excluded Third Party Software and Purchased Third Party Software.  In accordance with Section 7.8, Seller shall use commercially reasonable efforts to work with Parent, Purchaser and their respective Affiliates in obtaining the right to operate the Excluded Third Party Software and Purchased Third Party Software as it was operated by or for the benefit of the Business (including all configurations and customizations thereof) prior to the Closing (the first $2,000,000 in costs of which shall be borne by Purchaser, with the excess, if any, to be paid 50% by the Sellers and 50% by Purchaser).

7.13         Cross-License of Certain Intellectual Property.  At the Closing, the Sellers and Purchaser shall enter into the Intellectual Property Cross-License Agreement pursuant to which (i) Sellers shall grant to Parent, Purchaser, and their respective Affiliates, effective as of the Closing, a perpetual, world-wide, royalty-free, irrevocable, fully-paid, non-exclusive, license to use, practice, reproduce, modify and make derivative works of, and to make, sell and distribute goods and services utilizing or incorporating Intellectual Property (other than Excluded Seller Software) not contained within the definition of “Related to the Business,” which is used in or necessary to perform the processes performed in, and otherwise conduct, the Business and which qualifies as an Excluded IP Asset only under Section 1.3(f)(iii) hereof (the “Licensed Seller IP”) and (ii) subject to Sections 8.2(a) and 8.4, Purchaser shall grant to Sellers, and their respective Affiliates, effective as of the Closing, a perpetual (subject to termination to the extent provided therein), world-wide, royalty-free, irrevocable, fully-paid, non-exclusive, license to use, practice, reproduce, modify and make derivative works of, and to make, sell and distribute goods and services utilizing or incorporating Purchased Intellectual Property (other than Purchased Seller Software) which qualifies as such only under Section 1.1(f)(ii).  The rights of the respective Parties under the Intellectual Property Cross-License Agreement shall not be sublicensed and will be transferable only in connection with a sale of the Party’s business.

7.14         Compliance with Environmental Transfer Statutes.  Sellers shall use commercially reasonable efforts to take, or cause to be taken, and to assist and cooperate with Purchaser in, all actions necessary for complying with the notice requirements of any Environmental Laws regarding the sale or transfer of the Purchased Assets, to the extent possible, prior to the Closing Date; provided, however, that such efforts and assistance shall not require Sellers to make any payment to obtain any consent, approval or waiver or to give such notice.

7.15         Financing.  Parent shall use commercially reasonable efforts to secure the Acquisition Financing pursuant to the Financing Commitment.  If Parent’s financing source notifies Parent that it is unwilling or unable to provide the Acquisition Financing on the terms and conditions set forth in the Financing Commitment, then Parent shall so notify the Sellers of such fact and then Parent shall use commercially reasonable efforts to secure alternative financing with its original and other nationally recognized financial institutions; provided that such alternative financing is on terms and conditions that in the aggregate are no less favorable to Parent than the terms and conditions contemplated by the original Financing Commitment and in no event shall Parent be required to enter into any alternative financing arrangements pursuant to which the cost of capital to Parent shall exceed the cost of capital contemplated by the original Financing Commitment.

7.16         Guarantees; Letters of Credit.  Sellers and Parent shall use commercially reasonable efforts to cause Purchaser or one or more of its Affiliates to be substituted in all respects for Sellers, effective as of the Closing Date, in respect of all obligations of Sellers under each of the guarantees, letters of credit, letters of comfort, bid bonds and performance bonds obtained or entered into by Sellers for the benefit of the Business or Cogen JV and set forth on Schedule 7.16 (the “Guarantees”).  To the extent such substitution contemplated by the first sentence of this Section 7.16 has been effected, Sellers shall from and after the Closing cease to have any obligation whatsoever arising from or in connection with the Guarantees.  To the extent such substitution contemplated by the first sentence of this Section 7.16 has not been effected, Parent shall (i) use commercially reasonable efforts to affect such substitution as soon as practicable following the Closing, and (ii) indemnify Sellers with respect to any such Guarantees in accordance with Article IX.

7.17         Title Commitments; Express Maps; Title Review.

(a)           Title Commitments.  Sellers have delivered (or, with respect to the Badham Chip Mill Site, will deliver) to Purchaser commitments from the Title Company for an ALTA Owner’s (or, if applicable, Leasehold) Title Insurance Policy, 1992 Form (or other ALTA form currently used in the applicable jurisdiction), together with copies of all underlying title documents referenced therein (including any amendments, modifications or supplements thereto, the “Title Commitments”) for the Owned Real Property and the Andrews Chip Mill Site and the Badham Chip Mill Site (collectively, the “Titled Property”).

(b)           Express Maps.  Seller has delivered (or, with respect to the Badham Chip Mill Site, will deliver) to Purchaser an express map (each, an “Express Map,” together, “Express Maps”) from the Title Company’s Express Map Division for each Titled Property, which Express Maps (i) indicate all perimeter boundaries of the Titled Properties, (ii) are sufficient to remove any survey exceptions from the Title Policies in respect of such properties, (iii) are certified to Sellers, Parent, Purchaser, Parent’s and Purchaser’s financing sources and the Title Company, and (iv) indicate no encroachments or other title defects other than Permitted Real Estate Exceptions.

7.18         Required Actions.  Prior to the Closing Date, Sellers shall, at their expense, take the actions described on Schedule 7.18 attached hereto.

7.19         Capital Expenditures.  Prior to the Closing Date, Sellers shall make, and shall cause Cogen JV to make, capital expenditures in the amounts and at the times set forth in the 2008 Capital Budget on projects other than the Fire Loss contemplated by Section 7.25 hereof; provided, however, that the Sellers may change the projects for which they make capital expenditures from those which the 2008 Capital Budget provides will be undertaken prior to the Closing Date if the projects on which the capital expenditures are made by the Sellers:  (i) are included in the 2008 Capital Budget for the portion of the year following the Closing Date and do not relate to the Fire Loss contemplated by Section 7.25, or (ii) are undertaken in response to an emergency and do not constitute a Casualty Loss covered by Section 1.4 or the Fire Loss referred to in Section 7.25, or (iii) if the expenditures are made after the date of this Agreement, they either have been approved in advance by the Purchaser or do not exceed $250,000 individually or $500,000 in the aggregate and, in each case, do not relate to a Casualty Loss covered by Section 1.4 or the Fire Loss referred to in Section 7.25.  If the Sellers fail during 2008 prior to the Closing Date to make capital expenditures required by this Section 7.19 on projects other than the Fire Loss referred to in Section 7.25 which, in the aggregate, are at least equal to the aggregate amount specified in the 2008 Capital Budget for the entire 2008 calendar year multiplied by a fraction, the numerator of which is the number of calendar days in 2008 on or prior to the Closing Date and the denominator of which is 365 (the foregoing portion of the 2008 Capital Budget is referred to as the “Required Pre-Closing Capital Expenditures”), as the sole remedy for such failure, the amount by which such capital expenditures made by Seller in 2008 on or prior to the Closing Date are less than the Required Pre-Closing Capital Expenditures shall be a credit against the Purchase Price and the Closing Payment at the Closing.  In the event that such capital expenditures made by Sellers in 2008 on or prior to the Closing Date exceed the applicable Required Pre-Closing Capital Expenditures, the excess shall increase the Purchase Price and the Closing Payment at the Closing.

7.20         Taxes.  To the extent that, following the Closing, Sellers are required to pay Taxes included in the Assumed Liabilities, Sellers shall provide Purchaser with documentation and information properly reflecting such Tax, and Purchaser shall timely pay to Sellers the amount of such Tax due.  To the extent that, following the Closing, Purchaser is required to pay Taxes included in the Excluded Liabilities, Purchaser shall provide Sellers with documentation and information properly reflecting such Tax due, and Sellers shall timely pay to Purchaser the amount of such Tax due.

7.21         Cogen Buyout.

(a)           Prior to the Cogen Buyout, the Sellers shall cause Cogen JV to distribute approximately $2,099,518 (subject to approval of the amount by Cogen JV’s auditors), on a pro-rata basis to its members.  Prior to or at the Closing, the Sellers shall complete the Cogen Buyout by purchasing, at Sellers’ expense, the Cogen Senior Notes and the Additional Cogen JV Equity Interest, in each case free and clear of all Liens other than Permitted Liens.  Sellers shall purchase the Additional Cogen JV Equity Interest at the price calculated as provided in Section 9.6 (a) of the Cogen LLC Agreement.  In connection therewith at Closing, Sellers shall cause all rights with respect to Liens securing the Cogen Senior Notes, together with all related rights, the Cogen Senior Notes (including appropriate allonges or other transfer powers) and all other loan documentation related to the Cogen Senior Notes to be assigned to Purchaser.  Upon the Closing of the transactions contemplated by this Agreement and the transfer of the Cogen Senior Notes and the Cogen Junior Notes to Purchaser in accordance with the terms of this Agreement, all of the rights of Sellers, together with all of the rights of the Agent (as such term is defined in the Cogen Loan Agreement), the Lenders (as such term is defined in the Cogen Loan Agreement) and any other obligee under or in connection with the Cogen Loan Agreement shall be transferred to Purchaser and all such rights, together with the Cogen Senior Notes, the Cogen Junior Notes, the

Seller’s Cogen JV Equity Interest and the Additional Cogen JV Equity Interest shall constitute Purchased Assets under this Agreement.  Sellers shall obtain written acknowledgements and assignments, in substantially the applicable form attached hereto as Exhibit S, from each of such Agent and Teachers that it has assigned to MW (in the case of Teachers) and Purchaser (in the case of such Agent) all of its rights against Cogen JV and MW and their respective affiliates in connection with the Cogen Loan Agreement and that in connection with such assignment, none of  Cogen JV, Sellers, Parent or Purchaser has any remaining Liability to Teachers, the Agent or any other obligee with respect to the Cogen Senior Notes or the Cogen Loan Agreement.  If Sellers so determine, they may arrange for the assignment and transfer of the Additional Cogen JV Equity Interest directly from SCANA to Purchaser at the Closing.  After such assignment to Purchaser at the Closing, Sellers shall provide Cogen JV at the Closing with a release, in form and substance reasonably satisfactory to Purchaser, of all Claims they may now or thereafter have against Cogen JV with respect to the period prior to the Closing Date, including without limitation under the Cogen Senior Notes and the Cogen Loan Agreement.  Sellers covenant and agree that in no event shall Parent, Purchaser or Cogen JV be liable to any Person other than Purchaser for the “Make-Whole Amount” as defined in the Cogen Loan Agreement.

(b)           Sellers have entered into agreements with SCANA, true and correct copies of which are attached hereto in Schedule 7.21, to effect the Cogen Buyout and the other transactions to be effected with SCANA as contemplated by this Section 7.21.  Prior to or at the Closing, each of SC and Purchaser shall enter into an electricity purchase agreement with the local utility subsidiary of SCANA to purchase electricity, which shall conform with the terms set forth in the agreements attached as Schedule 7.21, which shall replace Contract #E9096103 dated June 1, 1996, as amended March 23, 1998 between the local utility subsidiary of SCANA and MW.  Prior to or at the Closing, Cogen JV shall enter into an amendment to the Shaft Horsepower Agreement (as defined in the Cogen LLC Agreement) to conform with the terms set forth in the agreements attached as Schedule 7.21.  Sellers shall not amend, modify or terminate either of the agreements set forth in Schedule 7.21 hereof without the prior written consent of Purchaser.

7.22         FILOT Arrangements.

(a)           The Parties shall use commercially reasonable  efforts between the Effective Date and the Closing Date to obtain Charleston County Council approval to cause the Fee-in-lieu-of-Tax program under the Lease Agreement dated as of October 1, 1998 between Charleston County (the “County”) and SC, as amended (the “Original Lease”), to be reformed such that on the Closing Date, (i) Purchaser enters into an amended and restated lease with the County relating to those FILOT Assets used in the Business on substantially the same terms and conditions as the Original Lease, (ii) SC enters into an amended and restated lease with the County relating to those FILOT assets used in the Chemicals Business on substantially the same terms and conditions as the Original Lease, (iii) Purchaser assumes, and SC and its Affiliates are released by the County from, all future liability relating to the

Fee-in-lieu-of-Tax program associated with the Business and (iv) new bonds are issued to each of Purchaser and SC as contemplated below.  Further, the Parties shall use commercially reasonable efforts in this process to cause the aggregate $400 million investment maintenance requirement (the “Investment Maintenance Requirement”) under the Original Lease and the Lease Agreement dated as of December 1, 1998 between the County and Cogen JV, as amended (the “Cogen JV Lease”), to be pro rated on a go-forward basis among SC, Purchaser and Cogen JV through the terms of their respective leases with the County in proportion to the historical investment with respect to the Chemicals Business, the Business and Cogen JV in the County as evidenced by the FILOT assets that were under lease for each of the three businesses as of December 31, 2007, with the result that neither SC, Purchaser nor Cogen JV will be adversely impacted should any of the other of them fail to maintain the required pro-rated investment under its own lease (the “Investment Maintenance Disaggregation”).  The Parties anticipate that this reformation process would include (A) the reissuance of the bond held by SC in the original principal amount of $590 million into two bonds, one in the name of SC and one in the name of the Purchaser in maximum amounts reflecting the division of assets subject to the leases, and (B) corresponding changes to other related project documents including the Escrow Agreement dated October 1, 1998 among the County, MW, and U.S. Bank, National Association (as successor to First Union National Bank), as Escrow Agent under the Escrow Agreement.  In connection with the execution and delivery of such leases, bonds and other documents contemplated therewith, Sellers shall cause to be delivered at the Closing an opinion of counsel of recognized standing in South Carolina on matters of municipal finance reasonably acceptable to Purchaser (who may be counsel to Sellers) addressed to the County, SC and Purchaser regarding the due authorization, execution, delivery and enforceability of the documents delivered at Closing in connection with the FILOT Assets.  The Parties shall take the actions described in Schedule 7.22 to the extent required therein.

(b)           Purchaser or Parent shall cause Cogen JV to execute any required documentation contemplated by this Section 7.22.

7.23         Transition Services Setup Charge.  Within ten business days after written request from Sellers upon termination of this Agreement by Parent, unless this Agreement is terminated by Parent pursuant to Section 12.1(b) (if any of the conditions set forth in Sections 10.1(a), (b), (h) or (i) shall not have been satisfied) or Section 12.1(c)), Parent and Purchaser shall reimburse Sellers for the actual documented costs reasonably incurred by Sellers to the date of termination in connection with the preparing to provide the services to be provided by Sellers under the Transition Services Agreements.

7.24         Retained Park Property.  The parties shall take the actions specified in Schedule 7.24 with respect to the Retained Park Property.

7.25         Fire Loss.  Prior to the Closing, Sellers at their expense shall commence repair of the damage to the Purchased Assets resulting from the fires that occurred in October 2007 and January 2008 (the “Fire Loss”) in the manner described on Schedule

7.25.  Subject to the foregoing, Sellers shall control such repairs prior to the Closing, and Purchaser shall control such repairs after the Closing.

7.26         Transfer of Retained EDS Interest.  SC shall notify Purchaser in writing if SC or any successor effects a SC Permanent Closure of the MCF (as such terms are defined in the Reciprocal Plant Operating Agreement) or  permanently abandons use of the Retained EDS Interest.  Upon such SC Permanent Closure or abandonment, SC shall execute and deliver to Purchaser an instrument of conveyance conveying the Retained EDS Interest to Purchaser, free and clear of all Liens other than Permitted Liens.

ARTICLE VIII

RESTRICTIVE COVENANTS

In consideration of the Purchase Price, each Seller covenants with Parent and Purchaser as follows:

8.1           Restrictions.  Each Seller acknowledges that Parent and Purchaser will be paying valuable consideration for the Purchased Assets of the Sellers, particularly customer and supplier lists, distribution records, Know-how, goodwill and other proprietary business information and trade secrets of the Sellers Relating to the Business.  The use by any Seller of these relationships and such confidential information in a business or activity which competes with Parent or Purchaser would provide the competing business with an unfair advantage over Parent or Purchaser.  Accordingly, Parent and Purchaser wish to restrict each Seller’s use of such information and its ability to compete with Parent and Purchaser.  Each Seller agrees as part of the consideration for the Purchase Price described in Article III to comply with the terms of this Article VIII, all of which are reasonable and necessary to protect the confidential business information and trade secrets being acquired by Purchaser and to prevent any unfair advantage from being conferred upon a competing business of Parent or Purchaser, as set forth below.

8.2           Non-Competition.

(a)           For a period of three years from the Closing Date (the “Covenant Term”), each Seller shall not, and shall not permit any Affiliate controlled by such Seller to, directly or indirectly, either alone or as a stockholder, partner, employee, officer, director, associate, consultant, owner, agent, creditor, coventurer of any other Person, or in any other capacity, directly or indirectly engage in:  (i) the manufacture or sale of unbleached saturating kraft anywhere in North America, Europe or the European Union, (ii) the manufacture or sale of unbleached saturating kraft at any manufacturing facility outside of North America, Europe or the European Union owned or operated as of the Closing Date by any Seller or any Affiliate controlled as of the Closing Date by such Seller, or (iii) the manufacture of unbleached uncoated kraft folding carton board (“Uncoated Folding Carton Board”) anywhere in North America, or (iv) the sale of Uncoated Folding Carton Board to any customer in North America to which the Business sold Uncoated Folding Carton Board within the 18 months prior to the date of this Agreement, or

(v) the manufacture or sale of unbleached kraft linerboard, anywhere in North America (each of the foregoing being a “Prohibited Business”).

(b)           Notwithstanding anything to the contrary contained in Section 8.2(a):

(i)            in the event that during the Covenant Term MW completes a business combination transaction with a Person that is engaged in any Prohibited Business, which transaction results in the holders of the voting securities of MW outstanding immediately prior to the consummation of such transaction owning less than 50% of the voting power of the voting securities of MW or the surviving entity in the transaction or any parent thereof (any such entity, an “Acquiror”) outstanding immediately after the consummation of such transaction, such Acquiror or any of its Subsidiaries or Affiliates (but not the Sellers or any Affiliate controlled by them) may engage in any activity prohibited or restricted by Section 8.2(a);

(ii)           Sellers may directly or indirectly hold interests in or securities of any Person whose securities are publicly traded to the extent that such investment does not directly or indirectly confer on Sellers more than 10% of the voting power of such Person so long as Seller does not actively participate in the business of such Person;

(iii)          Sellers may manufacture and sell Uncoated Folding Carton Board and unbleached kraft linerboard at MW’s Mahrt, Alabama mill at times when the coater at such mill is not operating or is not operating properly so long as MW is using commercially reasonable efforts to promptly restore the proper operation of the coater;

(iv)          Sellers may acquire interests in or securities of any Person as an investment by their pension funds or funds of any other benefit plan of either Seller whether or not such Person is engaged in any Prohibited Business;

(v)           Subject to Section 8.2(d) hereof, Sellers may acquire interests in or securities of any Person that derived 25% or less of its total annual revenues in its most recent fiscal year from activities that constitute Prohibited Businesses; provided; however, that (A) Sellers shall divest that portion of such Person that engages in activities constituting Prohibited Businesses as soon as reasonably practicable following the acquisition of such ownership or interest (and in any event within 18 months after the later of the date of acquisition or the date specified in the last sentence of Section 8.2(d)) and (B) during the period that Sellers own such Prohibited Business, Sellers shall cause such Prohibited Business not to sell any products within the scope of Section 8.2(a) to any customer to which the Business sold such products within the 18 months prior to the Closing Date (other than to any such customer who also was a customer of the Prohibited

Business during the 18 months prior to the closing of the acquisition by Sellers of such Prohibited Business);

(vi)          Subject to Section 8.2(e), Sellers may acquire from third parties any product for internal consumption by Sellers or for conversion by Sellers into packaging products or packaging applications which will be sold by Sellers so long as the acquired product is not being resold by Sellers in substantially the same form as when acquired by Sellers (it being acknowledged and agreed that the “sheeting” or “slitting” of an acquired product without additional conversion into packaging products or packaging applications would not be permitted by this Section 8.2(b)(vi));

(vii)         Sellers may manufacture Uncoated Folding Carton Board for internal consumption by Sellers or for conversion by Sellers into packaging products or packaging applications which will be sold by Sellers, but only if Uncoated Folding Carton Board is not commercially being used for such packaging products or packaging applications in the marketplace as of the date of this Agreement (for example, without limitation, use of Uncoated Folding Carton Board as a replacement for a substrate that, as of the date of this Agreement, would have been made of metal, glass, plastic or coated paperboard);

(viii)        Sellers may sell in North America unbleached kraft linerboard manufactured by Sellers or any controlled Affiliate at a manufacturing facility outside of North America owned as of the date of this Agreement by Sellers or any such controlled Affiliate as of the date of this Agreement to any Permitted Purchaser, if after Sellers use commercially reasonable efforts to sell such unbleached kraft linerboard outside of North America, the terms of sale of such unbleached kraft linerboard in North America are, in the aggregate, commercially superior to those reasonably available to Sellers outside of North America (for purposes of this Agreement, a “Permitted Purchaser” is any of the following:  (x) any Person who is not a Linerboard Customer (a “Linerboard Customer” being defined for this purpose as any customer to which the Business sold unbleached kraft linerboard within the 18 months prior to the date of this Agreement, all of which Linerboard Customers are set forth on Schedules 8.2(a), 8.2(b), and 8.2(c) hereto), (y) after the first anniversary of the Closing Date, any Linerboard Customer who purchased 10,000 tons or more of unbleached kraft linerboard during the 18-month period prior to the date of this Agreement (all of which Linerboard Customers are set forth on Schedule 8.2(a) hereto), and (z) after the second anniversary of the Closing Date, any Linerboard Customer who purchased more than 5,000 tons and less than 10,000 tons of unbleached kraft linerboard during the 18-month period prior to the date of this Agreement (all of which Linerboard Customers are set forth on Schedule 8.2(b) hereto) (it being acknowledged and agreed that, notwithstanding the foregoing, a “Permitted Purchaser” shall not include any broker, agent, representative or other reseller from whom Sellers fail to obtain a written commitment (with Parent and Purchaser as express third party beneficiaries) not to directly or knowingly indirectly resell Sellers’ or their Affiliate’s unbleached kraft linerboard to any Person to whom Sellers are prohibited from selling such unbleached kraft linerboard pursuant to this subsection viii);

(ix)           Sellers may perform their obligations under this Agreement and the Additional Documents; and

(x)            if during the Covenant Term any Seller or any controlled Affiliate acquires a manufacturing facility outside of North America, Europe or the European Union which manufactures unbleached saturating kraft, Seller or such controlled Affiliate shall not materially expand the number of tons of unbleached saturating kraft manufactured at such facility or sell any unbleached saturating kraft manufactured at such facility into North America, Europe or the European Union during the Covenant Term.

(c)           Except as provided in Section 8.2(d) hereof, the Parties hereto acknowledge and agree that nothing herein shall be deemed to require Sellers to give notice to or obtain the consent of Parent or Purchaser in order to engage in any activity or transaction of the types described in Section 8.2(b)(i)-(ix).

(d)           If at any time and from time to time during the Covenant Term, any Seller engages in any acquisition or series of related acquisitions covered under Section 8.2(b)(v) hereof (a “Permitted Competitive Acquisition”), Sellers shall notify Parent of such Permitted Competitive Acquisition as promptly as practicable following the consummation of such acquisition.  Not later than the ninetieth (90th) calendar day after the consummation of the Permitted Competitive Acquisition, Sellers shall provide Parent and its counsel, accountants, debt financing sources and other representatives reasonable access to the books, records, employees, officers, accountants, attorneys, representatives and properties of the Prohibited Business, for a period of sixty (60) calendar days from the date such access is first provided (such period, the “Due Diligence Period”), subject to any then existing confidentiality restrictions and limitations on access to competitively sensitive information required for compliance with antitrust Rules and to Parent’s entry into a confidentiality agreement on substantially the same terms as those contained in the Confidentiality Agreement.  Within sixty (60) days after the commencement of the Due Diligence Period, Parent may, but is not obligated to, make a written offer (subject to customary conditions other than financing) (the “Offer”) to Sellers to acquire the Prohibited Business.  In the event that Sellers determine that the Offer is acceptable, subject to completion of definitive documentation, Parent and Sellers shall engage in good faith negotiations following the delivery of such Offer to reach agreement on the definitive terms of such transaction.  In the event that (a) Sellers reject such Offer in writing, (b) Parent fails to make any such Offer within such sixty (60) day period described above or notifies Sellers in writing that Parent does not intend to make any such Offer, or (c) Parent and Sellers are unable to reach agreement on the definitive terms of such transaction within thirty (30) calendar days from the receipt of the Offer, Sellers may engage in discussions regarding and consummate a divestiture of the Prohibited Business; provided that Seller may not enter into any definitive agreement concerning or consummate a divestiture of the Prohibited Business with any other third party at an aggregate purchase price that is less than 90% of the purchase price contained in the Offer (if the Prohibited Business is engaged in the manufacture of Uncoated Folding Carton Board or unbleached kraft linerboard) or less than 75% of the purchase price contained in the Offer (if the Prohibited Business is engaged in the manufacture or sale of unbleached saturated kraft) unless Parent has been provided a summary of the material terms of the offer made by any such third party, and Parent has not within a period of ten (10) calendar days following receipt of such third party offer notified Sellers in writing that it is willing to acquire the Prohibited Business on the terms and conditions contained in such third party offer and within thirty (30) calendar days following such written notification from Parent, Sellers and Parent enter into definitive agreements on such terms and conditions.  Sellers agree that from the consummation of a Permitted Competitive Acquisition until the earlier to occur of (a) the date on which Parent notifies Sellers in writing that Parent does not intend to make an Offer, (b) the end of the Due Diligence Period, provided that Parent has failed to make an Offer within the Due Diligence Period, (c) the date on which Sellers reject such Offer in writing, and (d) the date which is thirty (30) days after the end of the Due Diligence Period, (x) Sellers shall not engage in discussions with, or provide confidential information to, a third party regarding the divestiture to such party of, or consummate such a divestiture of, the Prohibited Business, and (y) the 18-month period referred to in Section 8.2(b)(v) shall not commence.

(e)           If from time to time during the Covenant Term Sellers determine to purchase from a third party Uncoated Folding Carton Board for conversion into products to be resold in North America as permitted under Section 8.2(b)(vi) and Sellers determine in their sole discretion, that the customer requirements for such products are generally consistent with the properties of the Uncoated Folding Carton Board manufactured by Purchaser at the kraft mill included in the Purchased Assets, Sellers shall use commercially reasonable efforts to first offer Purchaser a reasonable opportunity to quote the sale of such Uncoated Folding Carton Board to Sellers; provided, however, that any such quote shall be provided to Sellers within five business days (or such longer period as Sellers and Purchaser may agree) following Sellers giving notice to Purchaser of such opportunity, and Sellers shall be under no obligation to accept any such quote provided by Purchaser.

8.3           Solicitation of Employees.  For a period of two years after the Closing Date, each Seller shall not, and shall not permit any Affiliates controlled by such Seller to, solicit, hire, attempt to solicit or hire, or participate in any attempt to solicit or hire any Affected Employee who is then employed by the Business (or any such Affected Employee who was an employee of the Business within the six-month period prior to the date upon which such solicitation or hiring would take place), other than Represented

Employees, or encourage any such employee to leave such employee’s employment, except in any such case with the prior written consent of Parent.  For a period of two years after the Closing Date, Parent shall not, and shall not permit any of Parent’s controlled Affiliates to, solicit, hire, attempt to solicit or hire, or participate in any attempt to solicit or hire, any Person listed on Schedule 8.3 who is then employed by either Seller or any of their respective controlled Affiliates (or any such listed Person who was an employee of any of the foregoing within the six-month period prior to the date upon which such solicitation or hiring would take place), other than Represented Employees, or encourage any such employee to leave such employee’s employment, except in any such case with the prior written consent of MW.  Notwithstanding the foregoing, nothing herein shall prohibit any Party or its Affiliates from advertising publicly for employment.

8.4           Confidential Information.  Each Seller recognizes that Parent’s business interests require the fullest practical protection and confidential treatment of all information Related to the Business and included in the Purchased Assets that is not generally known within the relevant trade group or by the public, including, without limitation, documents, writings, memoranda, business plans, illustrations, designs, plans, Know-how, technology, financial information, personnel data, processes, formulas, programs, inventions, reports, sources of supply, customer lists, supplier lists, pricing policies, operational methods, marketing plans or strategies, product development techniques, business acquisition plans, methods of manufacture, Trade Secrets and all other valuable or unique information and techniques acquired, developed or used by any Seller that is Related to the Business and included in the Purchased Assets (hereinafter collectively termed “Protected Information”).  Each Seller expressly acknowledges and agrees that, following the Closing, Protected Information will constitute trade secrets and confidential and proprietary business information of Parent and Purchaser.  Protected Information shall not include:  (i) information which is or becomes part of the public domain through no breach of this Agreement by any Seller, or (ii) information that becomes available to Sellers or any of their Affiliates on a non-confidential basis from a source other than the Business.  Each Seller acknowledges that Protected Information is essential to the success of the Business, and it is the policy of Parent and Purchaser to maintain as secret and confidential Protected Information, which gives Parent and Purchaser a competitive advantage over those who do not know the Protected Information and is expressly and implicitly protected by Parent and Purchaser from unauthorized disclosure.  Accordingly, each Seller agrees to, and hereby agrees to cause Affiliates controlled by it to, hold such Protected Information in confidence and not to, directly or indirectly, appropriate, divulge, disclose or otherwise disseminate to any other Person nor use in any manner any Protected Information.  Notwithstanding the foregoing, nothing in this Section 8.4 shall prohibit Sellers or any of their Affiliates from:  (i) disclosing any Protected Information to comply with any Rule, any subpoena or other legal process (provided that Sellers shall provide Parent with notice as far in advance of any such disclosure as is practicable in order for Parent to seek a protective order or other assurance of the protection of any Protected Information Sellers or any such Affiliate is required to disclose) and (ii) Sellers shall be entitled to use (and, to the extent necessary in connection with any dispute arising under this Agreement, to disclose) any Protected Information solely in connection with the performance of their obligations, and exercise of their rights, under this Agreement or any of the Additional Documents, subject to their obligations under Section 8.2 and provided that Seller shall provide Parent with notice as far in advance of any such disclosure as is practicable in order for Parent to seek a protective order or other assurance of the protection of any Protected Information that is necessary for Sellers or any such Affiliate to so disclose.  This obligation of non-disclosure of information shall continue to exist for so long as such information remains Protected Information.

8.5           Scope.  If, at the time of enforcement of this Article VIII, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.

8.6           Remedies.  If any Party breaches any covenant or agreement of the Party contained in this Article VIII, then the Party entitled to the benefit of such covenant or agreement shall have the right to seek and obtain all appropriate injunctive and other equitable remedies therefor, in addition to any other rights and remedies that may be available at law, it being acknowledged and agreed that any such breach would cause irreparable injury to the Party entitled to the benefit of such covenant or agreement and that money damages would not provide an adequate remedy therefor.  If any Party violates any of the terms of this Article VIII then, unless the other Party obtains money damages with respect to such violation, the running of the periods of limitation referred to in Article VIII of this Agreement shall be tolled until such violation shall cease and shall begin to run again only when such Party is in compliance with the terms hereof, whether voluntarily or pursuant to an order of a court.

ARTICLE IX

INDEMNIFICATION

9.1           Survival of Representations, Warranties and Covenants.

(a)           The respective representations, warranties and covenants of each of the Parties hereto contained in this Agreement and each Additional Document shall be deemed to be material and to have been relied upon by the Parties hereto, and shall survive the Closing, and the consummation of the transactions contemplated hereby, regardless of any investigation made by or on behalf of, or disclosure to, any Party to whom such representations, warranties or covenants have been made.  No Party or other Person entitled to indemnification under this Article IX shall seek indemnification with respect to a breach of any representation or warranty in Article V or VI of this Agreement more than 18 months after the Closing, except insofar as (i) any Party or other Person entitled to indemnification under this Article shall have asserted a Claim for indemnification under this Article IX (an “Indemnity Claim”) in writing prior to the expiration of such 18-month period (said period ending 18 months after the Closing as so extended being called the “Indemnification Period”), (ii) any Indemnity Claim relating to Section 5.1, 5.2, 5.4(a), 5.4(b), 5.12(a)(i), 5.21, 6.1 or 6.4, it being agreed that the representations and warranties in those Sections shall continue indefinitely following the Closing

(regardless of whether the facts giving rise to such Indemnity Claim are also the subject of any expired representation and warranty), (iii) any Indemnity Claim relating to Section 5.25 or 5.26, it being agreed that the representations and warranties of those Sections shall continue for three years after the Closing (regardless of whether the facts giving rise to such Indemnity Claim are also the subject of any expired representation and warranty) and shall then expire, (iv) any Indemnity Claim relating to Sections 5.9(b) or 5.9(c), it being agreed that the representations and warranties in those Sections shall continue until 66 months after the Closing (regardless of whether the facts giving rise to such Claim are also the subject of any expired representation or warranty), (v) any Indemnity Claim relating to Sections 5.11(b), 5.11(c), or 5.29(i), (ii) or (iv), it being agreed that the representations and warranties of Sections 5.11(b) and 5.29(i), (ii) and (iv) (to the extent such representations in Section 5.29 relate to Equipment) shall continue for 30 days after the Closing, and the representations and warranties of Section 5.11(c) and Section 5.29(i), (ii) and (iv) (to the extent such representations in Section 5.29 relate to buildings, structures and other fixtures) shall continue for 60 days after the Closing, and in each case shall then expire; (vi) any Indemnity Claim relating to Section 5.10, it being agreed that the representations and warranties of Section 5.10 shall continue until the applicable statute of limitations thereto including any extensions thereof and shall then expire; (vii) any Indemnity Claim relating to the first, second or fourth sentences of Section 5.11(a), it being agreed that such representations shall continue for five years after the Closing (regardless of whether the facts giving rise to such Claim are also the subject of any expired representation or warranty); and (viii) any Indemnity Claim based on fraud, willful misconduct or intentional misrepresentation of the Sellers in or in connection with this Agreement (collectively, “Fraud”) shall continue indefinitely following the Closing (regardless of whether the facts giving rise to such Indemnity Claim are also the subject of any expired representation and warranty).  The rights and remedies of any Person based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement, including, without limitation, the right of Purchaser Indemnified Parties to be indemnified for Excluded Liabilities, shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy, breach or indemnity is based also may be the subject matter of any representation, warranty, covenant or agreement contained in this Agreement or any Additional Document as to which there is no inaccuracy or breach or as to which the Basket or Cap applies, or as to which the Indemnification Period has expired.

(b)           Notwithstanding anything to the contrary contained in this Agreement, any party or other Person entitled to indemnification under this Article IX, to the extent that such party or Person has asserted in writing a specific Indemnity Claim prior to the date by which an Indemnity Claim would otherwise expire as provided in this Agreement, shall have preserved such claim indefinitely, in which event the relevant provisions of this Agreement shall continue in effect and remain a basis for indemnity with respect to each such asserted Indemnity

Claim until such Indemnity Claim is finally resolved pursuant to the provisions of this Agreement.

9.2           Sellers’ Indemnification.  Sellers shall jointly and severally indemnify and hold harmless Parent, Purchaser and their respective Affiliates and their respective officers, directors, agents, successors and assigns (collectively, “Purchaser Indemnified Parties”), from and against and in respect of any and all demands, claims, causes of action, administrative orders and notices, losses, costs, fines, liabilities, penalties, damages (direct or indirect) and expenses (including, without limitation, reasonable legal, paralegal, accounting and consultant fees, amounts paid in settlement, judgments and other expenses incurred in the investigation and defense of claims and actions) (hereinafter collectively called “Losses”) resulting from, in connection with or arising out of:

(a)           any breach of any representation or warranty made by any Seller in this Agreement or any closing certificate delivered by Sellers pursuant to Section 4.2 (it being understood that, for purposes of this Section 9.2, representations and warranties (other than the representations and warranties set forth in Sections 5.6, 5.8(a) and 5.22(e)) shall be interpreted without giving effect to qualifications as to materiality, Material Adverse Effect and derivations thereof);

(b)           any breach by any Seller of any of the covenants set forth in this Agreement;

(c)           notwithstanding any disclosure in this Agreement (including in any Schedules), any Excluded Liability or Excluded Asset;

(d)           any failure to comply with any so-called “bulk sales” laws applicable to the transactions contemplated hereby;

(e)           any Fraud by any of the Sellers;

(f)            notwithstanding any disclosure in this Agreement (including any Schedules), all Historical On-Site Environmental Liabilities that are not Scheduled Environmental Conditions, in accordance with and subject to the provisions set out in Section 9.7; and

(g)           any claim, action, suit or proceeding relating to any of the foregoing.

For purposes of clarity and subject to Section 9.1(b) hereof, (A) the Sellers’ obligation to indemnify any Purchaser Indemnified Party for any Historical On-Site Environmental Liability shall terminate at the close of business on the date that is 66 months after the Closing Date, and (B) the Sellers’ obligation to indemnify any Purchaser Indemnified Party for any Losses related to a breach of any representation or warranty in Sections 5.9(b) or (c) shall terminate at the close of business on the date that is 66 months after the Closing Date.  The Sellers’ obligation to indemnify any Purchaser Indemnified Party for any Off-Site Environmental Liabilities and Excluded Chemical Business Environmental Liabilities shall continue indefinitely following the Closing.

9.3           Parent’s and Purchaser’s Indemnification.  Parent and Purchaser shall jointly and severally indemnify and hold harmless the Sellers, their Affiliates and their respective officers, directors, agents, successors and assigns (collectively, “Seller Indemnified Parties”), from and against and in respect of any and all Losses resulting from, in connection with or arising out of:

(a)           any breach of a representation or warranty made by Parent or Purchaser in this Agreement or any closing certificate delivered by Parent and Purchaser pursuant to Section 4.3 (it being understood that, for purposes of this Section 9.3, representations and warranties shall be interpreted without giving effect to qualifications as to materiality, Material Adverse Effect and derivations thereof);

(b)           any breach by Parent or Purchaser of any of the covenants set forth in this Agreement;

(c)           any Assumed Liability; (provided, however, that the obligation of Parent and Purchaser to indemnify the Seller Indemnified Parties for Losses resulting from, in connection with or arising out of any Assumed Liability shall not limit any obligation that Sellers may have under Section 9.2 to indemnify the Purchaser Indemnified Parties for Losses in connection with any of the Assumed Liabilities);

(d)           any Guarantee set forth on Schedule 7.16 which Purchaser or one of its Affiliates is not able to assume in place of Sellers and their Affiliates pursuant to Section 7.16;

(e)           the Scheduled Environmental Conditions;

(f)            any Liability (other than any Excluded Liability under paragraph (h) of Schedule 2.2 or an Excluded Asbestos Personal Injury Claim), resulting from, in connection with or arising out of the presence of asbestos or asbestos-containing materials at any of the Specified Real Property, except to the extent of Purchaser’s indemnification rights under this Article IX for breach of the representations or warranties in Section 5.9(c); and

(g)           any claim, action, suit or proceeding relating to any of the foregoing.

9.4           Indemnification Procedure for Third Party Claims Against Indemnified Parties.

(a)           In the event that subsequent to the Closing Date any party or parties entitled to indemnification hereunder (“Indemnified Party”) asserts an Indemnity Claim under this Article IX, on account of or in connection with any claim or the commencement of any action or proceeding against such Indemnified Party by any Person who is not a Party to this Agreement or an Affiliate of such a Party (including, without any limitation, any Governmental Authority (a “Third Party

Claim”), the Indemnified Party shall give written notice thereof together with a statement of any available information regarding such claim (the “Notice of Claim”) to the Party against whom the Indemnity Claim has been asserted (“Indemnifying Party”) as soon as reasonably practicable after learning of such Third Party Claim.  Failure by an Indemnified Party to provide notice on a timely basis of a Third Party Claim shall not relieve the Indemnifying Party of its obligations hereunder, except that the foregoing shall not constitute a waiver by the Indemnifying Party of any claim for direct damages caused by such delay.

(b)           With respect to the defense of any Third Party Claim (other than an action by a Governmental Authority with respect to Taxes) in which the third party in question seeks only the recovery of a sum of money for which indemnification is provided in this Article IX, an Indemnifying Party may at its option within 30 days after receipt of a Notice of Claim appoint as lead counsel of such defense any legal counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party.

(c)           Without the prior written consent of the Indemnified Party (which consent shall not unreasonably be withheld or delayed), the Indemnifying Party (and any insurance carrier defending such Third Party Claim on the Indemnified Party’s behalf) shall not enter into any settlement of any Third Party Claim with respect to which the Indemnifying Party controls the defense pursuant to Section 9.4(b) hereof unless the terms of such settlement discharge and release the Indemnified Party from all Liabilities and obligations thereunder and do not involve a remedy affecting the Indemnified Party other than the payment of money by the Indemnifying Party.

(d)           Notwithstanding Section 9.4(b), the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim (other than an action by a Governmental Authority with respect to Taxes) and to employ counsel of its choice for such purpose at its own expense.  Notwithstanding Section 9.4(b), the Indemnified Party shall have the sole right to conduct the defense of a Third Party Claim (other than an action by a Governmental Authority with respect to Taxes) at the expense of the Indemnifying Party with legal counsel retained by the Indemnified Party, if:

(i)            the Indemnifying Party fails to assume the defense of such Third Party Claim within 30 days after receipt of a Notice of Claim in accordance with Section 9.4(b) and thereafter to defend such Third Party Claim in good faith;

(ii)           there exists a conflict of interest which, under applicable principles of legal ethics, prohibits a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such Third Party Claim;

(iii)          after giving effect to the limitations on indemnification set forth in Article IX hereof, the Indemnified Party is reasonably expected to bear a majority of the Losses relating to such claim after giving effect to any indemnification from the Indemnifying Party hereunder; or

(iv)          the claim involves a temporary restraining order or preliminary injunction or other significant component of injunctive or other equitable relief;

provided, in each case, that the Indemnified Party shall be prohibited from compromising or settling the claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.  In connection with such an assumption by the Indemnified Party of the defense of a Third Party Claim, the Indemnifying Party shall, at its own expense, cooperate with and make available to the Indemnified Party such assistance, personnel, witnesses and materials as the Indemnified Party may reasonably request.

9.5           Nature of Other Liabilities.  In the event any Indemnified Party has an Indemnity Claim against any Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice describing in reasonable detail the nature of the Indemnity Claim, and the basis of the Indemnified Party’s request for indemnification under this Agreement.

9.6           Basket; Cap; Other Limitations.

(a)           Sellers shall not be obligated to indemnify Purchaser Indemnified Parties pursuant to Section 9.2(a) of this Agreement on account of any breach of representations or warranties under this Agreement (except for a breach of Section 5.1, 5.2, 5.4(a), 5.4(b), 5.10, 5.12(a)(i) or 5.21 or the first, second or fourth sentences of Section 5.11(a) (collectively, the “Excluded Representations”), as to which no Basket shall apply), or Section 9.2(f) or Section 9.2(g)(to the extent related to Section 9.2(a) or Section 9.2(f), but excluding Excluded Representations), unless claims for indemnification against the Sellers thereunder exceed, on a cumulative basis, $8,500,000 (and then only to the extent of such excess) (the “Basket”); provided, however, that except in the case of Fraud in no event shall Sellers be liable pursuant to Section 9.2(a) and Section 9.2(f) of this Agreement for Losses in excess of 15% of the Purchase Price (“Cap”) (except on account of a breach of the Excluded Representations as to which the Cap shall not apply).

(b)           Parent and Purchaser shall not be obligated to indemnify Seller Indemnified Parties pursuant to Section 9.3(a) of this Agreement on account of any breach of representations or warranties under this Agreement (except for a breach of Sections 6.1 or 6.4 hereof as to which no Basket shall apply) unless claims for indemnification against Parent and Purchaser on account of any such breaches of representations or warranties exceed in the aggregate the Basket (and then only to the extent of such excess); provided, however, that except in the case of Fraud in no event shall Parent and Purchaser be liable in the aggregate pursuant to Section 9.3(a) of this Agreement for Losses in excess of the Cap (except on account of a breach of Section 6.1 or 6.4 as to which the Cap shall not apply).

(c)           The amount of any Losses for which indemnification is provided under this Agreement shall be reduced by the net amount of any insurance proceeds actually recovered or received by an Indemnified Party from any unaffiliated insurance carrier with respect to such Losses prior to receipt of the indemnity payment hereunder, after deducting the out-of-pocket expenses actually incurred by the Indemnified Party in obtaining such proceeds, including the present value of any correspondent increase in insurance premiums or chargebacks relating to such claim based on a discount rate equal to the Indemnified Party’s cost of funds (the “Net Insurance Proceeds”).  In the event an Indemnified Party collects any insurance proceeds or payments from third parties pursuant to Section 9.6(d) below with respect to an indemnified Loss following receipt of the related indemnity payment hereunder and the sum of the Net Insurance Proceeds, third party payments and the related indemnity payment received by the Indemnified Party exceeds the Loss with respect to the matter that is the subject of the indemnity, then the Indemnified Party shall pay the Indemnifying Party the amount of such excess, if any, in an amount not to exceed the related indemnity payment received by the Indemnified Party hereunder.

(d)           The amount of any Losses for which indemnification is provided under this Agreement also shall be reduced by (i) any recoveries from third parties pursuant to indemnification (or otherwise) with respect thereto, net of any expenses incurred by the Indemnified Party in obtaining such third party payment, and (ii) any net Tax benefit available to the Indemnified Party taking into account any income or loss of deduction (determined on a present value basis using the JPMorgan Chase prime rate and the highest federal income tax rate imposed by Section 11 of the Code, both determined on the date such payment is made) in respect of any Losses for which such indemnification payment is made.

(e)           Notwithstanding anything herein to the contrary and except in the case of Fraud or for any breach of Article VIII hereof and except for any damages or Losses incurred in connection with a Third Party Claim, no Party shall be liable to any Indemnified Party for (a) special, incidental or consequential damages, whether foreseeable or not or (b) any punitive or exemplary Losses.

(f)            Each Person entitled to indemnification hereunder shall use commercially reasonable efforts to mitigate Losses for which it seeks indemnification hereunder.

(g)           The Purchaser Indemnified Parties shall use commercially reasonable efforts to seek recovery for any Losses resulting from a breach of Section 5.12(a)(i) hereof which are covered by a Title Policy with respect to the property at issue that Purchaser has obtained pursuant to Section 4.2(k) hereof from the issuer of such policy prior to proceeding against the Seller Indemnified Parties with respect to such Losses.

9.7           Procedures and Rights Relating to Indemnification for Environmental Liabilities.

(a)           Subject to Sections 9.7(d), (e) and (g) hereof and after giving effect to the indemnification provisions in this Article IX, including any limitations thereon, whichever Indemnified Party is reasonably expected to bear a majority of the Losses relating to any claim made pursuant to this Article IX (it being agreed that any claims that are to be counted toward the Basket shall be deemed to have been borne by Parent and Purchaser for this purpose) related to an Environmental Liability (including, without limitation, (i) any Historical On-Site Environmental Liability, (ii) any Losses related to a breach of any representation or warranty in Section 5.9(b) or (c), (iii) any Liability related to asbestos, but specifically excluding any (A) Off-Site Environmental Liabilities, (B) Excluded Chemical Business Environmental Liabilities, and (C) Scheduled Environmental Conditions, which are addressed in Section 9.7(d)) shall be entitled to control the defense, prosecution, investigation, containment and/or remediation of any such Environmental Liability (such defense, prosecution, investigation, containment and/or remediation  an “Environmental Action”).

(b)           Unless the parties jointly agree that a Consultant is not necessary, the party controlling the defense, prosecution, investigation, containment and/or remediation of any such Environmental Liability (the “Controlling Party”) shall retain a qualified independent environmental consultant (“Consultant”), which Consultant shall be subject to the other party’s (the “Non-Controlling Party”) approval (such approval not to be unreasonably withheld).  The Controlling Party’s contract with the Consultant shall expressly state that the Non-Controlling Party may rely upon Consultant’s work.  The Controlling Party shall undertake such defense, prosecution, investigation, containment and/or remediation in a commercially reasonable fashion in accordance with Environmental Laws for facilities of the type being remediated such that any Remedial Action complies with only the minimum requirements of Environmental Laws and shall not cause, through its own inaction, any undue delay in obtaining written notice from the appropriate regulatory body that no further investigation or remediation is necessary with respect to the matter that is the subject of the indemnification claim, or, if no regulatory body is involved in such matter, either a good faith determination from the Consultant that no further investigation or remediation is required to bring the property that is the subject of the Remedial Action into conformance with the minimum requirements of Environmental Laws for facilities of the type being remediated or other resolution of the investigation or remediation reasonably acceptable to the Non-Controlling Party.  The Controlling Party shall promptly provide copies to the Non-Controlling Party of all notices, correspondence, draft reports, submissions, work plans, and final reports and shall give the Non-Controlling Party a reasonable opportunity (at the Non-Controlling Party’s own expense) to comment on any submissions the Controlling Party intends to deliver or submit to the appropriate regulatory body prior to said submission provided, however, the Controlling Party shall not make such submission to the appropriate regulatory body without a prior approval of the Non-Controlling Party (which consent shall not be unreasonably withheld or unduly delayed).  The Non-Controlling Party may, at its own expense, hire its own consultants, attorneys or other professionals to monitor the defense, prosecution, investigation, containment and/or remediation, including any field work undertaken by the Controlling Party, and the Controlling Party shall provide the Non-Controlling Party with copies of the results of all such field work.  The type of Remedial Action undertaken by the Controlling Party and the results thereof shall be subject to the approval of the Non-Controlling Party, which approval shall not be unreasonably withheld.  Notwithstanding the above, the Non-Controlling Party shall not take any actions that shall unreasonably interfere with the Controlling Party’s performance of the defense, prosecution, investigation, containment and/or remediation, nor shall the implementation of the Remedial Action hereunder unreasonably interfere with the Non-Controlling Party’s operation of its business, unless otherwise required by a Governmental Authority.

(c)           The Non-Controlling Party shall grant the Controlling Party and its Consultants, or any other qualified consultant or subcontractor engaged by the Controlling Party to perform the Remedial Action, and their officers, agents, employees, and authorized representatives (collectively, the “Agents”) access as reasonably necessary for the completion of the Remedial Action, subject to the following conditions:  (1) the Non-Controlling Party shall receive at least five working days’ advance notice of Consultant’s or Agent’s intention to initially enter the properties to conduct the remedial work; however, such time period may be shortened by agreement between the Parties; and (2) the access to the properties granted by the Non-Controlling Party hereunder shall be limited to access reasonably necessary for the execution and supervision of the Remedial Action, and the Controlling Party shall use its commercially reasonable efforts to complete the Remedial Action in accordance with the schedule referenced in the scope of work for the relevant property; (3) the Controlling Party shall require the Consultants and their Agents to procure and maintain insurance consistent with industry practices; and (4) following the execution of the Remedial Action, and in no case later than 30 days after on-site activities have been completed, the Controlling Party shall undertake commercially reasonable measures (determined from the perspective of an objective commercially reasonable Person who was both paying the cost of restoration and operating the business on the property that was the subject of the Remedial Action) to return the properties to their approximate condition prior to the taking of the Remedial Action (absent the contamination that was the subject of the Remedial Action), and arrange for the prompt removal of all equipment and materials brought to the Owned Real Property and Leased Real Property by Consultants or any of their Agents during the course of the Remedial Action.

(d)           Notwithstanding anything in this Article IX to the contrary, Sellers shall be entitled to control the defense, prosecution, investigation, containment and/or remediation of any (i) Off-Site Environmental Liabilities and (ii) any Excluded Chemical Business Environmental Liabilities, and Purchaser shall be entitled to control the defense, prosecution, investigation, containment and/or remediation of Scheduled Environmental Conditions, in each case without regard to subjection (a) above.

(e)           Notwithstanding Section 9.7(a), in the event that an Indemnity Claim is asserted resulting from, arising out of or in connection with the then current or future operational compliance by Sellers or Purchaser, as the case may be, with Environmental Laws, including, but not limited to, the possession of, and compliance with, applicable Environmental Permits, the Parties shall cooperate in good faith and jointly and reasonably control such Environmental Action; provided, however, the Indemnifying Party shall, consistent with Section 9.7(b), only be required to indemnify for Losses related to an Environmental Liability to the extent necessary to meet the minimum requirements of Environmental Law.

(f)            Notwithstanding anything in this Article IX to the contrary, the Purchaser Indemnified Parties shall not be entitled to recovery for Losses for environmental matters to the extent resulting from:  (A) a material change after the Closing in any of the uses of the Owned Real Property or Leased Real Property; (B) the cost of removal or treatment of any substance that can be managed in place in a commercially reasonable fashion while complying with the minimum requirements of Environmental Law for facilities of the type being remediated, (C) any change in Laws occurring after the Closing Date, (D) any gross negligence or willful misconduct of Purchaser or any of its Affiliates after the Closing Date, or (E) any subsurface sampling or laboratory analysis of such sampling, any subsurface investigation, or any communication with any Governmental Authority by or on behalf of Purchaser after the Closing Date unless (and only to the extent) such sampling, analysis, investigation or communication (i) is required by Environmental Law, (ii) arises in the ordinary course of business out of repairs, modifications, maintenance activities, construction or other capital projects, in each case relating to the Business and conducted consistent with industry practices, (iii) is required pursuant to a regularly scheduled, periodic environmental compliance audit, conducted in the ordinary course of business in accordance with Seller’s practices as in effect on the Closing Date, or (iv) arises in response to a request of a Governmental Authority.

By way of further agreement, in the case of Section 9.7(f)(E)(i), any such sampling, analysis, investigation or communication shall not be considered as “required by Environmental Law” to the extent that such  sampling, analysis, investigation or communication occurs as a result of (A) a material change after the Closing of any of the uses of the Owned Real Property or the Leased Real Property, or (B) due diligence conducted by or for a future purchaser or financing source.

By way of further agreement, in the case of Section 9.7(f)(E)(iii), any such sampling, analysis, investigation, or communication shall only be considered as required pursuant to such audit to the extent that there is substantial visual, sensory or documentary evidence of potential non-compliance with Environmental Law.  The Purchaser Indemnified Parties shall share such factual evidence with the Sellers by written notice given in accordance with this Agreement in every instance before any such sampling, analysis, investigation or communication occurs.  In no event shall this requirement be construed to require the Purchaser Indemnified

Parties to provide Sellers with a copy of its internal audit report.  Failure by the Purchaser Indemnified Parties to provide notice as described herein to the Sellers on a timely basis shall not relieve the Sellers of their indemnification obligations hereunder, except to the extent that the delay is prejudicial to Sellers.  The foregoing shall not constitute a waiver by the Sellers of any claim for direct damages caused by such delay.  Any additional sampling, analysis, investigation or communication shall be undertaken only to the extent required by Environmental Law and consistent with industry practices in effect on the Closing Date.

Furthermore, the Purchaser Indemnified Parties shall not be entitled to recovery for Losses for environmental matters resulting from a change, alteration, or addition to a building, structure, fixture, or equipment (whether intentional or unintentional) as a result of which action any condition which was compliant with Environmental Laws as of the Closing becomes noncompliant.  By way of example, if a Purchaser Indemnified party alters a structure in a way that renders previously non-friable asbestos friable, or damages the encapsulation of asbestos that was previously properly encapsulated, the Purchaser Indemnified Parties shall not be entitled to recover for any Losses related thereto.

(g)           The procedures provided in this Section 9.7 hereof shall apply to any Indemnity Claim relating to Environmental Liabilities.  In the event of any conflict between the terms of this Section 9.7 and any other provision of Article IX with respect to Indemnity Claims relating to Environmental Liabilities, the terms of this Section 9.7 shall control unless Section 9.4(d)(i) applies.  Notwithstanding the foregoing, if an Indemnity Claim arises in connection with a Third Party Claim relating to Environmental Liabilities, the Parties also shall comply with Section 9.4 (other than Sections 9.4(d)(ii), (iii) and (iv)).

9.8           Treatment of Indemnification Payments.  Amounts paid to an Indemnified Party as indemnification hereunder shall be treated as adjustments to the Purchase Price.  If any Tax authority asserts that an indemnification payment is not an adjustment to the Purchase Price, the Indemnifying Party shall indemnify the Indemnified Party for any Tax imposed upon the Indemnified Party in connection with its receipt of such indemnification payment taking into account any deduction to the Indemnified Party resulting from the payment of the amount reimbursed by the indemnification under this Article IX.

9.9           Exclusive Remedy.  From and after the Closing and except in the case of Fraud or with respect to any breach by any of the Parties of any of their respective obligations under Articles VIII or XI hereof, the remedies set forth in this Article IX shall be the sole and exclusive remedies of the parties hereto with respect to this Agreement, including any and all claims arising out of or in connection with the subject matter hereof, and are in lieu of any other remedies that may be available to an Indemnified Party with respect to this Agreement.  In furtherance of the foregoing, from and after the Closing, and except in the case of Fraud or with respect to any breach by any of the Parties of any of their respective obligations under Article VIII or XI hereof, the Parties hereby waive, to the fullest extent permitted under applicable Law, and agree not to assert in any action or proceeding of any kind, any and all rights, claims and causes of action they may now or hereafter have against any other Party to this Agreement with respect to the subject matter of this Agreement (including, without limitation, any such rights, claims or causes of action arising under or based upon Environmental Law or common law or equity) other than claims for indemnification asserted as permitted by and in accordance with the provisions set forth in this Article IX.

9.10         Arbitration Procedure.

(a)           The parties agree that the arbitration procedure set forth below shall be the sole and exclusive method for resolving and remedying claims for money damages arising out of or related to the provisions of Article IX (the “Disputes”); provided, however, that nothing in this Section 9.10 shall prohibit a Party from (i) instituting litigation with respect to a breach of Article VIII or Article XI hereof or to enforce any Final Determination (as defined below) or (ii) joining another party to this Agreement in a litigation initiated by a Person that is not a Party to this Agreement.  The parties hereby agree and acknowledge that, except as otherwise provided in this Section 9.10 or in the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time, the arbitration procedures and any Final Determination hereunder shall be governed by, and shall be enforced in accordance with, the Commercial Arbitration Rules of the American Arbitration Association.

(b)           In the event that any Party asserts that there exists a Dispute, such Party shall deliver a written notice to the other Party specifying the nature of the asserted Dispute and requesting a meeting to attempt to resolve the same.  If no such resolution is reached within thirty (30) days after the delivery of such notice, either Party (the “Disputing Party”) may commence arbitration hereunder by delivering to the other Party a notice of arbitration (a “Notice of Arbitration”).  Such Notice of Arbitration shall specify (i) the matters as to which arbitration is sought, (ii) the nature of any Dispute, (iii) the claims of the Disputing Party, (iv) the amount and nature of any damages, if any, sought to be recovered as a result of any alleged claim and (v) any other matters required by the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time to be included therein, if any.

(c)           Parent and MW each shall select one non-neutral arbitrator expert in the subject matter of the Dispute (the arbitrators so selected shall be referred to herein as the “Parent’s Arbitrator” and the “Seller’s Arbitrator,” respectively).  In the event that either Parent or MW fails to select an arbitrator as set forth herein within twenty (20) days from the delivery of a Notice of Arbitration, then the matter shall be resolved by the arbitrator selected by the other.  Seller’s Arbitrator and Parent’s Arbitrator shall select a third independent, neutral arbitrator expert in the subject matter of the Dispute, and the three arbitrators so selected shall resolve the matter according to the procedures set forth in this Section 9.10.  If Seller’s Arbitrator and Parent’s Arbitrator are unable to agree on a third arbitrator within twenty (20) days after their selection, Seller’s Arbitrator and Parent’s Arbitrator shall each prepare a list of three independent arbitrators.  Seller’s Arbitrator and

Parent’s Arbitrator shall each have the opportunity to designate as objectionable and eliminate one arbitrator from the other arbitrator’s list within seven (7) days after submission thereof, and the third arbitrator shall then be selected by lot from the arbitrators remaining on the lists submitted by Seller’s Arbitrator and Parent’s Arbitrator.

(d)           The arbitrator(s) selected pursuant to Section 9.10(c) above will allocate the costs and expenses of arbitration (and legal fees and expenses associated therewith) to each Party in proportion to the contested amount not awarded to each Party relative to the total contested amount.

(e)           The arbitration shall be conducted in Chicago, Illinois under the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time, except as modified by the agreement of all of the Parties to this Agreement.  The arbitrator(s) shall so conduct the arbitration that a final result, determination, finding, judgment and/or award (the “Final Determination”) is made or rendered as soon as practicable.  The Final Determination must be agreed upon and signed by the sole arbitrator or by at least two of the three arbitrators (as the case may be).  The Final Determination shall be final and binding on all Parties and there shall be no appeal from or reexamination of the Final Determination, except for fraud, perjury or misconduct by an arbitrator prejudicing the rights of any Party and to correct manifest clerical errors.

(f)            Parent and/or Purchaser, on the one hand, and Sellers, on the other hand, may enforce any Final Determination in any state or federal court located in any state of the United States.  For the purpose of any Legal Proceeding instituted with respect to any Final Determination, a breach of Article VIII or Article XI hereof, specific performance under Section 7.10 hereof or any other matter outside the scope of this Section 9.10, each Party hereto hereby irrevocably submits to the jurisdiction of such courts, irrevocably consents to the service of process by registered mail or personal service and hereby irrevocably waives, to the fullest extent permitted by Rule, any objection which it may have or hereafter have as to personal jurisdiction, the laying of the venue of any such proceeding brought in any such court and any claim that any such proceeding brought in any court has been brought in an inconvenient forum.

(g)           This Agreement evidences a transaction involving commerce within the meaning of the Federal Arbitration Act (9 U.S.C. §§1 et seq) as amended, and such act shall govern the interpretation and enforcement of the arbitration provisions in this Agreement.

9.11         Warranties in Deeds.  Notwithstanding anything to the contrary set forth in this Agreement, the liability of the grantor under any Deed with respect to warranties of title set forth in such Deed shall be subject to and governed by the terms and conditions of this Article IX.

ARTICLE X

CONDITIONS TO CLOSING

10.1         Conditions to Obligations of Parent and Purchaser.  All obligations of Parent and Purchaser under this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions, any one or more of which may be waived in writing by Parent:

(a)           Representations and Warranties of Sellers.  Each of the representations and warranties set forth in Article V of this Agreement (i) that is qualified by materiality or Material Adverse Effect shall be true and correct as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date) as though made on and as of the Closing Date, and (ii) that is not qualified by materiality or Material Adverse Effect shall be true and correct as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date) as though made on and as of the Closing Date, except for any such failures to be true and correct as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b)           Performance of Sellers’ Obligations.  Sellers shall have delivered all documents and agreements described in Section 4.2 and Sellers shall have otherwise performed, in all material respects, all obligations and satisfied all conditions required under this Agreement and the Additional Documents to be performed by them on or prior to the Closing Date.

(c)           Consents and Approvals.  All filings, notices, licenses, consents, authorizations, accreditations, waivers, approvals and the like of, to or with any Governmental Authority or any other Person that are set forth on Schedule 10.1(c) will have been duly made or obtained in form and substance reasonably acceptable to Parent (the “Material Consents”) and all waiting periods applicable to the transactions contemplated hereby under applicable antitrust or trade regulation laws and regulations, including, without limitation, under HSR, shall have expired or been terminated.

(d)           Pending Proceedings.  No preliminary or permanent injunction or other Judgment of any Governmental Authority restraining or prohibiting the consummation of the transactions contemplated by this Agreement or any of the Additional Documents shall be in effect, and no Judgment or Legal Proceeding by or before any Governmental Authority seeking to restrain or prohibit, or obtain material damages or other material relief from Purchaser, Parent or the Business in connection with, the consummation of the transactions contemplated by this Agreement (including, without limitation, the Additional Documents) or that, individually or in the aggregate, could reasonably be expected to materially and adversely effect Purchaser’s proposed ownership of the Purchased Assets or operation of the Business after the Closing shall be pending or in effect.

(e)           Compliance with Rules.  The consummation of the transactions contemplated by this Agreement are not prohibited by any material Rule and will not subject Parent or Purchaser or any of their Affiliates, the Business or any of the Purchased Assets to any material penalty or Liability arising under any material Rule or imposed by any Governmental Authority.

(f)            No Material Adverse Change.  Since December 31, 2007, there shall not have occurred any event or circumstance (or series of events or circumstances) that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect.

(g)           Financing.  Parent and Purchaser shall have obtained the debt financing from such sources and in such amounts and on such terms and conditions as are set forth in the Financing Commitment or similar letters relating to any alternative financing contemplated by Section 7.15.

(h)           Release of Liens.  Sellers shall have caused all material Liens (other than Permitted Liens) with respect to the Purchased Assets to be released and terminated, and shall have delivered copies of such releases to Parent at Closing, including releases and terminations under the Uniform Commercial Code and other applicable Rules of financing or similar statements filed against any of the Purchased Assets in all applicable jurisdictions.

(i)            Auditor’s Consent and Comfort Letter.  The 2007 Audited Financial Statements and the Quarterly Unaudited Financials referenced in Section 7.11(c)(i) (and if the Closing occurs on or prior to August 14, 2008, the Quarterly Unaudited Financials referenced in Section 7.11(c)(ii)) shall have been delivered to Parent in accordance with Section 7.11 hereof, and Parent shall have received consent in customary form from PWC to use the Audited Financial Statements and the 2007 Audited Financial Statements in Parent’s Securities Filings and the Offering Documents and shall have received a comfort letter in customary form from PWC as contemplated by Section 7.11(e).

10.2         Conditions to Obligations of Sellers.  All obligations of Sellers under this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions, any one or more of which may be waived in writing by Sellers:

(a)           Representations and Warranties of Parent and Purchaser.  Each of the representations and warranties set forth in Article VI of this Agreement (i) that is qualified by materiality or Material Adverse Effect shall be true and correct as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date) as though made on and as of the Closing Date, and (ii) that is not qualified by materiality or Material Adverse Effect shall be true and correct as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date) as though made on and as of the Closing Date, except any such failures to be true and correct as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on Parent’s and Purchaser’s ability to consummate the transactions contemplated hereby.

(b)           Performance of Parent’s and Purchaser’s Obligations.  Each of Parent and Purchaser shall have delivered all documents and agreements described in Section 4.3 and otherwise performed, in all material respects, all obligations and satisfied all conditions required under this Agreement and the Additional Documents to be performed by it on or prior to the Closing Date.

(c)           Consents and Approvals.  All filings, notices, licenses, consents, authorization, accreditations, waivers, approvals and the like of, to or with any Governmental Authority or any other Person that are set forth on Schedule 10.2(c) will have been duly made or obtained in form and substance reasonably acceptable to MW.  All waiting periods applicable to the transactions contemplated hereby under applicable antitrust or trade regulation laws and regulations, including, without limitation, under HSR, shall have expired or been terminated.

(d)           Pending Proceedings.  No preliminary or permanent injunction or other Judgment of any Governmental Authority restraining or prohibiting the consummation of the transactions contemplated by this Agreement or any of the Additional Documents shall be in effect, and no Judgment or Legal Proceeding by or before any Governmental Authority seeking to restrain or prohibit, or obtain material damages or other material relief from the Sellers in connection with, the consummation of the transactions contemplated by this Agreement (including, without limitation, the Additional Documents) shall be pending or in effect.

(e)           Compliance with Rules.  The consummation of the transactions contemplated by this Agreement will not be prohibited by any material Rule or subject Sellers or any of their Affiliates to any material penalty or Liability arising under any Rule or imposed by any Governmental Authority.

(f)            No Casualty Loss.  No damage to or destruction of any Purchased Asset shall have occurred from a Casualty Loss (excluding the Fire Loss) that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect.

ARTICLE XI

POST-CLOSING OBLIGATIONS

11.1         Use of Purchased Intellectual Property.  As of the Closing, Sellers shall cease to use any of the Purchased Assets, including, without limitation, logos, marks and other Purchased Intellectual Property comprising a part thereof, except as otherwise provided in any of the Additional Documents.

11.2         After-Acquired Assets.  Each of the Sellers shall promptly assign, transfer and deliver to Purchaser, all assets, properties, rights and interests of whatever kind and nature, real and personal, tangible and intangible, included within the definition of Purchased Assets and received, held or acquired by such Seller from and after the Closing Date.  Without limiting the generality of the foregoing, if after the Closing Sellers or Purchaser determines that any Intellectual Property Related to the Business (other than

Intellectual Property included in the Excluded Assets) was not included in the Purchased Assets, Purchaser shall so notify the Sellers (if the Purchaser makes such determination), and the Sellers shall promptly assign, transfer and deliver to Purchaser such Intellectual Property Related to the Business.  Each of Purchaser and Parent shall assign, transfer and deliver to Sellers, all assets, properties, rights and interests of whatever kind and nature, real and personal, tangible and intangible, included with the definition of Excluded Assets and received, held or acquired by Purchaser or Parent from and after the Closing Date.

11.3         Further Assurances.  Upon the request of any Party at any time after the Closing, each other Party will forthwith execute and deliver such instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as any Party may reasonably request to effectuate the purposes of this Agreement.

11.4         Certain Tax Matters Relating to Cogen JV.  The books of Cogen JV shall be closed effective as of 11:59 p.m. on the Closing Date for purposes of allocating net profits and net losses of Cogen JV for the period prior to the Closing between MW and the other member of Cogen JV for U.S. federal and state income tax purposes, except for any Tax Item resulting from action taken outside of the ordinary course of business by Cogen JV after the Closing on the Closing Date which has a detrimental Tax effect on MW or an Affiliate.  Purchaser shall cooperate with Cogen JV to provide to MW, within 120 calendar days after the Closing Date, information relating to the character of the gains to be taken into account by MW pursuant to Section 751 of the Code and the values to be used by Cogen JV to calculate the amount of such gains.  Following the Closing, Parent shall provide MW with any information that Purchaser or Parent receives from Cogen JV with respect to Taxes relating to any period prior to the Closing, and Parent and Purchaser shall cooperate to allow Sellers to exercise all rights with respect to Cogen JV for any such period.

11.5         Retention of and Access to Records.  Following the Closing Date, each of Sellers and Parent shall retain such Party’s books and records relating to the operation of the Business prior to the Closing Date (other than, in the case of Sellers, books and records included in the Purchased Assets) in accordance with such Party’s document retention policies.  Sellers and Parent shall, in accordance with such Party’s document retention policies, provide representatives of the other Party with reasonable access to all such books and records of such Party upon prior written request and during normal working hours at any location where such records and files are stored for reasonable business purposes that do not violate Article VIII hereof, and such representatives shall have the right, at their own expense, to make copies of any such records and files for such purposes; provided, however, that any such access or copying shall be had or done in such a manner so as not to interfere unreasonably with the normal conduct of business of the other Party.

11.6         Litigation Support.  In the event and for so long as either Sellers, on the one hand, or Parent and Purchaser, on the other hand, are actively contesting or defending against any action, investigation, charge, claim, or demand by a third party (other than another Party or any of its Affiliates) in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, the other Party will reasonably cooperate with the defending party and its counsel contest or defense, make its personnel reasonably available (subject to the reasonable constraints of the Business), and provide such testimony and access to its books and records with respect to periods prior to Closing as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the defending Party (unless the defending Party is entitled to indemnification therefor under Article IX).

11.7         Use of Seller’s Name.  Purchaser agrees that, subject to the terms of the Additional Documents:

(a)           within six months after the Closing Date, Purchaser shall remove “MeadWestvaco,” the MeadWestvaco logo, the WVCX railcar mark and any other similar mark (the “Seller Name”) and any other Trademark, design or logo previously or currently used by Sellers or any of their Affiliates that is an Excluded IP Asset (including Sellers’ mark on railcars) from all buildings, signs, railcars and vehicles of the Business and cease using the Seller Name and such Excluded IP Assets in all invoices, letterhead, domain names and web sites, advertising and promotional materials, office forms and business cards;

(b)           within twelve months after the Closing Date, Purchaser will (i) remove the proprietary MeadWestvaco packaging from the Inventory of packaging materials of the Business, (ii) discontinue manufacturing and selling products of the Business utilizing the foregoing packaging or that have Excluded Assets embedded therein or imprinted thereon, and (iii) remove the Seller Name, and any other Trademark, design or logo previously or currently used by Sellers that is an Excluded IP Asset from those assets of the Business that are not Inventory, including those assets (such as, but not limited to, tools, molds and machines) used in association with the manufacture of the products of the Business or otherwise reasonably used in the conduct of the Business after the Closing Date (such assets, “Other Marked Assets”);

(c)           At the Closing, Sellers hereby grant to Purchaser a limited right to use the Seller Name and associated Trademarks, designs and logos with regard to the Inventory and Other Marked Assets, and any other Trademarks or copyrights forming a part of the Excluded Assets, in accordance with the terms and conditions set forth in this Section 11.7; and

(d)           In no event shall Purchaser or any Affiliate of Purchaser advertise or hold itself out as Seller or an Affiliate of Seller at any time before, on or after the Closing Date.

11.8         License and Sales Agreement.  The License and Sales Agreement between Dura-Fibre, Inc. and MW dated January 2006 (the “Dura-Fibre Sales Agreement”) shall be an Assumed Contract with respect to the Kraftpak product of the Business and shall be an Excluded Contract with respect to MW’s Forte Mark and Crescendo products.  MW shall not permit (to the extent it has the legal right to do so) Dura-Fibre, Inc. to make or sell any product bearing MW’s Forte trademark unless such product exclusively incorporates Purchaser’s Kraftpak substrate into such product (rather than any competing product).  MW shall pay to Purchaser its proportionate share of any royalty or minimum royalty actually paid by Dura-Fibre to MW pursuant to the Dura-Fibre Sales Agreement (or any amendment, extension or replacement thereof) as soon as reasonably practicable after the same is paid to MW; such proportionate share to be determined for each Contract Year (as defined in the Dura-Fibre Sales Agreement) by dividing Purchaser’s Total Net Revenues for such Contract Year by the sum of Purchaser’s and MW’s Total Net Revenues for such Contract Year.  Total Net Revenues, with respect to Purchaser and MW, shall mean the aggregate amount of sales of Kraftpak or Crescendo products, as applicable, to Dura-Fibre, Inc. for the applicable Contract Year, less any amount thereof that represents sales, use or similar taxes, freight and other transportation expenses and returns and allowances.  Purchaser and MW shall cooperate to calculate the amounts of royalties to be shared hereunder, including providing the other with copies of the Royalty Reports (as defined in the Dura-Fibre Sales Agreement), Total Net Revenues of such Person for the applicable Contract Year and, upon request, reasonably acceptable documentation supporting such calculation of Total Net Revenues.  MW shall not terminate the Dura-Fibre Sales Agreement or amend such agreement in a manner that could reasonably be expected to adversely affect Purchaser without Purchaser’s prior written consent (which consent shall not be unreasonably withheld or delayed).

ARTICLE XII

TERMINATION AND ABANDONMENT

12.1         Methods of Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)           by the mutual written consent of Parent and MW; or

(b)           by Parent or MW, if all of the conditions to such Party’s obligations set forth in Article X of this Agreement shall not have been satisfied or waived on or prior to August 29, 2008 (“Outside Date”); provided, however, (i) that no Party shall have the right to terminate this Agreement pursuant to this subsection if such conditions have not been satisfied due to such Party’s breach of this Agreement and (ii) in the event the conditions set forth in Section 10.1(c) or 10.2(c) have not been satisfied or waived prior to the Outside Date, then Parent (in the case of Section 10.1(c)) and MW (in the case of Section 10.2(c)) shall have the right to extend such Outside Date to a specified date that is within five business days following the expected receipt of such consents and approvals by providing written notice to the other Parties of such election on any date prior to the Outside Date; provided, further, a Party may exercise such right to extend the Outside Date only in the event that it is reasonably likely as of the date of such notice that the Parties will receive such consents and approvals by such expected date and in no event shall the Outside Date extend beyond the date that is six months after the date of this Agreement unless mutually agreed to by the Parties in writing.

(c)           by either MW, on the one hand, or Parent, on the other hand, if there shall have been a material breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Parent or Purchaser, on the one hand, or any of the Sellers, on the other hand, which breach shall not have been cured by the breaching Party, in the case of a representation or warranty, prior to the date on which all of the conditions other than the accuracy of the representation and warranty in question would be satisfied for the Closing or, in the case of a covenant or agreement, within ten business days following receipt by the breaching Party of notice of such breach; or

(d)           by either MW or the Parent, if a Governmental Authority shall have issued an order, decree or ruling or taken any other action, in each case preliminarily or permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable.

12.2         Procedure Upon Termination.  In the event of termination of this Agreement by MW or Parent pursuant to this Article XII, written notice thereof shall forthwith be given to the other Parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any Party to this Agreement, and there shall be no liability on the part of any Party to this Agreement (except to the extent provided in Section 7.11(e) hereof); provided, however, that notwithstanding the foregoing, (i) nothing contained in this Agreement shall relieve any Party to this Agreement from any Liability resulting from or arising out of any breach of any provision of this Agreement prior to the time of such termination; provided, further, however, that (a) no Party shall have any Liability with regard to a breach of any representation or warranty made by that Party in this Agreement unless such representation or warranty was breached as of the date of this Agreement, and (b) no Party shall have any Liability for failure to deliver a closing certificate pursuant to Section 4.2(b) or 4.3(b), and (ii) the terms of this Section 12.2 and Article XIII and the terms of that certain Confidentiality Agreement between Parent and MW dated July 10, 2006 (the “Confidentiality Agreement”) shall survive any such termination.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.1         Successors and Assigns.  This Agreement shall inure to the benefit of, and be binding upon, the Parties hereto and their respective successors, heirs, representatives and permitted assigns, as the case may be; provided, however, that (a) none of the Sellers shall assign or delegate this Agreement or any of the rights or obligations created hereunder without the prior written consent of Parent, and (b) except as provided below, neither Parent nor Purchaser shall assign or delegate this Agreement or any of the rights or obligations created hereunder without the prior written consent of MW.  Notwithstanding the foregoing, each of Parent and Purchaser shall have the right to assign, in whole or in part, its rights, duties and obligations under this Agreement to any of the lenders providing the Acquisition Financing (or any replacement financing or refinancing thereof), to any purchaser of a substantial portion of the Business and to any one or more of Purchaser’s Affiliates; provided that no such assignment shall (i) relieve Parent or Purchaser of its obligations hereunder to the extent any such assignee does not satisfy its obligations hereunder, or (ii) be reasonably likely to delay the Closing.  Except as contemplated by Article IX of this Agreement, nothing in this Agreement shall confer upon any Person not a party to this Agreement (including, without limitation, the Business Employees), or the legal representatives of such Person, any rights (including, without limitation, rights as a third party beneficiary) or remedies of any nature or kind whatsoever under or by reason of this Agreement.

13.2         Expenses.  Except as otherwise provided in this Agreement, the Sellers shall bear all costs and expenses (including legal, accounting and investment banking expenses) incurred on their behalf in connection with the preparation, execution and performance of this Agreement, the Additional Documents and the transactions contemplated hereby and thereby, and Parent and Purchaser shall bear all expenses of such nature incurred on their behalf.

13.3         Title; Risk of Loss.  Legal title, equitable title and risk of loss with respect to the Purchased Assets shall not pass to Purchaser until the Closing.

13.4         Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including telecopier or facsimile or similar writing), shall be given to such party at its address or facsimile number set forth below or at such other address as shall be furnished by any party by like notice to the others.  Each such notice, request or other communication shall be deemed to have been given upon the earlier of delivery thereof if by hand or upon receipt if sent by mail (registered or certified mail, postage prepaid, return receipt requested) or on the second next business day after deposit if sent by a recognized overnight delivery service or upon transmission if sent by telecopy or facsimile transmission (with request of assurance of receipt in a manner customary for communication of such type):

(a)           if to Parent or Purchaser, to:

Kapstone Paper and Packaging Corporation

1101 Skokie Boulevard

Suite 300

Northbrook, Illinois 60062

Attention:  Roger Stone

Telephone:  847/239-8806

Telecopy:  847/205-7264

with a copy (which shall not constitute notice) to:

Sonnenschein Nath & Rosenthal LLP

7800 Sears Tower

233 South Wacker Drive

Chicago, Illinois  60606

Attention:  Timothy M. Metzger, Esq.

Telephone:  (312) 876-3111

Telecopy:  (312) 876-7934

(b)           if to any Seller, to:

MeadWestvaco Corporation

11013 West Broad Street

Glen Allen, Virginia  23060

Attention:  General Counsel

Telephone:  (804) 327-6443

Telecopy:  (804) 327-8164

with a copy (which shall not constitute notice) to:

Thompson Hine LLP

10 West Second Street

2000 Courthouse Plaza, NE

Dayton, Ohio  45402-1758

Attention:  David A. Neuhardt

Telephone:  (937) 443-6600

Telecopy:  (937) 443-6637

or such other address or persons as the parties may from time to time designate in writing in the manner provided in this Section 13.4.

13.5         Entire Agreement.  This Agreement (including the Exhibits and the Schedules referred to herein, which shall be incorporated by reference herein) and the documents and instruments referred to herein (including the Additional Documents and the Confidentiality Agreement), represent the entire agreement and understanding of the parties hereto with reference to the transactions contemplated herein and therein.  This Agreement, the Additional Documents and the Confidentiality Agreement supersede all prior negotiations, discussions, correspondence, communications, understandings and agreements among the parties relating to the subject matter hereof and thereof and all prior drafts thereof, all of which are merged into this Agreement or such other agreements, as the case may be.

13.6         Waivers and Amendments.  This Agreement may be amended and the terms hereof may be waived, and consents may be provided, only by a written instrument signed by MW and Parent or, in the case of a consent or waiver, by Parent or MW, as applicable, who is providing such consent or waiving compliance.  Any amendment, waiver or consent so approved shall be binding upon all of the Sellers, Purchaser and their successors and assigns.  No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

13.7         Severability.  This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.

13.8         Headings.  The article and section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

13.9         Counterparts; Terms.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.  All references herein to Articles, Sections, Subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.  All references to singular or plural or masculine or feminine shall include the other as the context may require.

13.10       Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to conflicts of law provisions) of the State of New York.

13.11       Documentation.  This Agreement and the Additional Documents are the result of the joint efforts of Sellers, Parent and Purchaser and each provision hereof and in the Additional Documents has been subject to the mutual consultation, negotiation and agreement of the Parties and there is no construction against any Party based on any presumption of that Party’s involvement in the drafting thereof.

13.12       Waivers of Trial by Jury.  EACH SELLER, PARENT AND PURCHASER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE ADDITIONAL DOCUMENTS, AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent, Purchaser and Sellers have caused this Agreement to be signed as of the date first written above.

KAPSTONE PAPER AND PACKAGING CORPORATION

By:	/s/ Roger W. Stone
Name:	Roger W. Stone
Title:	Chairman and Chief Executive Officer

OAK ACQUISITION LLC

By:	/s/ Roger W. Stone
Name:	Roger W. Stone
Title:	Chairman and Chief Executive Officer

MEADWESTVACO CORPORATION

By:	/s/ John A. Luke, Jr.
Name:	John A. Luke, Jr.
Title:	Chairman and Chief Executive Officer

MEADWESTVACO SOUTH CAROLINA LLC

By:	/s/ John A. Luke, Jr.
Name:	John A. Luke, Jr.
Title:	Chairman and Chief Executive Officer

EXHIBIT A

DEFINED TERMS

The following terms shall have the meanings as ascribed to them or referenced below:

2006 Audited Balance Sheet shall mean the consolidated balance sheet of the Business and Cogen JV as of December 31, 2006 included in the Audited Financial Statements.

2008 Capital Budget shall have the meaning set forth in Section 5.29.

Accounts Receivable shall have the meaning set forth in Section 1.1(b).

Accrued Fire Expenses shall have the meaning set forth in 3.2(b).

Accrued Vacation shall have the meaning set forth in Section 7.5(b)(iv).

Acquiror has the meaning given that term in Section 8.2(b)(i).

Acquisition Financing shall have the meaning set forth in Section 6.6.

Additional Cogen JV Equity Interest means that certain 50% membership interest in Cogen JV held as of the date of this Agreement by SCANA Corporation (“SCANA”).

Additional Documents shall mean all agreements and closing certificates to be delivered pursuant to the terms hereof.

Affected Employees shall have the meaning set forth in Section 7.5(a).

Affiliate shall mean, with respect to a Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, including, with respect to Sellers, Cogen JV (prior to Closing).

Agents shall have the meaning set forth in Section 9.7(b).

Agreed Upon Allocation shall have the meaning set forth in Section 3.4(e).

Agreement shall have the meaning set forth in the Preamble.

Andrews Chip Mill Site means that certain Real Property described in the Andrews Lease Amendments.

Andrews Lease Amendments shall have the meaning set forth in Section 4.2(q).

Andrews Office Building shall mean the office building referenced in the Andrews Lease Amendments.

Approved Hire shall mean with respect to any potential hire of the Business, a Person who meets all of the following criteria:  such Person would be (i) hired for a position that is not described on

Schedule 7.1(v)(ii) hereto, and (ii) hired during the period on or after the date of this Agreement and prior to Closing Date, (iii) filling a budgeted vacant position, (iv) employed at-will, and (v) paid a salary that is equal to or less than the salary approved and budgeted for such position in the 2008 budget provided to Purchaser as of the date of this Agreement.  For avoidance of doubt, no employee who reports directly to Bruce Hoffman shall be considered an Approved Hire.

Assumed Contracts shall have the meaning set forth in Section 1.1(l).

Assumed Health and Welfare Claims shall have the meaning set forth in Section 7.5(e).

Assumed Liabilities shall have the meaning set forth in Section 2.1.

Assumption Agreement shall have the meaning set forth in Section 4.3(h).

Audited Financial Statements shall have the meaning set forth in Section 5.6(a).

Audited 2007 Financial Statements shall have the meaning set forth in Section 7.11(b).

Badham Chip Mill Site means that certain Real Property described in the Badham Lease.

Badham Lease shall have the meaning set forth in Section 4.2(q).

Beech Hill Site shall mean the Leased Real Property consisting of the Beech Hill chip mill.

Basket shall have the meaning set forth in Section 9.6(a).

Books and Records shall have the meaning set forth in Section 1.1(e).

Business shall mean the manufacture and distribution by Sellers of unbleached saturating kraft, unbleached uncoated kraft folding carton board and unbleached kraft linerboard and the operation by SC of a sawmill/chipmill and four other chipmills.

Business Employee shall have the meaning set forth in Section 7.5(a).

Business Intellectual Property shall have the meaning set forth in Section 5.19(a).

Cap shall have the meaning set forth in Section 9.6(a).

Casualty Loss shall have the meaning set forth in Section 1.4

Chemicals Business shall mean the specialty chemicals business conducted by Sellers and its Affiliates (including SC), including, without limitation, all operations conducted by Sellers and their Affiliates at or with respect to the CTO Plant and the Transferred Specialty Chemicals Property.

Claims shall mean claims, causes of action, chooses in action, rights of recovery and rights of set-off.

Closing shall have the meaning set forth in Section 4.1.

Closing Date shall have the meaning set forth in Section 4.1.

Closing Date Statement shall have the meaning set forth in Section 3.3.

Closing Payment shall have the meaning set forth in Section 3.1.

Code shall mean the Internal Revenue Code of 1986, as amended.

Cogen Buyout shall mean the purchase, prior to or at the Closing in accordance with Section 7.21, of the Additional Cogen JV Equity Interest  and the Cogen Senior Notes.

Cogen Cash shall have the meaning set forth in Section 3.3(a).

Cogen Junior  Notes means the subordinated promissory note from Cogen JV to MW dated October 22, 2001 in the original principal amount of $9,500,000 and the subordinated promissory note from Cogen JV to MW dated December 31, 2004 in the original principal amount of $57,500,000.

Cogen JV means Cogen South LLC, a Delaware limited liability company.

Cogen JV Audited 2007 Statements shall have the meaning set forth in Section 7.11(b).

Cogen JV Audited Financial Statements shall have the meaning set forth in Section 5.6(a).

Cogen JV Lease shall have the meaning set forth in Section 7.22.

Cogen LLC Agreement means that certain Limited Liability Company Agreement of Cogen JV dated as of June 1, 1996 between MW and SCANA.

Cogen Loan Agreement shall mean that certain Amended and Restated Construction and Term Loan Agreement of Cogen JV dated as of December 15, 1996, as amended, and all documents executed in connection therewith.

Cogen Senior Notes means all Indebtedness for Borrowed Funds outstanding under the Cogen Loan Agreement, including those certain Replacement Promissory Notes dated as of December 31, 1998 executed by Cogen JV in favor of Teachers Insurance and Annuity Association of America in the principal amounts of $50,000,000 and $8,039,721.92, respectively.

Companies shall mean, collectively, Sellers, Cogen JV and Forestry (with respect to matters relating to Owned Real Property or Leased Real Property owned by Forestry).

Computer Hardware means any computer hardware, equipment and peripherals of any kind and of any platform, including desktop and laptop personal computers, handheld computerized devices, cellular telephones, mid-range and mainframe computers, process control and distributed control systems, and network telecommunications equipment, in each case used at locations related to the Business.

Computer Software means any and all computer programs, including operating system and applications software, implementations of algorithms, and program interfaces, whether in source code or object code form (including, but not limited to, all of the foregoing that is installed on Computer Hardware) and all documentation relating to the foregoing, including user manuals relating to the foregoing.

Confidentiality Agreement shall have the meaning set forth in Section 12.2.

Consultant shall have the meaning set forth in Section 9.7(a).

Contract means any contract, agreement, note, bond, purchase or sales orders, undertaking, commitment or other enforceable arrangement or agreement, whether written or oral.

Controlling Party shall have the meaning set forth in Section 9.7(a).

County shall have the meaning set forth in Schedule 7.22.

Covenant Term shall have the meaning set forth in Section 8.2(a).

CTO Lease shall have the meaning set forth in Section 4.2(q).

CTO Plant shall have the meaning set forth in Section 1.3(i).

Customer Rebates shall have the meaning set forth in paragraph (h) of Schedule 2.1.

Deeds shall have the meaning set forth in Section 4.2(e).

Disputes shall have the meaning set forth in Section 9.10(a).

Disputing Party shall have the meaning set forth in Section 9.10(b).

Due Diligence Period shall have the meaning set forth in Section 8.2(d).

Electrical Distribution System means the Jointly Owned Electrical Distribution System, as defined in the Reciprocal Easement Agreement.

Emissions Side Letter shall have the meaning set forth in Section 4.2(q).

Environmental Action shall have the meaning set forth in Section 9.7(a).

Environmental Claims refers to any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, notice of violation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Authority, department, bureau, office or other authority, or any third party involving violations of Environmental Laws, Handling of Hazardous Substances or Releases of Hazardous Substances.

Environmental Conditions means any condition, known or unknown, foreseen or unforeseen, arising out of:  (1) the handling, Release, threat of Release, or exposure of Persons to Hazardous

Substances; (2) any violation of Environmental Laws; (3) the Handling of Hazardous Substances; and (4) any Environmental Claim.

Environmental Laws shall mean all federal, state, local and foreign Rules, statutes, regulations, ordinances, codes, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, and consent agreements and all common laws relating to public health and safety, and pollution or protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants; which regulate the presence, use, manufacture, generation, handling, labeling, testing, transport, treatment, storage, processing, discharge, disposal, release, threatened release, control, or cleanup of Hazardous Substances or materials containing Hazardous Substances; or which are intended to assure the protection, safety and good health of the public, in each case enacted on the date hereof (regardless of whether the compliance date relating thereto is before or after the Closing Date).

Environmental Liabilities means any Losses, including without limitation, capital costs and costs of investigation, Remedial Action or other response actions, known or unknown, foreseen or unforeseen, arising out of:  (i) Environmental Conditions, (ii) any violation of any Environmental Law, (iii) the Handling of Hazardous Substances, or (iv) any Environmental Claim; provided, however, that, for the avoidance of doubt, the foregoing shall not include any Losses after the Closing Date from increases in operating expenses of the Business, including, without limitation, depreciation, wages, administration of environmental programs, chemicals, sewer fees and permit fees (it being acknowledged and agreed that any fines and penalties incurred in connection with any failure to have or comply with a required Environmental Permit shall constitute Environmental Liabilities hereunder).

Environmental Permits shall have the meaning set forth in Section 5.9(b)(ii).

Equipment shall have the meaning set forth in Section 1.1(c).

Estimated Pre-Closing Working Capital shall have the meaning set forth in Section 3.2(a).

Excluded Asbestos Personal Injury Claims shall have the meaning set forth in paragraph (i) of Schedule 2.2.

Excluded Assets shall have the meaning set forth in Section 1.3.

Excluded Chemical Business Environmental Liabilities means (i) any Environmental Liabilities resulting from, in connection with or arising out of Environmental Conditions existing on or prior to the Closing Date on, at or under the Transferred Specialty Chemicals Property, the CTO Plant, any real property that constitutes an Excluded Asset hereunder or any other real property (whether owned by Sellers or any other Person) as a result of or in connection with the operations, practices, Handling of Hazardous Substances, transfers, disposals, Release or other activities (or omissions) of or on behalf of Sellers or others with respect to the Chemicals Business, and (ii) any other Environmental Liabilities resulting from, in connection with or arising out of the operations, practices, Handling of Hazardous Substances, transfers, disposals or other activities (or omissions) of or on behalf of Sellers or others with respect to the Chemicals Business conducted on or prior to the Closing Date.

Excluded Contracts shall have the meaning set forth in Section 1.3(g).

Excluded Computer Hardware shall have the meaning set forth in Section 1.3(m).

Excluded IP Assets shall have the meaning set forth in Section 1.3(f).

Excluded Liabilities shall have the meaning set forth in Section 2.2.

Excluded Representations shall have the meaning set forth in Section 9.6(a).

Excluded Seller Software shall have the meaning set forth in Section 5.19(i).

Excluded Third Party Software shall have the meaning set forth in Section 5.19(i).

Express Map shall have the meaning set forth in Section 7.17(b).

Fiber Supply Agreement shall have the meaning set forth in Section 4.2(q).

FILOT Assets means the personal property Related to the Business used by Sellers under the Lease dated October 1, 1998, as amended, between SC and Charleston County, South Carolina and the personal property used by Cogen JV under the Lease dated December 1, 1998, as amended, between Cogen JV and Charleston County, South Carolina.

Final Closing Date Statement shall have the meaning set forth in Section 3.3(c).

Final Determination shall have the meaning set forth in Section 9.10(e).

Financing Commitments shall have the meaning set forth in Section 6.6.

Fire Loss shall have the meaning set forth in Section 7.25.

Fire Loss Adjustment shall have the meaning set forth in Section 3.2(b).

Forestry shall have the meaning set forth in Section 1.1.

Fraud shall have the meaning set forth in Section 9.1(a).

FTC shall have the meaning set forth in Section 5.5.

GAAP shall mean generally accepted accounting principles.

Governmental Authority shall mean any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

Guarantees shall have the meaning set forth in Section 7.16.

Handling means any manner of generating, accumulating, storing, treating, disposing of, or transporting, as any such terms may be defined in any Environmental Law, of Hazardous Substances.

Hazardous Substances shall mean any substance, material or waste defined as toxic, hazardous or as a pollutant or contaminant under Environmental Laws; or any other waste substance or material that is regulated under Environmental Laws, including petroleum and petroleum products (including crude oil), natural gas, synthetic gas, and any mixtures thereof; pesticides; radon; polychlorinated biphenyls; asbestos and radioactive materials.

Health and Welfare Bill shall have the meaning set forth in Section 7.5(e).

Hedging Agreement means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement, all as amended or otherwise modified from time to time.

Historical Off-Site Environmental Liabilities means (i) Environmental Liabilities resulting from, in connection with or arising out of the generation, transport, managing for disposal, disposal, Release or migration prior to the Closing of Hazardous Substances by or on behalf of the Sellers to any location other than the Specified Real Property and (ii) Environmental Liabilities resulting from, in connection with or arising out of any formerly owned, operated or leased properties of the Business.

Historical On-Site Environmental Liabilities means (i) any Environmental Liabilities (excluding Scheduled Environmental Conditions and Excluded Chemical Business Environmental Liabilities) on the Specified Real Property resulting from, in connection with or arising out of Environmental Conditions on, at or under the Specified Real Property existing prior to the Closing and (ii) Environmental Liabilities (excluding Scheduled Environmental Conditions and Excluded Chemical Business Environmental Liabilities) resulting from, in connection with or arising out of Environmental Conditions on the Specified Real Property existing prior to Closing described in subsection (i) hereof that migrate off the Specified Real Property after the Closing.

HSR shall have the meaning set forth in Section 5.5.

Inactive Employee shall have the meaning set forth in Section 7.5(a).

Indebtedness for Borrowed Funds of any Person shall mean, as to any Person, without duplication:  (a) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business) and any commitment by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit;

(b) indebtedness guaranteed in any manner by such Person, including a guarantee in the form of an agreement to repurchase or reimburse; (c) any unsatisfied obligation of such Person for “withdrawal liability” to a “multiemployer plan,” as such terms are defined under ERISA.

Indemnification Period shall have the meaning set forth in Section 9.1(a).

Indemnified Party shall have the meaning set forth in Section 9.4(a).

Indemnifying Party shall have the meaning set forth in Section 9.4(a).

Indemnity Claim shall have the meaning set forth in Section 9.1.

Independent Accounting Firm shall have the meaning set forth in Section 3.3(c).

Insurance shall have the meaning set forth in Section 5.17.

Intellectual Property shall mean (i) Patents, (ii) Trademarks, (iii) Trade Names, (iv) Know-how, (v) proprietary rights in trade dress and packaging, and (vi) shop rights, mask works, copyrights, copyright applications, inventions, Trade Secrets, and all other intellectual property rights, in each case whether registered or not and wherever such rights exist throughout the world, in each case related to the Business, including, without limitation, the right to recover for any past infringement and all licenses and sublicenses granted or obtained.

Intellectual Property Cross-License Agreement shall have the meaning set forth in Section 4.2(q).

Interim Statements shall have the meaning set forth in Section 5.6(a).

Inventory shall have the meaning set forth in Section 1.1(d).

Inventory Count shall have the meaning set forth in Section 3.3(a).

Investment Maintenance Disaggregation shall have the meaning set forth in Section 7.22.

Investment Maintenance Requirement shall have the meaning set forth in Section 7.22.

ITAR shall have the meaning set forth in Section 5.28(b).

Judgment means any order, decree, writ, injunction, award or judgment of any court or other Governmental Authority or any arbitrator.

Know-how shall mean specialized knowledge which is proprietary (including product knowledge and use and application knowledge), formulae, product formulations, processes, product designs, specifications, quality control, procedures, manufacturing, engineering and other drawings, computer data bases and software, technology, other intangibles, technical information, safety information, engineering data and design and engineering specifications, research records, market surveys and all promotional literature, customer, distributor and supplier lists and similar data.

Knowledge (or any form of such term, such as “Know” “Knows”, “Known”, etc.) as used in this Agreement (a) with respect to either Seller’s awareness of the presence or absence of a fact, event or condition shall mean the actual knowledge of the persons set forth on Schedule A-1 attached hereto after reasonable investigation and inquiry, and (b) with respect to Parent or Purchaser’s awareness of the presence or absence of a fact, event or condition shall mean the actual knowledge of the persons set forth on Schedule A-2 attached hereto after reasonable investigation and inquiry.

Labor Agreement shall have the meaning set forth in Section 5.26(a).

Leased Real Property shall have the meaning set forth in Section 5.12(b).

Legal Proceeding means any judicial, administrative or arbitral action, suit, proceeding (public or private) or governmental proceeding or investigation.

Liability shall have the meaning set forth in Section 5.7(a).

Licensed Seller IP shall have the meaning set forth in Section 7.13.

Licenses shall have the meaning set forth in Section 1.1(h).

Liens shall mean all liens, claims, options, charges, security interests, pledges, mortgages, and other encumbrances whatsoever.

Losses shall have the meaning set forth in Section 9.2.

Material Adverse Effect shall mean any fact, change, event, circumstance or development of a nature which, together with any other fact, change, event, circumstance or development, has or may reasonably be expected to have any material adverse change in the Business, the financial condition or the operations of the Business, the Purchased Assets, the Assumed Liabilities or the ability of Sellers to perform their obligations under this Agreement and the Additional Documents and the transactions contemplated hereby and thereby, except for any such change, event or circumstance resulting from or arising out of (a) changes in international, national, regional, state or local wholesale or retail markets for unbleached saturating kraft, unbleached uncoated kraft folding carton board and unbleached kraft liner board products which are not specific to the Business and which do not disproportionately affect the Business as compared to other industry participants, (b) changes or developments resulting from any action taken by Purchaser or Sellers or any of their respective representatives in accordance with the terms of this Agreement or in order to consummate the transactions contemplated hereby, or resulting from Purchaser’s withholding of consent to Sellers’ request to take any action prohibited by, or to omit to take any action required by, Section 7.1 (but only to the extent such consent is unreasonably withheld on the part of Purchaser), (c) changes or developments in financial or securities markets or the economy in general, including changes in currency exchange or interest rates, (d) changes or developments resulting from acts of terrorism or war (whether or not declared) conducted outside of the United States, except to the extent causing material damage to the physical facilities of the Business, the Purchased Assets or the employees of the Business, or (e) changes or developments in Rules or in the enforcement thereof applicable to the Business.

Material Consents shall have the meaning set forth in Section 10.1(c).

Material Contract shall have the meaning set forth in Section 5.22(a).

MCF means the North Charleston, South Carolina facility of the Chemicals Business, which is located adjacent to the Mill.

Most Recent Balance Sheet of the Business shall have the meaning set forth in Section 5.6(a).

MW shall have the meaning set forth in the Preamble.

Net Insurance Proceeds shall have the meaning set forth in Section 9.6(c).

Nonassignable Assets shall have the meaning set forth in Section 1.2.

Non-Controlling Party shall have the meaning set forth in Section 9.7(a).

Notice of Arbitration shall have the meaning set forth in Section 9.10(b).

Notice of Claim shall have the meaning set forth in Section 9.4(a).

Offer shall have the meaning set forth in Section 8.2(d).

Offering Documents shall have the meaning set forth in Section 7.11(d).

Offering Memorandum means Sellers’ Confidential Information Memorandum dated March 2006.

Option Price shall mean the amount payable to purchase the Additional Cogen JV Interest (calculated as provided in Section 9.6(a) of the Cogen LLC Agreement, but in any event not to exceed $6,500,000).

Original Lease shall have the meaning set forth in Section 7.22(a).

Other Marked Assets shall have the meaning set forth in Section 11.7(b).

Outside Date shall have the meaning set forth in Section 12.1(b).

Owned Real Property shall have the meaning set forth in Section 1.1(a).

Parent shall have the meaning set forth in the Preamble.

Parent’s Arbitrator shall have the meaning set forth in Section 9.10(c).

Parent’s Securities Filings shall have the meaning set forth in Section 7.11(d).

Party means any Seller, Parent or Purchaser.  Sellers, Parent and Purchaser are collectively referred to as the “Parties.”

Patents shall mean patents (including all reissues, reexaminations, divisions, continuations in part and extensions thereof) related to the Business, whether domestic or foreign, utility models and patent applications.

Permitted Competitive Acquisition shall have the meaning set forth in Section 8.2(d).

Permitted Liens shall mean, as to the Owned Real Property and the Leased Real Property, the Permitted Real Estate Exceptions, and as to all other Purchased Assets:  (A) statutory liens for Taxes that are not yet due and payable or being contested in good faith by appropriate proceedings; (B) statutory liens arising in the ordinary course of business in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, in each case with respect to a liability that is not yet due and payable or is being contested in good faith by appropriate proceedings, (C) with respect to the assets and equity interests of Cogen JV, liens securing the Cogen Senior Notes (all of the Cogen Senior Notes and all of the secured party’s rights to such liens are being assigned to Purchaser at the Closing in accordance with Section 7.21), and (D) other Liens which are not, individually or in the aggregate, material in amount and which do not, individually or in the aggregate, materially interfere with the continued use, consistent with the present use, of the Purchased Asset subject to such Lien; provided, that the inclusion of a Lien within the definitions of Permitted Liens shall not affect the obligations of the Sellers with respect to any Liability secured by such Permitted Lien, to the extent that such Liability is an Excluded Liability.

Permitted Real Estate Exceptions means (i) real estate taxes, assessments, governmental levies, fees or charges or statutory liens for current taxes or other governmental charges with respect to the Owned Real Property or Leased Real Property not yet due and payable or being contested in good faith by appropriate proceedings, (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or the amount or validity of which are being contested in good faith by appropriate proceedings; (iii) zoning, entitlement, building codes and other land use regulations, ordinances or laws imposed by Governmental Authorities having jurisdiction over the Owned Real Property or Leased Real Property; (iv) all rights relating to the construction and maintenance in connection with any public utility of wires, poles, pipes, conduits and appurtenances thereto, on, under or above the Owned Real Property or Leased Real Property; (v) riparian rights of others in and to any creeks, streams or bodies of water, including flowage rights; (vi) rights to minerals of whatever kind and character, including all coal, iron ore, oil, gas, sulfur, methane gas in coal seams, limestone, sand, gravel and other minerals, metals and ores (“Minerals”) located on, in or under each parcel of Owned Real Property or Leased Real Property and all rights, limitations, restrictions and reservations with respect to the mining, extraction, storage, transmission and removal of the Minerals so located; (vii) all existing public and private roads, streets and sidewalks (whether dedicated or undedicated), and all railroad lines and rights-of-way in connection therewith; (viii) all electric power, telephone, cable, gas, sanitary sewer, storm sewer, water and other utility lines, pipelines, service lines, drains, drainage ditches, culverts, electric power or gas generation or cogeneration, storage or transmission facilities, and all other similar facilities, improvements and structures located on, over or under any real property, and all licenses, easements, rights-of-way and other similar agreements or arrangements relating thereto granted or reserved in the ordinary course of business; (ix) all easements, covenants, rights of access, ingress and egress and rights-of-way and all other matters of record; (x) any state of facts which an accurate survey of the property would disclose; (xi) the grant or lease to, or the exception or reservation of, development, air or water rights by, persons other than Sellers, and (xii) with respect to the any Real Property owned or leased by Cogen JV, liens securing the Cogen Senior Notes, (all of the Cogen Senior Notes and all of the secured party’s rights to such liens are being assigned to Purchaser at the Closing in accordance with Section 7.21); in each case as to clauses (v) through (xi) above, which do not, individually or in the aggregate, materially interfere with the continued use, consistent with the present use of, or conduct of the Business on, the affected Owned Real Property or Leased Real Property.

Person shall mean any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company or other legal entity or organization.

Personal Property Leases shall have the meaning set forth in Section 5.15.

Power Generating Facilities means SC’s two recovery boilers and auxiliary systems, Cogen JV’s steam boilers, steam turbines and associated auxiliary systems and the electric generator and associated auxiliary systems of South Carolina Electric & Gas Company maintained by Sellers.  For the avoidance of doubt, “Power Generating Facilities” does not include any boilers or generators located in the former kraft mill powerhouse.

Product Claims shall have the meaning set forth in Section 5.18.

Prohibited Business shall have the meaning set forth in Section 8.2(a).

Protected Information shall have the meaning set forth in Section 8.4.

Provided Financial Statements shall have the meaning set forth in Section 5.6(a).

Purchase Price shall have the meaning set forth in Section 3.1.

Purchased Assets shall have the meaning set forth in Section 1.1.

Purchased Intellectual Property shall have the meaning set forth in Section 1.1(f)

Purchased Seller Software shall have the meaning set forth in Section 1.1(g)

Purchased Third Party Software shall have the meaning set forth in Section 5.19(h)

Purchaser shall have the meaning set forth in the Preamble.

Purchaser Indemnified Parties shall have the meaning set forth in Section 9.2.

Purchaser Plans shall have the meaning set forth in Section 7.5(b)(i).

PWC shall have the meaning set fort in Section 7.11(e).

Quarterly Unaudited Financials shall have the meaning set forth in Section 7.11(c).

Real Property means the Owned Real Property and the Leased Real Property.

Real Property Leases shall have the meaning set forth in Section 5.12(b).

Reciprocal Easement Agreement shall have the meaning set forth in Section 4.2(q).

Reciprocal Plant Operating Agreement shall have the meaning set forth in Section 4.2(q).

Reference Period shall have the meaning set forth in Section 3.9(a)(i).

Regulation S-X shall mean Regulation S-X promulgated under the Securities Act of 1933, as amended.

Related Party and Related Parties shall have the meaning set forth in Section 5.24.

Related to the Business means primarily related to or used primarily in the Business.

Release, when used in connection with Hazardous Substances, has the meaning set forth in Section 101 of CERCLA (42 U.S.C. Section 9601 (22)) in effect as of the Closing Date.

Remedial Action means any action, taken to satisfy Environmental Laws, to investigate, evaluate, assess, test, monitor, cleanup, remedy, remediate, remove, respond to, treat, neutralize, contain, isolate or otherwise deal with Hazardous Substances.

Represented Employees shall have the meaning set forth in Section 7.5(a).

Required Pre-Closing Capital Expenditures shall have the meaning set forth in Section 7.19.

Requirements Contract shall have the meaning set forth in Section 5.22(a)(viii).

Resolution Period shall have the meaning set forth in Section 3.3(c).

Retained EDS Interest shall have the meaning set forth in Section 1.3(i).

Retained Park Property shall have the meaning set forth in Section 1.3(p).

Returns shall have the meaning set forth in Section 5.10.

Rules shall have the meaning set forth in Section 5.9(a).

St. George Maintenance Shop Lease shall have the meaning set forth in Section 4.2(q).

SC shall have the meaning set forth in the Preamble.

Scheduled Environmental Conditions means any Environmental Liabilities resulting from, in connection with or arising out of those Environmental Conditions that are enumerated on Schedule 2.1(d).  For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, the Sellers shall have no liability for the Scheduled Environmental Conditions, all responsibility for which Purchaser expressly assumes.

Schedules shall mean the schedules attached to this Agreement.

Seller and Sellers shall mean, individually and collectively, MW and SC.

Seller Employee Benefit Plans shall have the meaning set forth in Section 5.25(a).

Seller Indemnified Parties shall have the meaning set forth in Section 9.3.

Seller Name shall have the meaning set forth in Section 11.7(a).

Seller’s Arbitrator shall have the meaning set forth in Section 9.10(c).

Seller’s Cogen JV Equity Interest shall have the meaning set forth in Section 1.1(m).

Shared Contracts shall have the meaning set forth in Section 7.8(b).

Software Cross-License Agreement shall have the meaning set forth in Section 4.2(q).

South Carolina Injury Fund Claims shall have the meaning set forth in Section 1.1(i).

Specified Accounting Policies shall have the meaning set forth in Section 3.2(a).

Specified Real Property shall mean the Real Property other than the Beech Hill Site and the Andrews Office Building.

Standard Procedure shall have the meaning set forth in Section 7.5(g).

Subsidiary means, with respect to any Person, any other Person of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, at least 50% of the outstanding equity securities or securities carrying at least 50% of the voting power in the election of the board of directors or other governing body of such Person, including, with respect to Sellers, Cogen JV (prior to the Closing).

Summerville Office Lease Amendment shall have the meaning set forth in Section 4.2(q).

Supplier Rebates shall have the meaning set forth in Section 1.1(n).

Supply Agreement shall have the meaning set forth in Section 4.2(q).

Tank 22 Lease shall have the meaning set forth in Section 4.2(q).

Target Closing Payment shall have the meaning set forth in Section 3.1.

Target Working Capital shall have the meaning set forth in Section 3.2(b).

Tax or Taxes means all taxes imposed of any nature including, without limitation, federal, provincial, state, county, local or foreign income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment-related tax (including, without limitation, employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax (including any amounts paid in lieu of such Taxes pursuant to an agreement), sales or use tax, built-in gains tax, transfer tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax or occupation tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax, and including any Liability for the Tax of another Person by reason of being a member of a consolidated, composite, unitary or similar group.

Tax Item means any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases or decreases Taxes paid or payable.

Teachers shall have the meaning set forth in Section 5.4(b).

Third Party Claim shall have the meaning set forth in Section 9.4(a).

Title Commitments shall have the meaning set forth in Section 7.17(a).

Title Company shall have the meaning set forth in Section 4.2(k).

Title Defect shall have the meaning set forth in Section 7.17(c).

Title Policy shall have the meaning set forth in Section 4.2(k).

Titled Property shall have the meaning set forth in Section 7.17(a).

Trademarks shall mean trademarks, service marks, brand marks, registrations thereof, pending applications for registration thereof, renewals thereof, and such unregistered rights which are related to the Business, including any common law rights, and all goodwill specifically associated therewith.

Trade Names shall mean (i) trade names, (ii) brand names, and (iii) logos and all other names and slogans related to the Business, including all domain names.

Trade Secrets means trade secrets and other similar confidential or non-public business information related to the Business including ideas, formulas, compositions, technical documentation, operating manuals and guides, plans, designs, sketches, inventions, production molds, product specifications, equipment lists, engineering reports and drawings, architectural and engineering plans, manufacturing and production processes and techniques; drawings, specifications, plans, proposals, research records, inspection processes, invention records and technical data; financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, licensing records, advertising and promotional materials, service and parts records, warranty records, maintenance records and similar records; and all other Know-how.

Transaction Expenses shall have the meaning set forth in paragraph (a) of Schedule 2.2.

Transferred Specialty Chemicals Property shall have the meaning set forth in Section 1.3(i).

Transfer Taxes shall have the meaning set forth in Section 3.5.

Transition Services Agreements shall have the meaning set forth in Section 4.2(q).

Working Capital shall have the meaning set forth in Section 3.3(d).

Zoning Reports shall have the meaning set forth in Section 4.2(m).